                                             Filed Pursuant to Rule 424(b)(1)
                                             Registration Number 333-48029

                                2,000,000 SHARES

                                      LOGO

                                  COMMON STOCK
                               ------------------

     All of the 2,000,000 shares of Common Stock (the "Common Stock") offered hereby are being sold by Waste Connections, Inc. (the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. For information relating to factors to be considered in determining the initial public offering price, see "Underwriting." The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "WCNX."
                               ------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT
      SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================================
                                                   PRICE              UNDERWRITING            PROCEEDS
                                                     TO              DISCOUNTS AND               TO
                                                   PUBLIC             COMMISSIONS            COMPANY(1)
------------------------------------------------------------------------------------------------------------
Per Share.................................         $12.00                $0.84                 $11.16
------------------------------------------------------------------------------------------------------------
Total(2)..................................      $24,000,000            $1,680,000           $22,320,000
============================================================================================================

(1) Before deducting expenses of the offering payable by the Company estimated at $1,200,000.

(2) The Company has granted the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $27,600,000, $1,932,000 and $25,668,000, respectively. See "Underwriting."
                               ------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of BT Alex. Brown Incorporated, Baltimore, Maryland, on or about May 28, 1998.

BT ALEX. BROWN                                                  CIBC OPPENHEIMER

                  THE DATE OF THIS PROSPECTUS IS MAY 22, 1998.

     This Prospectus contains registered service marks, trademarks and trade names of the Company, including the Waste Connections, Inc. name and logo.

     The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent auditors and with quarterly reports containing unaudited interim consolidated financial information for each of the first three quarters of each fiscal year.
                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted herein, all information in this Prospectus: (i) gives effect to the automatic conversion upon consummation of this offering of all outstanding shares of Series A Preferred Stock into 2,499,998 shares of Common Stock; and (ii) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock," "Underwriting" and Notes 8 and 9 of Notes to the Company's Financial Statements included elsewhere herein. Unless otherwise specified herein, all references to the "Company" or "Waste Connections" mean Waste Connections, Inc. and its subsidiaries, and all references to "solid waste" mean non-hazardous solid waste.

                                  THE COMPANY

     Waste Connections is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S. As of May 15, 1998, the Company served more than 139,000 commercial, industrial and residential customers in Washington, California, Idaho, Wyoming and South Dakota. The Company currently owns nine collection operations and operates three transfer stations, one Subtitle D landfill and one recycling facility. See "Business -- Introduction" and "-- Services."

     Waste Connections was founded in September 1997 to execute an acquisition-based growth strategy in secondary markets of the Western U.S. The Company has acquired ten solid waste services businesses since its formation and has identified more than 300 independent operators of such businesses in the states where it currently operates, many of which it believes may be suitable for acquisition by the Company. In addition, the Company is currently assessing potential acquisitions of solid waste services operations in several other Western States. See "Business -- Acquisition Program."

     The Company has targeted secondary markets in the Western U.S. because it believes that (i) a large number of independent solid waste services companies suitable for acquisition by the Company are located in these markets; (ii) there is less competition in these markets from large, well-capitalized solid waste services companies; and (iii) these markets have strong projected economic and population growth rates. In addition, the Company's senior management team has extensive experience acquiring and operating solid waste services businesses in the Western U.S.

     The Company has developed a market-based operating strategy tailored to the competitive and regulatory factors that affect its markets. In certain Western U.S. markets, where waste collection services are governed by exclusive franchise agreements, municipal contracts and governmental certificates (referred to in Washington as "G certificates"), the Company generally intends to pursue a collection-based operating strategy. In these markets, the Company believes that controlling the waste stream by providing collection services under exclusive franchise agreements, municipal contracts and governmental certificates is often more important to a solid waste services company's growth and profitability than owning or operating landfills. In markets where the Company considers ownership of landfills advantageous due to competitive and regulatory factors, the Company generally intends to pursue an integrated, disposal-based strategy. See "Business -- Strategy."

     The Company's objective is to build a leading solid waste services company in the secondary markets of the Western U.S. by (i) acquiring collection, transfer, disposal and recycling operations in new markets and through "tuck-in" acquisitions in existing markets; (ii) securing additional exclusive franchises, municipal contracts and governmental certificates; (iii) generating internal growth in existing markets by increasing market penetration and adding services to its existing operations; and (iv) enhancing profitability by increasing operating efficiencies of existing and acquired operations. The Company believes that the experience of the members of its senior management team and their knowledge of and reputation in the solid waste industry in the

Company's targeted markets will provide the Company with competitive advantages as it pursues its growth strategy. See "Business -- Strategy."

     The Company was incorporated in Delaware in 1997. Its principal executive offices are located at 2260 Douglas Boulevard, Suite 280, Roseville, California 95661, and its telephone number is (916) 772-2221.

                                   BACKGROUND

     In September 1997, the Company joined with two other parties to bid on certain solid waste and recycling businesses offered for sale by Browning-Ferris Industries, Inc. ("BFI"). The Company acquired the stock of Browning-Ferris Industries of Washington, Inc., a provider of solid waste services to more than 78,000 customers through three municipal contracts and one G certificate in and around Clark County, Washington, and the stock of its subsidiary, Fibres International, Inc., a provider of solid waste services to more than 24,000 customers through eight municipal contracts and one G certificate in King and Snohomish Counties, Washington. The acquired companies subsequently changed their names to Waste Connections of Washington, Inc. and Waste Connections International, Inc., respectively. The two other parties acquired selected BFI solid waste collection and transportation assets and operations in Idaho, and BFI's recycling assets and operations in Washington, Idaho and Oklahoma.

                              RECENT DEVELOPMENTS

MADERA ACQUISITION

     Effective February 1, 1998, the Company acquired Madera Disposal Systems, Inc. ("Madera"), an integrated solid waste services company operating in north central California, with 1997 revenues of approximately $7.8 million. In connection with the Madera acquisition, the Company acquired one franchise agreement and one municipal contract, pursuant to which it serves more than 9,000 commercial, industrial and residential customers, and agreements to operate two transfer stations, one Subtitle D landfill (the "Fairmead Landfill") and one recycling facility. The Fairmead Landfill is estimated to have a remaining life of approximately 26 years.

IDAHO ACQUISITIONS

     On January 30, 1998, the Company acquired from affiliates of the Company the stock of Waste Connections of Idaho, Inc., a provider of solid waste collection services to more than 10,000 customers in and around Idaho Falls and Pocatello, Idaho. Waste Connections of Idaho, Inc. was formed in September 1997 by affiliates of the Company for the purpose of acquiring certain assets of Browning-Ferris Industries of Idaho, Inc. See "Certain Transactions."

     Effective March 1, 1998, the Company acquired certain solid waste collection assets from Hunter Enterprises, Inc., a solid waste services company located in eastern Idaho that serves approximately 2,800 customers.

WYOMING ACQUISITIONS

     On April 8, 1998, the Company acquired solid waste collection assets from A-1 Disposal, Inc. and Jesse's Disposal, which together serve approximately 2,300 customers in northeastern Wyoming.

     On May 11, 1998, the Company acquired T&T Disposal, Inc., a provider of solid waste and recyclables collection services to more than 500 customers in eastern Wyoming.

SOUTH DAKOTA ACQUISITIONS

     On May 8, 1998, the Company acquired Sowers' Sanitation, Inc. and Sunshine Sanitation Incorporated, providers of solid waste and recyclables collection services to an aggregate of more than 7,000 customers in western South Dakota.

LETTERS OF INTENT TO ACQUIRE ADDITIONAL OPERATIONS

     As of May 15, 1998, the Company had entered into nonbinding, preliminary letters of intent relating to the possible acquisition of five collection and transfer companies and one integrated collection and landfill company, which the Company estimates represent aggregate annualized revenues of more than $17.0 million, and which would result in expansion into five new markets. There can be no assurance that actual revenues realized by the Company from the successful acquisition of these potential acquisition candidates will not differ materially from the Company's estimate or that any of these letters of intent will lead to completed acquisitions on the terms currently contemplated. Management of the Company does not believe that the consummation of any of the foregoing potential acquisitions is probable.

AMENDMENT AND INCREASE OF CREDIT FACILITY

     On April 21, 1998, the Company received a preliminary letter of commitment to amend and increase its credit facility with a syndicate of banks led by BankBoston, N.A. The amendment is contingent on this offering and will, among other things, increase the Company's borrowing capacity from $25.0 million to $60.0 million, modify certain covenants and lower the Company's borrowing costs. As of May 15, 1998, the aggregate outstanding principal indebtedness under the current credit facility was approximately $20.1 million.

                                  THE OFFERING

Common Stock offered by the Company..................    2,000,000 shares
Common Stock to be outstanding after this offering...    7,932,724 shares(1)
Use of proceeds......................................    Repayment of existing indebtedness
                                                         and for general corporate purposes,
                                                         including possible acquisitions and
                                                         capital expenditures.
Nasdaq National Market symbol........................    WCNX

---------------

(1) Excludes 2,281,600 shares of Common Stock issuable upon the exercise of warrants and options outstanding as of May 15, 1998, at a weighted average exercise price of $3.69 per share. See "Management -- Stock Option Plan," "Certain Transactions" and Note 9 of Notes to the Company's Financial Statements included elsewhere herein.

                            WASTE CONNECTIONS, INC.
         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               PERIOD FROM
                                                                INCEPTION      PRO FORMA AS        THREE MONTHS ENDED
                                                              (SEPTEMBER 9,      ADJUSTED            MARCH 31, 1998
                                                              1997) THROUGH     YEAR ENDED    -----------------------------
                                                               DECEMBER 31,    DECEMBER 31,                   PRO FORMA
                                                                   1997          1997(1)        ACTUAL      AS ADJUSTED(1)
                                                              --------------   ------------   ----------   ----------------
STATEMENTS OF OPERATIONS DATA:
  Revenues..................................................    $    6,237      $   35,013    $    7,601      $    8,462
  Cost of operations........................................         4,703          26,114         5,397           6,017
  Selling, general and administrative.......................           619           4,252           770             897
  Depreciation and amortization.............................           354           2,431           541             623
  Start-up and integration..................................           493             493            --              --
  Stock compensation........................................         4,395           4,395           320             320
                                                                ----------      ----------    ----------      ----------
  Income (loss) from operations.............................        (4,327)         (2,672)          573             605
  Interest expense..........................................        (1,035)             --          (301)             --
  Other income (expense), net...............................           (36)            151            --              16
                                                                ----------      ----------    ----------      ----------
  Income (loss) before income taxes.........................        (5,398)         (2,521)          272             621
  Income tax (provision) benefit............................           332            (781)         (237)           (377)
                                                                ----------      ----------    ----------      ----------
  Net income (loss).........................................    $   (5,066)     $   (3,302)   $       35      $      244
                                                                ==========      ==========    ==========      ==========
  Redeemable convertible preferred stock accretion..........    $     (531)     $       --    $     (572)     $       --
                                                                ----------      ----------    ----------      ----------
  Net loss applicable to common stockholders................    $   (5,597)     $   (3,302)   $     (537)     $      244
                                                                ==========      ==========    ==========      ==========
  Basic net income (loss) per share.........................    $    (2.99)     $    (0.45)   $    (0.23)     $     0.03
                                                                ==========      ==========    ==========      ==========
  Shares used in calculating basic net income
    (loss) per share........................................     1,872,567       7,372,565     2,311,111       7,811,109
  Diluted net income per share..............................                                                  $     0.03
                                                                                                              ==========
  Shares used in calculating diluted net income per share...                                                   8,835,415
  Pro forma basic net income (loss) per share(2)............    $    (1.16)                   $     0.01
                                                                ==========                    ==========
  Shares used in calculating pro forma basic net income
    (loss) per share........................................     4,372,565                     5,811,109
  Pro forma diluted net income per share(2).................                                  $     0.01
                                                                                              ==========
  Shares used in calculating pro forma diluted
    net income per share....................................                                   6,835,415

                                                                                   MARCH 31, 1998
                                                              DECEMBER 31,   --------------------------
                                                                  1997        ACTUAL     AS ADJUSTED(3)
                                                              ------------   ---------   --------------
BALANCE SHEET DATA:
  Cash......................................................    $   820      $   2,386     $   7,094
  Working capital...........................................        836            988         5,696
  Property and equipment, net...............................      4,185          7,316         7,316
  Total assets..............................................     18,880         41,033        45,741
  Long-term debt(4).........................................      6,762         16,289            --
  Redeemable convertible preferred stock....................      7,523          8,095            --
  Redeemable common stock(5)................................         --          7,500            --
  Total stockholders' equity (deficit)......................       (551)         1,181        37,773

                       (see footnotes on following page)

---------------
(1) Assumes the Company's acquisitions of Madera Disposal Systems, Inc., Waste Connections of Idaho, Inc. and predecessor and the Company's predecessors occurred on January 1, 1997, adjusted to reflect the sale of the Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Unaudited Pro Forma Financial Statements."

(2) Adjusted to reflect the conversion of all outstanding shares of redeemable convertible Preferred Stock for the period from inception through December 31, 1997, and the conversion of redeemable convertible Preferred Stock and all outstanding shares of redeemable Common Stock for the three months ended March 31, 1998, as if such conversions had occurred as of the first day of each of the periods presented. See Note 11 of Notes to the Company's Financial Statements included elsewhere herein for an explanation of the pro forma historical per share calculations.

(3) Adjusted to reflect the sale of the Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom, as described in "Use of Proceeds."

(4) Excludes redeemable Common Stock and redeemable convertible Preferred Stock.

(5) Common Stock issued in connection with the acquisition of Madera is redeemable in certain circumstances, as defined in the Stock Purchase Agreement between the Company and the Madera shareholders; however, the redemption right expires upon the closing of this offering. See Notes 2 and 9 of Notes to the Company's Financial Statements included elsewhere herein.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered by this Prospectus. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the Prospectus generally. The cautionary statements contained in this Prospectus should be read as applying to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here as a result of various factors, including without limitation those discussed below and elsewhere in this Prospectus.

     Limited Operating History; Integration of Completed Acquisitions. The Company was formed in September 1997 and commenced operations on October 1, 1997. Accordingly, the Company has only a limited operating history upon which to base an evaluation of its business and its prospects. The disclosures regarding the Company contained in this Prospectus must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. In addition, there can be no assurance that the Company's recently assembled senior management team will be able to manage the Company successfully and implement the Company's operating and growth strategies effectively.

     The Company's effective integration of acquired businesses into its organization and operations is and will continue to be important to the Company's growth and future financial performance. A part of the Company's strategy is to achieve economies of scale and operating efficiencies by increasing its size through acquisitions. These goals may not be achieved unless the Company effectively combines the operations of acquired businesses with its existing operations. Because of the Company's limited operating history, there can be no assurance that its recently assembled senior management team will succeed in integrating the Company's completed and future acquisitions. Any difficulties the Company encounters in the integration process could have a material adverse effect on its business, financial condition and results of operations.

     Growth Strategy Implementation; Ability to Manage Growth. The Company's growth strategy includes (i) expanding through acquisitions, (ii) acquiring additional exclusive franchise agreements and municipal contracts and (iii) generating internal growth. The Company's ability to execute its growth strategy will depend on a number of factors, including the success of existing and emerging competition, the availability of acquisition targets, the ability to maintain profit margins in the face of competitive pressures, the ability to continue to recruit, train and retain qualified employees, the strength of demand for the Company's services and the availability of capital to support its growth.

     If the Company is able to execute its growth strategy, it may experience periods of rapid growth. Such growth, if it occurs, could place a significant strain on the Company's management, operational, financial and other resources. The Company's ability to maintain and manage its growth effectively will require it to expand its management information systems capabilities and its operational and financial systems and controls. Moreover, the Company will need to attract, train, motivate, retain and manage additional senior managers, technical professionals and other employees. Any failure to expand the Company's operational and financial systems and controls or to recruit and integrate appropriate personnel at a pace consistent with the Company's revenue growth would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy."

     Availability of Acquisition Targets. The Company expects that a substantial part of its future growth will come from acquiring solid waste collection, transfer and disposal operations. While the Company has identified numerous acquisition candidates that it believes are suitable, no assurance can be given that the Company will be able to negotiate their acquisition at prices or on terms and conditions favorable to the Company. The Company's failure to implement its acquisition strategy successfully would limit its potential growth. See "Business -- Strategy" and "-- Acquisition Program."

     The Company competes for acquisition candidates with other entities, some of which have greater financial resources than the Company. Increased competition for acquisition candidates may result in fewer acquisition opportunities being available to the Company, as well as less attractive acquisition terms, including increased purchase prices. These circumstances may increase acquisition costs to levels that are beyond the Company's financial capability or pricing parameters or that may have an adverse effect on the Company's results of operations and financial condition. A significant factor in its ability to consummate acquisitions after completion of this offering will be the relative attractiveness of shares of the Company's Common Stock as consideration for potential acquisition candidates. This attractiveness may depend in large part on the relative market price and capital appreciation prospects of the Common Stock compared to the equity securities of the Company's competitors. If the market price of the Company's Common Stock were to decline materially over a prolonged period of time, the Company's acquisition program could be materially adversely affected.

     Highly Competitive Industry. The solid waste services industry is highly competitive and fragmented and requires substantial labor and capital resources. Certain of the markets in which the Company competes or will likely compete are served by one or more large, national solid waste companies, as well as by numerous regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill. The Company also competes with counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. These counties, municipalities and solid waste districts may have financial advantages over the Company, because of their access to user fees and similar charges, tax revenues and tax-exempt financing. Certain of the Company's competitors may also be better capitalized, have greater name recognition or be able to provide services at a lower cost than the Company. The Company's inability to compete with governmental service providers and larger and better capitalized companies could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company derives a substantial portion of its revenue from exclusive municipal contracts and franchise agreements, of which a significant number will be subject to competitive bidding at some time in the future. See
"Business -- Services." The Company intends to bid on additional municipal contracts and franchise agreements as a means of adding customers. There can be no assurance that the Company will be the successful bidder to obtain or retain contracts that come up for competitive bidding. In addition, some of the Company's contracts may be terminated by the customer before the end of the contract term. Municipalities in Washington may by law annex unincorporated territory, which would remove such territory from the area covered by G certificates issued by the Washington Utilities and Transportation Commission. Such annexation could reduce the areas covered by the Company's G certificates and subject more of the Company's Washington operations to competitive bidding in the future. Moreover, the laws governing G Certificates could be amended or repealed by legislative action, which action could have a material adverse effect on the Company. See "Business -- G Certificates." The Company's inability to replace revenues from contracts lost through competitive bidding or early termination or the renegotiation of existing contracts with other revenues within a reasonable time period could have a material adverse effect on the Company's business, financial condition and results of operations.

     Intense competition exists not only to provide services to customers but also to acquire other businesses within each market. Other companies have adopted or should be expected to adopt the Company's strategy of acquiring and consolidating regional and local businesses to develop a national presence. Increasing consolidation in the solid waste services industry is expected to increase competitive pressures. See "Business -- Competition."

     Potential Inability to Finance the Company's Potential Growth. The Company anticipates that any future business acquisitions will be financed through cash from operations, borrowings under its bank line of credit, the issuance of shares of the Company's Common Stock and/or seller financing. If acquisition candidates are unwilling to accept, or the Company is unwilling to issue, shares of the Company's Common Stock as part of the consideration for such acquisitions, the Company may be required to use more of its available cash resources or borrowings under its credit facility to fund such acquisitions. To the extent that cash from operations and borrowings under the Company's credit facility are insufficient to fund acquisitions, the Company will require additional equity and/or debt financing. Additionally, growth through the development or acquisition of new landfills, transfer stations and other facilities, as well as the ongoing maintenance of such landfills, transfer stations or other facilities, may require substantial capital expenditures. There can be no assurance that the Company will have sufficient existing capital resources or be able to raise sufficient additional capital resources on terms satisfactory to the Company to meet any or all of the foregoing capital requirements.

     The terms of the Company's credit facility require the Company to obtain the consent of the lending banks prior to consummating acquisitions of other businesses for cash consideration (including all liabilities assumed) in excess of $3.0 million. In addition, the Company may not incur aggregate indebtedness greater than $250,000 to sellers in acquisition transactions without its lenders' consent. The Company's inability to obtain such consent could prevent the Company from completing certain acquisitions, which could inhibit the Company's ability to execute its growth strategy. Furthermore, the Company's credit facility contains various financial covenants predicated on the Company's current and projected financial condition following completion of an acquisition. If the Company is unable to satisfy these financial covenants on a pro forma basis following completion of an acquisition, it would be unable to complete the acquisition without a waiver from its lending banks. Whether or not a waiver is needed, if the results of the Company's future operations differ materially from those that are anticipated, the Company may no longer be able to comply with the covenants in the credit facility. The Company's failure to comply with such covenants may result in a default under the credit facility, which could result in acceleration of the date for repayment of debt incurred under the credit facility and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 5 of Notes to the Company's Financial Statements.

     Dependence on Management. The Company depends significantly on the services of the members of its senior management team, the loss of any of whom may have a material adverse effect on the Company's business, financial condition and results of operations. The Company currently maintains "key man" life insurance with respect to Ronald J. Mittelstaedt, its President, Chief Executive Officer and Chairman, in the amount of $3.0 million. See "Management." Key members of the Company's management have entered into employment agreements with the Company with terms ranging from three to five years. See
"Management -- Employment Agreements." No assurance can be given that these agreements would be enforceable by the Company.

     Geographic Concentration. The Company's operations and customers are located in Washington, California, Idaho, Wyoming and South Dakota, and the Company expects to focus its operations on the Western U.S. for at least the foreseeable future. As of March 31, 1998, approximately 74% of the Company's total annualized revenues were derived from customers located in Washington. Therefore, the Company's business, financial condition and results of operations are susceptible to downturns in the general economy in the Western U.S., particularly in Washington, and other factors affecting the region, such as state regulations affecting the solid waste services industry and severe weather conditions. In addition, the costs and time involved in permitting, and the scarcity of, available landfills in the Western U.S. could make it difficult for the Company to expand vertically in those markets. There can be no assurance that the Company will complete a sufficient number of acquisitions in other markets to lessen its geographic concentration. See "Business -- Strategy."

     Seasonality of Business. Based on historic trends experienced by the businesses acquired by the Company, the Company's results of operations will vary seasonally, with revenues typically lowest in the first quarter of the year, higher in the second and third quarters, and lower in the fourth quarter than in the second and third quarters. This seasonality reflects the lower volume of solid waste generated during the late fall, winter and early spring months, resulting from decreased solid waste volume relating to construction and demolition activities during the winter months in the Western U.S. In addition, certain of the Company's operating costs should be generally higher in the winter months, because adverse winter weather conditions slow waste collection activities, resulting in higher labor costs, and greater precipitation increases the weight of collected waste, resulting in higher disposal costs, which are calculated on a per ton basis. Because a majority of the Company's operating expenses are expected to remain fairly constant throughout the fiscal year, operating income should be expected to be generally lower in the winter months. There can be no assurance that future seasonal and quarterly fluctuations will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Government Regulation. The Company is subject to extensive and evolving environmental laws and regulations, the enforcement of which has become increasingly stringent in recent years as a result of greater public interest in protecting the environment. These laws and regulations impose substantial costs on the Company and affect the Company's business in many ways, including as set forth below and under "Business -- Regulation." In addition, the nature and extent to which federal, state and local governments grant rights to and impose restrictions on companies in the solid waste services industry is inherently subject to change, and such changes could have a material adverse effect on the Company.

     If the Company implements its strategy for landfill ownership and operation, it will be necessary to obtain and maintain in effect one or more licenses or permits, as well as zoning, environmental and/or other land use approvals. These licenses or permits and approvals are difficult and time-consuming to obtain and renew and are frequently subject to opposition by various elected officials or citizens' groups. See "Business -- Legal Proceedings." There can be no assurance that the Company will be successful in obtaining and maintaining in effect the permits and approvals required for the successful ownership or operation (including capacity increases) of any future landfill activities engaged in by the Company, and the failure by the Company to obtain or maintain in effect a permit or approval significant to its landfill business could have a material adverse effect on the Company's results of operations and financial condition.

     The design, operation and closure of landfills is extensively regulated. These regulations include, among others, the regulations ("Subtitle D Regulations") establishing minimum federal requirements adopted by the U.S. Environmental Protection Agency (the "EPA") in October 1991 under Subtitle D of the Resource Conservation and Recovery Act of 1976 ("RCRA"). Failure to comply with these regulations could require the Company to undertake investigatory or remedial activities, to curtail operations or to close a landfill temporarily or permanently. Future changes to these regulations may require the Company to modify, supplement or replace equipment or facilities at costs that may be substantial. The failure of regulatory agencies to enforce these regulations vigorously or consistently may give an advantage to competitors of the Company whose facilities do not comply with the Subtitle D Regulations or their state counterparts. The Company's financial obligations arising from any failure to comply with these regulations could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Companies in the solid waste services business, including the Company, are frequently subject in the normal course of business to judicial and administrative proceedings involving federal, state or local agencies or citizens' groups. Governmental agencies may seek to impose fines or penalties on the Company or to revoke or deny renewal of the Company's operating permits, franchises or licenses for violations or alleged violations of environmental laws or regulations or require the Company to make expenditures to remediate potential environmental problems relating to waste disposed of or stored by the Company or its predecessors, or resulting from its or its predecessors' transportation and collection operations. The Company may also be subject to actions brought by individuals or community groups in connection with the permitting, franchising or licensing of its operations, any alleged violation of such permits, franchises or licenses or other matters. Any adverse outcome in these proceedings could have a material adverse effect on the Company's business, financial condition and results of operations and may subject the Company to adverse publicity. See "Potential Environmental Liability" below and "Business -- Legal Proceedings."

     Potential Environmental Liability. The Company is subject to liability for any environmental damage that its solid waste facilities may cause, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water. The Company's potential liability includes damage resulting from conditions existing prior to the acquisition of such facilities by the Company. The Company may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Company or its predecessors. Any substantial liability for environmental damage incurred by the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Regulation."

     The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), imposes strict, joint and several liability on the present owners and operators of facilities from which a release of hazardous substances into the environment has occurred, as well as any party that owned or operated the facility at the time of disposal of the hazardous substances, regardless of when the hazardous substance was first detected. CERCLA defines the term "hazardous substances" very broadly to include more than 700 substances that are specified under RCRA, have specific hazardous characteristics defined under RCRA or are regulated under any of several other statutes.

     Similar liability is imposed on the generators of waste that contains hazardous substances and on hazardous substance transporters that select the treatment, storage or disposal site. All such persons, who are referred to as potentially responsible parties ("PRPs"), generally are jointly and severally liable for the expense of waste site investigation, waste site cleanup costs and natural resource damages, regardless of whether they exercised due care and complied with all relevant laws and regulations. These costs can be very substantial. Furthermore, such liability can be based on the existence of even very small amounts of hazardous substances; unlike most of the other statutes that regulate hazardous substances, CERCLA does not require any minimum volume or concentration of a hazardous substance to be present before imposing liability. It is likely that hazardous substances have in the past come to be located in landfills with which the Company is or will become associated. If any of the Company's sites or operations ever experiences environmental problems, the Company could be subject to substantial liability, which could have a material adverse effect on its business, financial condition and results of operations. The Company has not been named as a PRP in any action brought under CERCLA. See "Business -- Regulation."

     With respect to each business that the Company acquires or has acquired, there may be liabilities that the Company fails or is unable to discover, including liabilities arising from noncompliance with environmental laws by prior owners, and for which the Company, as a successor owner, may be legally responsible. Representations, warranties and indemnities from the sellers of such businesses, if obtained and if legally enforceable, may not cover fully the resulting environmental liabilities, because of their limited scope, amount or duration, the financial limitations of the warrantor or indemnitor or other reasons. Certain environmental liabilities, even though expressly not assumed by the Company, may nonetheless be imposed on the Company under certain legal theories of successor liability, particularly under CERCLA. The Company's insurance program does not cover liabilities associated with any environmental cleanup or remediation of the Company's own sites. An uninsured claim against the Company, if successful and of sufficient magnitude, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Acquisition Program."

     Limitations on Landfill Permitting and Expansion. The Company currently owns no landfills and operates only one landfill. The Company's ability to meet its growth objectives may depend in part, however, on its ability to acquire, lease and expand landfills and develop new landfill sites. As of May 15, 1998, the estimated total remaining permitted disposal capacity of the Fairmead Landfill in Madera County, California operated by the Company was approximately 600,000 tons, with approximately 3.5 million additional tons of disposal capacity in various stages of permitting. There can be no assurance that the Company will be successful in obtaining new landfill sites or expanding the permitted capacity of the Fairmead Landfill once its remaining permitted disposal capacity has been consumed.

     In some areas in which the Company operates, suitable land for new sites or expansion of existing landfill sites may be unavailable. Landfills in states in which the Company operates are subject to state regulations and practices that generally require operating permits to be renewed at least every five years. The process of obtaining required permits and approvals to build, operate and expand solid waste management facilities, including landfills and transfer stations, has become increasingly difficult and expensive, often taking several years, requiring numerous hearings and compliance with zoning, environmental and other requirements and often subject to resistance from citizen, public interest or other groups. There can be no assurance that the Company will succeed in obtaining or maintaining the permits it requires to expand or that such permits will not contain burdensome terms and conditions. Even when granted, final permits to expand are often not approved until the remaining permitted disposal capacity of a landfill is very low. Furthermore, local laws and ordinances also may affect the Company's ability to obtain permits to expand landfills. If the Company were to exhaust its permitted capacity at a landfill, its ability to expand internally would be limited, and the Company could be required to cap and close that landfill and forced to dispose of collected waste at more distant landfills or at landfills operated by its competitors. The resulting increased costs would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Services -- Landfills."

     Alternatives to Landfill Disposal; Waste Reduction Programs. Alternatives to landfill disposal, such as recycling, composting and incineration, are available in some areas in which the Company operates. In addition, state and local authorities increasingly mandate recycling and waste reduction at the source and prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. These developments may result in the volume of waste being reduced in certain areas. For example, California has adopted plans that set goals for percentages of certain solid waste items to be recycled, which are being phased in over the next several years. Increased use of alternatives to landfill disposal may have a material adverse effect on the Company's business, financial condition and results of operations.

     Potential Inadequacy of Accruals for Closure and Post-Closure
Costs. Although the Company currently owns no landfills and operates only one landfill, it may own and/or operate additional landfills in the future. In such case, the Company will have material financial obligations relating to closure and post-closure costs of landfills and any disposal facilities that it owns or operates. The Company will in the future provide accruals for future financial obligations relating to closure and post-closure costs of its owned or operated landfills (generally for a term of 30 years after final closure of a landfill), based on engineering estimates of consumption of permitted landfill airspace over the useful life of any such landfill. There can be no assurance that the Company's financial obligations for closing or post-closing costs will not exceed the amount accrued and reserved or amounts otherwise receivable pursuant to funds or reserves established for such purpose. Such a circumstance could have a material adverse effect on the Company's business, financial condition and results of operation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Services -- Landfills."

     Incurrence of Charges Related to Capitalized Expenditures. In accordance with generally accepted accounting principles, the Company capitalizes certain expenditures and advances relating to acquisitions, pending acquisitions and landfill development projects. Indirect acquisition costs such as executive salaries, general corporate overhead, public affairs and other corporate services are expensed as incurred. The Company's policy is to charge against earnings any unamortized capitalized expenditures and advances (net of any portion thereof that the Company estimates will be recoverable, through sale or otherwise) relating to any operation that is permanently shut down, any pending acquisition that is not consummated and any landfill development project that is not expected to be completed successfully. Therefore, the Company may be required to incur a charge against earnings in future periods, which charge, depending on its magnitude, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Potential Inability to Obtain Performance or Surety Bonds, Letters of Credit or Insurance. Municipal solid waste services contracts and landfill closure obligations may require performance or surety bonds, letters of credit, or other means of financial assurance to secure contractual performance. Ten of the Company's existing 34 solid waste collection and recycling contracts require the Company to obtain performance bonds, which it has obtained. If the Company in the future were unable to obtain performance or surety bonds or letters of credit in sufficient amounts or at acceptable rates, it could be precluded from entering into additional municipal solid waste services contracts or obtaining or retaining landfill operating permits. Any future difficulty in obtaining insurance could also impair the Company's ability to secure future contracts conditioned on the contractor's having adequate insurance coverage. Accordingly, the failure of the Company to obtain performance or surety bonds, letters of credit or other means of financial assurance or to maintain adequate insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Risk Management, Insurance and Performance Bonds."

     Commodity Risk Upon Resale of Recyclables. The Company provides recycling services to some of its customers. The sale prices of and demand for recyclable waste products, particularly wastepaper, have been, and may continue to be, volatile and subject to changing market conditions. Accordingly, the Company's results of operations may be affected by changing resale prices or demand for certain recyclable waste products, particularly wastepaper. These changes may contribute to variability in the Company's period-to-period results of operations. See "Business -- Services -- Recycling and Other Services."

     Potential Anti-Takeover Effect of Certain Charter and By-Law Provisions and Delaware Law. The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and Amended and Restated By-Laws (the "Restated By-Laws") provide for the Company's Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, beginning in 1998, approximately one-third of the Company's Board will be elected each year. The classified Board is designed to ensure continuity and stability in the Board's composition and policies in the event of a hostile takeover attempt or proxy contest. The classification of the Board would extend the time required to effect any changes in control of the Board and may discourage any hostile takeover bid for the Company. The classified Board may also make the removal of the Company's incumbent management more difficult, even if such removal would be beneficial to stockholders generally, and therefore may discourage certain tender offers.

     The authorized capital of the Company includes 10,000,000 shares of "blank check" Preferred Stock, of which 2,500,000 shares have been authorized and 2,499,998 shares have been issued as Series A Preferred Stock. All outstanding shares of Series A Preferred Stock automatically convert into shares of Common Stock on a one-for-one basis upon the closing of this offering. The Board of Directors has the authority to issue shares of Preferred Stock and to determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of these shares of Preferred Stock without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any additional Preferred Stock. See "Description of Capital Stock."

     The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. These provisions, and provisions of the Restated Certificate of Incorporation and Restated By-Laws, may deter hostile takeovers or delay or prevent changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock -- Preferred Stock" and "-- Certain Statutory, Charter and By-Law Provisions."

     Shares Eligible for Future Sale; Registration Rights. The sale of substantial amounts of the Company's Common Stock in the public market following this offering (including shares issued on the exercise of outstanding warrants and stock options), or the perception that such sales could occur, could adversely affect prevailing market prices of the Company's Common Stock. All of the shares offered hereby will be freely saleable in the public market after completion of this offering, unless acquired by affiliates of the Company. The remaining 5,932,724 shares of Common Stock held by existing stockholders on completion of this offering will be "restricted securities," as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act. All of the shares outstanding prior to completion of this offering are subject to contractual restrictions that prohibit the stockholders from selling or otherwise disposing of such shares for a period of 180 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. The Company has also agreed not to sell any shares of Common Stock for 180 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated, except as consideration for business acquisitions, upon the exercise of currently outstanding stock options or warrants, or upon the issuance of options to employees, consultants and directors under the Company's 1997 Stock Option Plan and the exercise of such options. After this 180-day period expires, 4,749,998 of the shares of Common Stock that are either currently outstanding or will be outstanding on conversion of the currently outstanding Series A Preferred Stock will be eligible for resale in the public market under Rule 144 promulgated under the Securities Act. An additional 1,000,000 of the currently outstanding shares of Common Stock will become saleable in the public market in February 1999, an additional 132,726 of the currently outstanding shares will become saleable in the public market later in 1999, and an additional 50,000 of the currently outstanding shares of Common Stock will become saleable in the public market ratably over three years, in each case subject to the restrictions of Rule 144. In addition, certain stockholders, who after the closing of this offering will own approximately 5,849,998 shares of Common Stock, have the right for the five years after the closing of this offering, subject to certain conditions, to include their shares in future registration statements relating to the Company's securities and to cause the Company to register certain shares of Common Stock owned by them. See "Shares Eligible for Future Sale."

     After the completion of this offering, the Company intends to file a registration statement under the Securities Act to register all shares issuable on exercise of stock options or other awards granted or to be granted under its existing stock plan. See "Management -- 1997 Stock Option Plan." After the filing of such registration statement and subject to certain restrictions under Rule 144, those shares will be freely saleable in the public market immediately following exercise of such options.

     The Company currently intends to file a shelf registration statement covering up to an additional 3,000,000 shares of Common Stock under the Securities Act for its use in connection with future acquisitions. Such shares, when issued, could be freely saleable in the public market 180 days after the date of this Prospectus, or earlier on prior written approval of BT Alex. Brown Incorporated by persons not affiliated with the Company, unless the Company contractually restricts their resale. See "Shares Eligible for Future Sale" and "Underwriting."

     No Prior Public Market; Fluctuations in Quarterly Results; Potential Stock Price Volatility. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after completion of this offering. The initial public offering price was determined through negotiations between the Company and the representatives of the Underwriters based on several factors, and may not be indicative of the market price of the Common Stock after completion of this offering. See "Underwriting." The Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. Due to a variety of factors, including general economic conditions, government regulatory action, acquisitions, capital expenditures and other costs related to the expansion of operations and services, pricing changes and adverse weather conditions, it is possible that in some future quarter, the Company's operating results will be below the expectations of securities analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. The price of the Company's Common Stock may be highly volatile and is likely to be affected by the foregoing and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies whose securities are publicly traded. These broad market fluctuations, however, may adversely affect the market price of the publicly traded securities of such companies, including the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been commenced against such company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any adverse determination in any such litigation could also subject the Company to significant liabilities.

     Immediate and Substantial Dilution. Purchasers of shares of Common Stock in this offering will incur an immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price. Investors will experience additional dilution as a result of Common Stock being issued upon the exercise of outstanding stock options and warrants. To implement its acquisition strategy, the Company intends to register up to 3,000,000 additional shares of Common Stock for issuance in connection with future acquisitions. If shares of Common Stock are issued in connection with future acquisitions, purchasers of shares of Common Stock in this offering may experience additional dilution. See "Dilution" and "Shares Eligible for Future Sale."

     No Dividends. The Company does not intend to pay cash dividends on the Common Stock in the foreseeable future and anticipates that future earnings will be retained to finance future operations and expansion. In addition, the terms of the Company's credit facility prohibit the Company from paying dividends or making other payments with respect to its Common Stock without the consent of the lenders. See "Dividend Policy."

     Impact of the Year 2000. The Company will need to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 ("Year 2000") and thereafter. The Company expects to complete those modifications and upgrades during 1999. The total Year 2000 project cost is estimated to be approximately $100,000. To date, the Company has not incurred any costs related to the Year 2000 project. The Company does not believe that its expenditures relating to the Year 2000 project will be material. However, if the required Year 2000 modifications and conversions are not made or are not completed in a timely manner, the Year 2000 issue could materially affect the Company's operations.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) are estimated to be $21.1 million ($24.5 million if the Underwriters' overallotment option is exercised in full).

     The Company intends to use the net proceeds to reduce outstanding indebtedness under its credit facility with BankBoston, N.A. Approximately $20.1 million was outstanding under that facility as of May 15, 1998. The Company's credit facility provides for borrowing capacity of up to $25.0 million, presently bears interest based on either an adjusted prime rate or the Eurodollar rate plus 2.0% to 2.75% per annum (the applicable rate was 8.4% as of the date of this Prospectus) and will mature on January 30, 2001. The credit facility was obtained primarily to fund acquisitions and to refinance debt incurred in connection with the acquisition the Company completed in September 1997. The terms of the credit facility permit the Company to redraw on the credit facility as needed for future acquisitions and capital expenditures (subject to certain restrictions) and general corporate purposes. On April 21, 1998, the Company received a preliminary letter of commitment from its lender to amend and increase its credit facility. The amendment is contingent on the completion of this offering and will, among other things, increase the Company's borrowing capacity to $60.0 million, modify certain covenants and lower the Company's borrowing costs.

     The balance of the estimated net offering proceeds will be used for acquisitions, capital expenditures and working capital. Pending specific application of the net proceeds, the Company intends to invest unused net proceeds in short-term, interest-bearing securities. The Company continually evaluates potential acquisition candidates and intends to continue to pursue acquisition opportunities that may become available.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock, and the Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. The Company intends to retain all earnings for use in the operation and expansion of its business. In addition, the Company's credit facility contains restrictions on the payment of cash dividends. The Series A Preferred Stock provides for cumulative dividends, which the Company intends to pay in cash prior to the conversion of the Series A Preferred Stock into Common Stock upon consummation of this offering.

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 1998, (i) the long-term debt and capitalization of the Company on an historical basis, and (ii) such long-term debt and capitalization as adjusted to give effect to the sale by the Company of the 2,000,000 shares offered hereby, after deducting underwriting discounts and commissions and estimated offering expenses, after conversion of all outstanding shares of redeemable Common Stock and redeemable convertible Preferred Stock into 1,000,000 and 2,499,998 shares of Common Stock, respectively, after payment of $123,000 in accumulated Preferred Stock dividends, and after the application of a portion of the estimated net offering proceeds to repay indebtedness as described under "Use of Proceeds." This table should be read in conjunction with the Company's Financial Statements and Notes thereto and the Unaudited Pro Forma Financial Statements and Notes thereto, which are included elsewhere in this Prospectus. See "Description of Capital Stock."

                                                                   MARCH 31, 1998
                                                              -------------------------
                                                                   (IN THOUSANDS)
                                                              ACTUAL     AS ADJUSTED(1)
                                                              -------    --------------
Long-term debt, net.........................................  $16,289       $    --
                                                              -------       -------
Redeemable Convertible Preferred Stock, $.01 par value,
  2,500,000 shares authorized; 2,499,998 shares issued and
  outstanding actual; no shares issued and outstanding as
  adjusted..................................................    8,095            --
Redeemable Common Stock, $.01 par value; 1,000,000 shares
  issued and outstanding actual; no shares issued and
  outstanding as adjusted(2)................................    7,500            --
Stockholder's equity:
  Preferred Stock, $.01 par value, 7,500,000 shares
     authorized; no shares issued and outstanding actual and
     as adjusted............................................       --            --
  Common Stock, $.01 par value, 50,000,000 shares
     authorized; 2,350,000 shares issued and outstanding
     actual; 7,849,998 shares issued and outstanding as
     adjusted(3)............................................       24            79
  Additional paid-in capital................................    8,114        44,651
  Stockholder notes receivable..............................      (82)          (82)
  Deferred stock compensation(4)............................     (741)         (741)
  Accumulated deficit.......................................   (6,134)       (6,134)
                                                              -------       -------
  Total stockholders' equity (deficit)......................    1,181        37,773
                                                              -------       -------
          Total capitalization..............................  $33,065       $37,773
                                                              =======       =======

---------------
(1) A portion of the estimated net proceeds from this offering will be used to repay all of the Company's then outstanding indebtedness.

(2) Common Stock issued in connection with the acquisition of Madera is redeemable in certain circumstances. Upon completion of this offering, these shares will no longer be redeemable. See Notes 2 and 9 of Notes to the Company's Financial Statements included elsewhere herein.

(3) Excludes 2,276,300 shares issuable on the exercise of options and warrants outstanding at March 31, 1998, at a weighted average exercise price of $3.68 per share. See "Management -- 1997 Stock Option Plan," "Certain Transactions" and Note 9 of Notes to the Company's Financial Statements included elsewhere herein.

(4) Deferred stock compensation relates to stock options granted to employees with exercise prices below the estimated fair value of the stock on the date of grant. Deferred stock compensation is being amortized to stock compensation expense over the vesting periods of the respective stock options. See Notes 1 and 9 of Notes to the Company's Financial Statements included elsewhere herein.

                                    DILUTION

     The negative net tangible book value of the Company's Common Stock as of March 31, 1998, was $(9.0) million, or $(1.54) per share. Net tangible book value per share represents the amount of the Company's total tangible assets, less its total liabilities (excluding redeemable Common Stock and redeemable convertible Preferred Stock), divided by the total number of shares of Common and Preferred Stock (including redeemable stock) outstanding immediately prior to this offering.

     After giving effect to the sale by the Company of 2,000,000 shares of Common Stock in this offering (and after deduction of the underwriting discounts and commissions and estimated offering expenses), the Company's net tangible book value as of March 31, 1998, would have been approximately $12.0 million, or $1.54 per share of Common Stock. This represents an immediate increase in net tangible book value of approximately $3.08 per share to existing stockholders and an immediate dilution of net tangible book value of approximately $10.46 per share to new investors purchasing Common Stock in this offering, as illustrated in the following table:

Initial public offering price per share.....................              $12.00
     Negative net tangible book value per share prior to
      this offering.........................................    $(1.54)
     Increase in net tangible book value per share
      attributable to new investors.........................      3.08
                                                                ------
Net tangible book value per share after this offering.......                1.54
                                                                          ------
Dilution in net tangible book value per share to new
  investors.................................................              $10.46
                                                                          ======

     The following table sets forth, as of March 31, 1998, the difference between existing stockholders and new investors purchasing shares of Common Stock in this offering with respect to the number of shares purchased from the Company (before deduction of the underwriting discounts and commissions and estimated offering expenses), the total consideration paid and the average price per share paid:

                                       SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                     --------------------    ----------------------     PRICE
                                      NUMBER      PERCENT      AMOUNT       PERCENT   PER SHARE
                                     ---------    -------    -----------    -------   ---------
Existing stockholders..............  5,849,998      74.5%    $14,663,000      37.9%   $    2.51
New investors......................  2,000,000      25.5      24,000,000      62.1    $   12.00
                                     ---------     -----     -----------     -----
          Total....................  7,849,998     100.0%    $38,663,000     100.0%
                                     =========     =====     ===========     =====

     As of March 31, 1998, the Company had outstanding stock options and warrants exercisable for 2,276,300 shares of Common Stock at a weighted average exercise price of $3.68 per share. If these options and warrants are exercised, further dilution to new investors will occur. The Company may also issue additional shares to effect future business acquisitions or upon exercise of stock options granted in the future or other equity awards, which could result in additional dilution to then existing stockholders. See
"Management -- Executive Compensation -- Stock Options and Warrants."

         SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     The following table presents selected historical and pro forma consolidated statements of operations and balance sheet data of the Company and its predecessors for the periods indicated.

     The entities the Company acquired in September 1997 from BFI are collectively referred to herein as the Company's predecessors. BFI acquired the predecessor operations at various times during 1995 and 1996, and prior to being acquired by BFI, the predecessors operated as separate stand-alone businesses. The selected financial information of the Company's predecessors as of December 31, 1996, for the nine months ended September 30, 1997, and for the years ended December 31, 1995 and 1996 has been derived from audited financial statements included elsewhere in this Prospectus. The selected financial information of the Company as of December 31, 1997, and for the period from inception (September 9, 1997) through December 31, 1997, has been derived from audited financial statements included elsewhere in this Prospectus. The selected financial information of the Company's predecessors as of December 31, 1993, 1994 and 1995, and for the years ended December 31, 1993 and 1994 has been derived from financial statements that have not been audited. The selected financial information as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 has been derived from unaudited financial statements included elsewhere in this Prospectus. In the opinion of the Company's management, the unaudited financial data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The Company's operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. Various factors affect the year-to-year comparability of the amounts presented herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Basis of Presentation" and "-- Results of Operations" for additional information concerning the Company and its predecessor operations.

     The selected pro forma financial information for the three months ended March 31, 1998 and for the year ended December 31, 1997, gives effect to this offering and the Company's acquisitions of Waste Connections of Idaho, Inc., Madera Disposal Systems, Inc. and the Company's predecessors as of the dates and for the periods indicated, and has been derived from unaudited pro forma financial statements included elsewhere in this Prospectus. The pro forma financial information does not purport to represent what the Company's results actually would have been if such events had occurred at the dates indicated, nor does such information purport to project the results of the Company for any future period.

     The selected historical and pro forma financial information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the audited and unaudited Financial Statements and Notes thereto of the Company and its predecessors, and the Unaudited Pro Forma Financial Statements and Notes thereto included elsewhere in this Prospectus.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

         SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                              FIBRES
                                                                                                          INTERNATIONAL,
                                                                                                               INC.
                                              FIBRES       THE DISPOSAL       FIBRES       THE DISPOSAL    PERIOD FROM
                                          INTERNATIONAL,      GROUP       INTERNATIONAL,      GROUP         JANUARY 1,
                                               INC.          COMBINED          INC.          COMBINED          1995
                                            YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED       THROUGH
                                           DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    NOVEMBER 30,
                                               1993            1993            1994            1994            1995
                                          --------------   ------------   --------------   ------------   --------------
STATEMENTS OF OPERATIONS DATA(1):
 Revenues...............................      $3,787         $20,794          $5,610         $22,004          $7,340
 Cost of operations.....................       2,737          16,775           4,432          18,298           5,653
 Selling, general and administrative....         553           3,559             552           3,320             823
 Depreciation and amortization..........         428             520             642             606             715
                                              ------         -------          ------         -------          ------
 Income (loss) from operations..........          69             (60)            (16)           (220)            149
 Interest expense.......................         (78)           (390)           (191)           (548)           (162)
 Other income (expense), net............           1             684              (2)            871              98
                                              ------         -------          ------         -------          ------
 Income (loss) before income taxes......          (8)            234            (209)            103              85
 Income tax (provision) benefit.........          --             (77)             --              --             (29)
                                              ------         -------          ------         -------          ------
 Net income (loss)......................      $   (8)        $   157          $ (209)        $   103          $   56
                                              ======         =======          ======         =======          ======

                                                                           THE
                                                                         DISPOSAL
                                                                          GROUP
                                                                         COMBINED
                                                                          PERIOD
                                                         THE DISPOSAL      FROM      PREDECESSORS
                                          PREDECESSORS      GROUP       JANUARY 1,     COMBINED
                                           ONE MONTH       COMBINED        1996         PERIOD
                                             ENDED        YEAR ENDED     THROUGH        ENDED
                                          DECEMBER 31,   DECEMBER 31,    JULY 31,    DECEMBER 31,
                                              1995           1995          1996          1996
                                          ------------   ------------   ----------   ------------
STATEMENTS OF OPERATIONS DATA(1):
 Revenues...............................      $595         $19,660        $8,738       $13,422
 Cost of operations.....................       527          16,393         6,174        11,420
 Selling, general and administrative....        72           3,312         2,126         1,649
 Depreciation and amortization..........        74             628           324           962
                                              ----         -------        ------       -------
 Income (loss) from operations..........       (78)           (673)          114          (609)
 Interest expense.......................        (1)           (206)          (12)         (225)
 Other income (expense), net............         5              --         2,661          (147)
                                              ----         -------        ------       -------
 Income (loss) before income taxes......       (74)           (879)        2,763          (981)
 Income tax (provision) benefit.........        --             298          (505)           --
                                              ----         -------        ------       -------
 Net income (loss)......................      $(74)        $  (581)       $2,258       $  (981)
                                              ====         =======        ======       =======

                                                          WASTE
                                                    CONNECTIONS, INC.
                                                       PERIOD FROM                     PREDECESSORS
                                    PREDECESSORS        INCEPTION                        COMBINED       WASTE CONNECTIONS, INC.
                                      COMBINED        (SEPTEMBER 9,     PRO FORMA AS      THREE           THREE MONTHS ENDED
                                     NINE MONTHS          1997)           ADJUSTED        MONTHS            MARCH 31, 1998
                                        ENDED            THROUGH         YEAR ENDED       ENDED       ---------------------------
                                    SEPTEMBER 30,     DECEMBER 31,      DECEMBER 31,    MARCH 31,                    PRO FORMA
                                        1997              1997            1997(2)          1997         ACTUAL     AS ADJUSTED(2)
                                    -------------   -----------------   ------------   ------------   ----------   --------------
STATEMENTS OF OPERATIONS DATA(1):
 Revenues.........................     $18,114         $    6,237        $   35,013       $5,694      $    7,601     $    8,462
 Cost of operations...............      14,753              4,703            26,114        4,674           5,397          6,017
 Selling, general and                    3,009                619             4,252          715             770            897
   administrative.................
 Depreciation and amortization....       1,083                354             2,431          378             541            623
 Start-up and integration.........          --                493               493           --              --             --
 Stock compensation...............          --              4,395             4,395           --             320            320
                                       -------         ----------        ----------       ------      ----------     ----------
 Income (loss) from operations....        (731)            (4,327)           (2,672)         (73)            573            605
 Interest expense.................        (456)            (1,035)               --         (152)           (301)            --
 Other income (expense), net......          14                (36)              151           --              --             16
                                       -------         ----------        ----------       ------      ----------     ----------
 Income (loss) before income            (1,173)            (5,398)           (2,521)        (225)            272            621
   taxes..........................
 Income tax (provision) benefit...          --                332              (781)          --            (237)          (377)
                                       -------         ----------        ----------       ------      ----------     ----------
 Net income (loss)................     $(1,173)        $   (5,066)       $   (3,302)      $ (225)     $       35     $      244
                                       =======         ==========        ==========       ======      ==========     ==========
 Redeemable convertible preferred                            (531)               --                         (572)            --
   stock accretion................
                                                       ----------        ----------                   ----------     ----------
 Net income (loss) applicable to                       $   (5,597)       $   (3,302)                  $     (537)    $      244
   common stockholders............
                                                       ==========        ==========                   ==========     ==========
 Basic net income (loss) per                           $    (2.99)       $    (0.45)                  $    (0.23)    $     0.03
   share..........................
                                                       ==========        ==========                   ==========     ==========
 Shares used in calculating basic                       1,872,567         7,372,565                    2,311,111      7,811,109
   net income (loss) per share....
 Diluted net income per share.....                                                                                   $     0.03
                                                                                                                     ==========
 Shares used in calculating                                                                                           8,835,415
   diluted net income per share...
 Pro forma basic net income (loss)                     $    (1.16)                                    $     0.01
   per share(3)...................
                                                       ==========                                     ==========
 Shares used in calculating pro                         4,372,565                                      5,811,109
   forma basic net income (loss)
   per share......................
 Proforma diluted net income per                                                                      $     0.01
   share(3).......................
                                                                                                      ==========
 Shares used in calculating pro                                                                        6,835,415
   forma diluted net income per
   share..........................

                       (see footnotes on following page)

                           FIBRES       THE DISPOSAL       FIBRES       THE DISPOSAL                  THE DISPOSAL
                       INTERNATIONAL,      GROUP       INTERNATIONAL,      GROUP       PREDECESSORS      GROUP       PREDECESSORS
                            INC.          COMBINED          INC.          COMBINED       COMBINED       COMBINED       COMBINED
                        DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                            1993            1993            1994            1994           1995           1995           1996
                       --------------   ------------   --------------   ------------   ------------   ------------   ------------
BALANCE SHEET
 DATA(1):
 Cash and
   equivalents.......      $    3         $   196          $  321         $   203         $  184         $  961        $   102
 Working capital.....         494          (1,497)            155          (4,279)            90          2,498            695
 Property and
   equipment, net....       1,454           2,440           3,810           2,771          4,035          2,221          5,069
 Total assets........       3,325           7,455           6,317           7,318          9,151          6,942         15,291
 Long-term debt(5)...       1,167           1,258           2,353              90            149          6,890             89
 Redeemable
   convertible
   preferred stock...          --              --              --              --             --             --             --
 Redeemable common
   stock(6)..........          --              --              --              --             --             --             --
 Total stockholders'
   equity
   (deficit).........         991            (163)          3,045          (1,486)            --         (2,067)            --

                                  WASTE CONNECTIONS, INC.
                       ----------------------------------------------
                                                 MARCH 31, 1998
                         DECEMBER 31,      --------------------------
                             1997           ACTUAL     AS ADJUSTED(4)
                       -----------------   ---------   --------------
BALANCE SHEET
 DATA(1):
 Cash and
   equivalents.......       $   820        $   2,386     $   7,094
 Working capital.....           836              988         5,696
 Property and
   equipment, net....         4,185            7,316         7,316
 Total assets........        18,880           41,033        45,741
 Long-term debt(5)...         6,762           16,289            --
 Redeemable
   convertible
   preferred stock...         7,523            8,095            --
 Redeemable common
   stock(6)..........            --            7,500            --
 Total stockholders'
   equity
   (deficit).........          (551)           1,181        37,773

---------------

 (1) The entities the Company acquired in September 1997 from BFI are collectively referred to herein as the Company's predecessors. BFI acquired the predecessor operations at various times during 1995 and 1996, and prior to being acquired by BFI, the predecessors operated as separate stand-alone businesses. Various factors affect the year-to-year comparability of the amounts presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Basis of Presentation" and
     "-- Results of Operations" for additional information concerning the Company and its predecessor operations.

 (2) Assumes the Company's acquisitions of Waste Connections of Idaho, Inc., Madera Disposal Systems, Inc. and the Company's predecessors occurred on January 1, 1997, adjusted to reflect the sale of the Common Stock offered hereby, and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Unaudited Pro Forma Financial Statements."

 (3) Adjusted to reflect the conversion of all outstanding shares of redeemable convertible Preferred Stock for the period from inception through December 31, 1997, and the conversion of redeemable convertible Preferred Stock and all outstanding shares of redeemable Common Stock for the three months ended March 31, 1998, as if such conversions had occurred as of the first day of each of the periods presented. See Note 11 of Notes to the Company's Financial Statements included elsewhere herein for an explanation of the pro forma historical per share calculations.

 (4) Adjusted to reflect the sale of the Common Stock offered hereby, and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Unaudited Pro Forma Financial Statements."

 (5) Excludes redeemable Common Stock and redeemable convertible Preferred
     Stock.

 (6) Common stock issued in connection with the acquisition of Madera is redeemable in certain circumstances, as defined in the Stock Purchase Agreement between the Company and the Madera shareholders; however, the redemption right expires upon the closing of this offering. See Notes 2 and 9 of Notes to the Company's Financial Statements included elsewhere herein.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Unaudited Pro Forma Financial Statements and Notes thereto, the audited and unaudited Financial Statements and Notes thereto of the Company and its predecessors, Madera's audited Financial Statements and Notes thereto, and other financial information included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation those set forth in "Risk Factors" and the matters set forth in this Prospectus generally.

OVERVIEW

     Waste Connections is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S. As of May 15, 1998, the Company served more than 139,000 commercial, industrial and residential customers in Washington, California, Idaho, Wyoming and South Dakota. The Company currently owns nine collection operations and operates three transfer stations, one Subtitle D landfill and one recycling facility.

     The Company generally intends to pursue an acquisition-based growth strategy and has acquired ten companies since its inception in September 1997. All of these acquisitions were accounted for as purchases. Accordingly, the results of operations of these acquired businesses have been included in the Company's financial statements only from the respective dates of acquisition. The Company anticipates that a substantial part of its future growth will come from acquiring additional solid waste collection, transfer and disposal businesses and, therefore, it is expected that additional acquisitions could continue to affect period-to-period comparisons of the Company's operating results. In connection with the Company's growth strategy, the Company expects to invest in collection vehicles and equipment, maintenance of existing equipment, and management information systems, which should enable the Company to expand internally and through acquisitions based on its existing infrastructure. The Company anticipates that any future business acquisitions will be financed through cash from operations, borrowings under its bank line of credit, the issuance of shares of the Company's Common Stock and/or seller financing.

     In September 1997, the Company joined with two other parties to bid on certain solid waste and recycling businesses offered for sale by BFI. The Company acquired the stock of Browning-Ferris Industries of Washington, Inc., a provider of solid waste services to more than 78,000 customers through three municipal contracts and one G certificate in and around Clark County, Washington, and the stock of its subsidiary, Fibres International, Inc., a provider of solid waste services to more than 24,000 customers through eight municipal contracts and one G certificate in King and Snohomish Counties, Washington. The acquired companies subsequently changed their names to Waste Connections of Washington, Inc. and Waste Connections International, Inc., respectively. The two other parties acquired selected BFI solid waste collection and transportation assets and operations in Idaho, and BFI's recycling assets and operations in Washington, Idaho and Oklahoma.

     On January 30, 1998, the Company acquired the stock of Waste Connections of Idaho, Inc., a provider of solid waste collection services to more than 10,000 customers in and around Idaho Falls and Pocatello, Idaho through subscription agreements with residential customers and seven municipal contracts. Waste Connections of Idaho, Inc., was formed in September 1997 by affiliates of the Company for the purpose of acquiring certain assets of Browing-Ferris Industries of Idaho, Inc.

     Effective February 1, 1998, the Company acquired Madera, an integrated solid waste services company operating in north central California, with 1997 revenues of approximately $7.8 million. In connection with the Madera acquisition, the Company acquired one franchise agreement and one municipal contract, pursuant to which it serves more than 9,000 commercial, industrial and residential customers, and agreements to operate two transfer stations, one Subtitle D landfill and one recycling facility.

     Effective March 1, 1998, the Company acquired certain solid waste collection assets from Hunter Enterprises, Inc., a solid waste services company located in eastern Idaho. These assets "tuck in" to the Company's Idaho operations and serve approximately 2,800 residential and commercial customers.

     On April 8, 1998, the Company acquired solid waste collection assets from A-1 Disposal, Inc. and Jesse's Disposal, both operating in northeastern Wyoming, and together serving approximately 2,300 residential and commercial customers.

     On May 8, 1998, the Company acquired Sowers' Sanitation, Inc. and Sunshine Sanitation Incorporated, providers of solid waste and recyclables collection services to an aggregate of more than 7,000 customers in western South Dakota.

     On May 11, 1998, the Company acquired T&T Disposal, Inc., a provider of solid waste and recyclables collection services to more than 500 customers in eastern Wyoming.

     The entities the Company acquired in September 1997 from various subsidiaries of BFI are collectively referred to herein as the Company's predecessors. BFI acquired the predecessor operations at various times during 1995 and 1996, and prior to being acquired by BFI, the predecessors operated as separate stand-alone businesses.

GENERAL

     The Company's revenues are attributable primarily to fees charged to customers for solid waste collection, transfer, disposal and recycling services. The Company derives a substantial portion of its collection revenues from commercial, industrial and residential services, which are frequently performed under service agreements or pursuant to franchise agreements with counties or municipal contracts. County franchise agreements and municipal contracts generally last from one to ten years. The Company's existing franchise agreement and all of its existing municipal contracts give the Company the exclusive right to provide specified waste services in the specified territory during the contract term. Such exclusive arrangements are awarded, at least initially, on a competitive bid basis and thereafter on a bid or negotiated basis. Some of the Company's residential collection services are also performed on a subscription basis with individual households. A substantial portion of the Company's collection business in Washington is performed under G certificates awarded by the Washington Utilities and Transportation Commission, which grant the Company collection rights in certain areas. These rights are generally perpetual and exclusive. See "Business -- G Certificates." Contracts with counties and municipalities and G certificates provide relatively consistent cash flow during the term of the contracts. Because most residential customers on a subscription basis are billed quarterly, subscription agreements also are a stable source of revenues for the Company. The Company's collection business also generates revenues from the sale of recyclable commodities.

     Transfer station and landfill customers are charged a tipping fee on a per ton basis for disposing of their solid waste at the transfer stations and disposal facility operated by the Company under contract with the County of Madera. The majority of the Company's transfer and landfill customers are under one to ten year disposal contracts, most of which provide for annual cost of living increases.

     The Company's prices for its solid waste services are typically determined by the collection frequency and level of service, route density, volume, weight and type of waste collected, type of equipment and containers furnished, the distance to the disposal or processing facility, the cost of disposal or processing, and prices charged by competitors for similar services. The Company's ability to pass on price increases is sometimes limited by the terms of its contracts. Long-term solid waste collection contracts typically contain a formula, generally based on a predetermined published price index, for automatic adjustment of fees to cover increases in some, but not all, operating costs.

     Costs of operations include labor, fuel, equipment maintenance and tipping fees paid to third party disposal facilities, worker's compensation and vehicle insurance, the cost of materials purchased to be recycled, third party transportation expense, district and state taxes, host community fees and royalties. The Company operates three transfer stations, which reduce the Company's costs by improving its utilization of collection personnel and equipment and by consolidating the waste stream to gain more favorable disposal rates.

     Selling, general and administrative ("SG&A") expenses include management, clerical and administrative compensation and overhead costs associated with the Company's marketing and sales force, professional services and community relations expense.

     Depreciation and amortization expense includes depreciation of fixed assets over the estimated useful life of the assets using the straight line method and the amortization of goodwill and other intangible assets using the straight line method.

     The Company capitalizes certain third party expenditures related to pending acquisitions or development projects, such as legal and engineering expenses. Indirect acquisition costs, such as executive and corporate overhead, public relations and other corporate services, are expensed as incurred. The Company's policy is to charge against net income any unamortized capitalized expenditures and advances (net of any portion thereof that the Company estimates to be recoverable, through sale or otherwise) relating to any operation that is permanently shut down, any pending acquisition that is not consummated and any landfill development project that is not successfully completed. At March 31, 1998, the Company had no such capitalized costs. The Company routinely evaluates all capitalized costs, and expenses those related to projects the Company believes are not likely to be successful.

     Because it does not currently own any landfills, the Company does not accrue for estimated landfill closure and post-closure maintenance costs. Under regulations pursuant to which the permit for the Fairmead Landfill was issued, the Company and Madera County, as operator and owner, respectively, are jointly liable for closure and post-closure liabilities with respect to the landfill. The Company has not accrued for such liabilities because Madera County, as required by state law, has established a special fund, into which a designated portion of tipping fee surcharges are deposited, to pay such liabilities. Consequently, management of the Company does not believe Madera had any financial obligation for closure and post-closure costs for the Fairmead Landfill as of March 31, 1998. The Company will have material financial obligations relating to closure and post-closure costs of any disposal facilities it may own or operate in the future, and in such case the Company will provide accruals for future financial obligations relating to closure and post-closure costs of its landfills (generally for a term of 30 years after final closure of a landfill), based on engineering estimates of consumption of permitted landfill airspace over the useful life of any such landfill.

BASIS OF PRESENTATION

     The entities the Company acquired in September 1997 from BFI are collectively referred to herein as the Company's predecessors. BFI acquired the predecessor operations at various times during 1995 and 1996, and prior to being acquired by BFI, the predecessors operated as separate stand-alone businesses.

     During the periods in which the Company's predecessors operated as wholly owned subsidiaries of BFI, they maintained intercompany accounts with BFI for recording intercompany charges for costs and expenses, intercompany purchases of equipment and additions under capital leases and intercompany transfers of cash, among other transactions. It is not feasible to ascertain the amount of related interest expense that would have been recorded in the historical financial statements had the predecessors been operated as stand-alone entities. Charges for interest expense were allocated to the Company's predecessors by BFI as disclosed in the statement of operations data. The interest expense allocations from BFI are based on formulas that do not necessarily correspond to the balances in the related intercompany accounts. Moreover, the financial position and results of operations of the predecessors during this period may not necessarily be indicative of the financial position or results of operations that would have been realized had the predecessors been operated as stand-alone entities. For the periods in which the predecessors operated as wholly owned subsidiaries of BFI, the statements of operations include amounts allocated by BFI to the predecessors for selling, general and administrative expenses based on certain allocation methodologies.

     During the periods prior to their acquisition by BFI, the Company's predecessors operated as separate stand-alone businesses. The acquisitions of the predecessors by BFI were accounted for using the purchase method of accounting, and the respective purchase prices were allocated to the fair values of the assets acquired and liabilities assumed. Similarly, the Company's acquisitions of the predecessors from BFI in September 1997 were accounted for using the purchase method of accounting, and the purchase price was allocated to the fair value of the assets acquired and liabilities assumed. Consequently, the amounts of depreciation and amortization included in the statements of operations for the periods presented reflect the changes in basis of the underlying assets that were made as a result of the changes in ownership that occurred during the periods presented. In addition, because the predecessor companies operated independently and were not under common control or management during these periods, and because different tax strategies may have influenced their results of operations, the data may not be comparable to or indicative of their operating results after their acquisition by BFI.

RESULTS OF OPERATIONS

     The financial information for the Company and its predecessors included in this section and in the audited financial statements included elsewhere herein relates to the following entities for the periods indicated:

YEAR ENDED DECEMBER 31, 1995:

The Disposal Group Combined      Year ended December 31, 1995
Fibres International, Inc.       January 1, 1995 through November 30, 1995
                                   (BFI acquisition date)
Predecessors                     One month ended December 31, 1995 (represents the
                                   results of operations of Fibres International,
                                   Inc. subsequent to the BFI acquisition date)

YEAR ENDED DECEMBER 31, 1996:

The Disposal Group Combined      January 1, 1996 through July 31, 1996
                                   (BFI acquisition date)
Predecessors Combined            Period ended December 31, 1996 (represents the
                                   combined results of operations of The Disposal
                                   Group subsequent to the BFI acquisition date and
                                   the operations for the year ended December 31,
                                   1996 of Fibres International, Inc., which was
                                   acquired by BFI in 1995)

YEAR ENDED DECEMBER 31, 1997:

Predecessors Combined            Nine months ended September 30, 1997 (represents
                                   the combined results of operations for the nine-
                                   month period of the entities acquired by BFI in
                                   1995 and 1996 described above)
Waste Connections, Inc.          Period from inception (September 9, 1997) through
                                   December 31, 1997

     The Disposal Group Combined consists of three entities that were under common control prior to their acquisition by BFI: Diamond Fab and Welding Service, Inc., Buchmann Sanitary Service, Inc., and The Disposal Group.

     Due to the fact that the predecessor operations existed for different periods, year-to-year comparisons are not meaningful and therefore discussions of SG&A, depreciation and amortization and interest expense have not been included in this Prospectus.

Waste Connections, Inc. -- Three Months Ended March 31, 1998 vs. Predecessors Combined -- Three Months Ended March 31, 1997

     Revenue. Total revenues increased $1.9 million, or 33.5%, to $7.6 million in 1998 from $5.7 million in 1997. The increase was primarily attributable to the inclusion of two months of the Idaho operations acquired January 30, 1998 and the Madera operations acquired February 1, 1998 and growth in the base business.

     Cost of Operations. Total cost of operations increased $723,000, or 15.5%, to $5.4 million in 1998 from $4.7 million in 1997. The increase was primarily attributable to the inclusion of two months of the Idaho operations and the Madera operations and a decline in expenses in the existing business as a result of cost reduction measures.

1997 vs. 1996

     Revenue. The Company's total revenue for 1997 was $6.2 million. The total revenue was attributable to the purchase of the Company's predecessors on September 30, 1997. Revenues related to the Company's Predecessors Combined for the nine months ended September 30, 1997 were $18.1 million. The Company's Predecessors Combined for the period ended December 31, 1996 had revenues of $13.4 million. The Disposal Group Combined had revenues of $8.7 million for the period from January 1, 1996 to July 31, 1996. The monthly revenue run rate for the Company and the Company's Predecessors Combined remained relatively unchanged in 1997 versus 1996.

     Cost of Operations. The Company's total cost of operations in 1997 was $4.7 million, or 75.4% of revenue. The total cost of operations was attributable to the purchase of the Company's predecessors on September 30, 1997. Cost of operations of the Company's Predecessors Combined for the nine months ended September 30, 1997 was $14.8 million, or 81.4% of revenue. The Company's Predecessors Combined for the period ended December 31, 1996 had cost of operations of $11.4 million, or 85.1% of revenue. The Disposal Group during the period from January 1, 1996 to July 31, 1996 had cost of operations of $6.2 million, or 70.7% of revenue. The Company's cost of operations as a percentage of revenue in 1997 declined from the Company's Predecessors Combined cost of operations as a percentage of revenues in 1997 and 1996, due to price increases in the fourth quarter of 1997 and operating cost savings in lease expense, environmental accrual fee allocations from BFI, franchise fees and amortization of loss contract accrual. The Company's Predecessors Combined cost of operations as a percentage of revenue for the nine months ended September 30, 1997 declined from 1996 due to the rollover effect of the acquisition of The Disposal Group in 1996, which had generally higher margins than the existing businesses.

1996 vs. 1995

     Revenue. The Company's Predecessors Combined total revenue for 1996 was $13.4 million. The Disposal Group Combined total revenue for the period from January 1, 1996 to July 31, 1996 was $8.7 million. The Company's Predecessors Combined had revenues of $595,000 for the period ended December 31, 1995. The Disposal Group Combined had revenues of $19.7 million for the year ended December 31, 1995. Fibres International, Inc. had revenues of $7.3 million for the period from January 1, 1995 to November 30, 1995. The monthly revenue run rate for all of the Company's predecessors declined in 1996 from 1995 because of the expiration of a municipal contract and a reduction in revenue from sales of recyclable materials due to a reduction in prices of recyclable materials.

     Cost of Operations. The Company's Predecessors Combined total cost of operations for 1996 was $11.4 million, or 85.1% of revenue, and The Disposal Group Combined cost of operations for the period from January 1, 1996 to July 31, 1996 was $6.2 million, or 70.7% of revenue. Cost of operations of the Company's Predecessors Combined for the period ended December 31, 1995 was $527,000 or 88.6% of revenue. Cost of operations of The Disposal Group Combined for the year ended December 31, 1995 was $16.4 million, or 83.4% of revenue. Cost of operations of Fibres International, Inc. for the period from January 1, 1995 to November 30, 1995 was $5.7 million, or 77.0% of revenue. Changes in cost of operations as a percentage of revenue were impacted by reductions in prices of recyclable materials in 1996, offset by the expiration of a low margin municipal contract in 1995.

Madera General

     Effective February 1, 1998, the Company acquired Madera, an integrated solid waste services company operating in north central California, with 1997 revenues of approximately $7.8 million. In connection with the Madera acquisition, the Company acquired one franchise agreement and one municipal contract, pursuant to which it serves more than 9,000 commercial, industrial and residential customers, and agreements to operate two transfer stations, one Subtitle D landfill and one recycling facility. Selected historical financial data for Madera follows (in thousands):

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1995       1996       1997
                                                              -------    -------    -------
STATEMENTS OF INCOME DATA:
  Revenues..................................................  $ 7,008    $ 7,770    $ 7,845
  Operating expenses:
    Cost of operations......................................    5,288      5,512      5,289
    Selling, general and administrative.....................      996        969      1,041
    Depreciation and amortization...........................      467        585        627
                                                              -------    -------    -------
  Income from operations....................................      257        704        888
  Interest expense..........................................     (237)      (259)      (280)
  Other income, net.........................................       68        113        173
                                                              -------    -------    -------
  Net income................................................  $    88    $   558    $   781
                                                              =======    =======    =======
  Pro forma income taxes(1).................................  $   (30)   $  (208)   $  (295)
                                                              -------    -------    -------
  Pro forma net income(1)...................................  $    58    $   350    $   486
                                                              =======    =======    =======

                                                                            DECEMBER 31,
                                                                         ------------------
                                                                          1996       1997
                                                                         -------    -------
BALANCE SHEET DATA:
  Cash and equivalents......................................             $ 1,064    $ 1,527
  Working capital...........................................                 622        942
  Property and equipment, net...............................               3,800      3,636
  Total assets..............................................               6,004      6,297
  Long-term obligations, net of current portion.............               2,194      1,894
  Total shareholders' equity................................               2,264      2,800

---------------
(1) Prior to its acquisition by the Company, Madera operated under Subchapter S of the Internal Revenue Code and was not subject to corporate federal and state income tax. The Subchapter S election was terminated upon its acquisition by the Company. Had Madera filed federal and state income tax returns as a regular corporation for 1995, 1996 and 1997, income tax expense under the provisions of Financial Accounting Standards No. 109 would have been $30, $208 and $295, respectively. See Note 7 of Notes to Madera's Financial Statements included elsewhere herein.

Madera 1997 vs. 1996

     Revenue. Total revenues increased $75,000, or 1.0%, to $ 7.8 million in 1997 from $7.8 million in 1996. Exclusive of Madera's Professional Cleaning Division ("PCD"), which ceased operations in July, 1997, revenues increased $667,000, or 9.5%, to $7.7 million in 1997 from $7.0 million in 1996. This increase was primarily attributable to increased landfill and collection volumes resulting from existing franchise contracts, partially offset by a reduction in landfill construction revenues.

     Cost of Operations. Total cost of operations decreased $223,000 to $5.3 million in 1997 from $5.5 million in 1996. The decrease was principally due to the elimination of PCD, which was offset by increased operating cost associated with increased volumes of waste from existing contracts. Cost of operations as a percentage of revenues decreased to 67.4% from 70.9% in 1996. The percentage decrease was primarily due to the elimination of PCD.

     SG&A. SG&A expenses increased approximately $72,000 to $1.0 million in 1997 from $969,000 in 1996. As a percentage of revenues, SG&A increased to 13.3% from 12.5% in 1996.

     Depreciation and Amortization. Depreciation and amortization expense increased approximately $42,000 to $627,000 in 1997 from $585,000 in 1996. Depreciation and amortization increased as a percentage of revenues to 8.0% from 7.5%.

     Interest Expense. Interest expense increased approximately $21,000 to $280,000 in 1997 from approximately $259,000 in 1996. Interest expense as a percentage of revenues increased to 3.6% in 1997 from 3.3% in 1996.

Madera 1996 vs. 1995

     Revenue. Total revenues increased $762,000, or 10.9%, to $7.8 million in 1996 from $7.0 million in 1995. Exclusive of PCD, revenues increased $508,000, or 7.8%, to $7.0 million in 1996 from $6.5 million in 1995. This increase was primarily attributable to increased landfill and collection volumes resulting from existing franchise contracts and landfill construction revenues. This was partially offset by decreased revenue from sales of recyclable materials due to a decrease in the pricing associated with recyclable materials.

     Cost of Operations. Total cost of operations increased $224,000 to $5.5 million in 1996 from $5.3 million in 1995. The principal reason for the increase was the start up of the PCD. Cost of operations as a percentage of revenues decreased to 70.9% from 75.5% in 1996. The decrease was primarily due to the increased volume of proportionately higher margin services.

     SG&A. SG&A expenses decreased approximately $27,000 to $969,000 in 1996 from $996,000 in 1995. As a percentage of revenues, SG&A decreased to 12.5% from 14.2% in 1996 due to improved economies of scale in the Company's landfill and collections operations as a result of additional volumes from existing customers.

     Depreciation and Amortization. Depreciation and amortization expense increased approximately $118,000 to $585,000 in 1996 compared to $467,000 in 1995. Depreciation and amortization increased as a percentage of revenues to 7.5% in 1996 from 6.7% in 1995.

     Interest Expense. Interest expense increased approximately $22,000 to $259,000 in 1996 from approximately $237,000 in 1995. Interest expense as a percentage of revenues decreased to 3.3% in 1996 from 3.4% in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's business is capital intensive. The Company's capital requirements include acquisitions and fixed asset purchases and are expected in the future to include capital expenditures for landfill cell construction, landfill development and landfill closure activities. The Company plans to meet its capital needs through various financing sources, including internally generated funds and debt and equity financing.

     As of March 31, 1998, the Company had working capital of $965,000, including cash and cash equivalents of $2.4 million. The Company's strategy in managing its working capital is generally to apply the cash generated from its operations that remains available after satisfying its working capital and capital expenditure requirements to reduce its indebtedness under its bank revolving credit facility and to minimize its cash balances. The Company finances its working capital requirements from internally generated funds and bank borrowings.

     At inception, the Company sold 2,300,000 shares of Common Stock at $0.01 per share to its founders and 2,499,998 shares of Series A Preferred Stock at $2.80 per share. As of May 15, 1998, the Company had sold or issued an additional 1,132,726 shares of Common Stock at a weighted average value of $7.55 per share, and granted options and warrants to purchase 2,281,600 shares of Common Stock at a weighted average exercise price of $3.69 per share. The weighted average value at which shares were issued, and the weighted average exercise price of the outstanding options and warrants, are significantly below the initial public offering price per share of Common Stock. The Company's liquidity and capital resources would be greater if the Company had sold shares at higher prices and issued options and warrants with higher exercise prices. In addition, the Company's results of operations on a per share basis would be more favorable if there were fewer shares outstanding. See "Risk Factors -- Immediate and Substantial Dilution" and "Dilution."

     The Company has a $25.0 million revolving credit facility with BankBoston, N.A., which is secured by all assets of the Company, including the Company's interest in the equity securities of its subsidiaries. The credit facility matures in 2001. It requires the Company to maintain certain financial ratios and satisfy other predetermined requirements, such as minimum net worth, net income and limits on capital expenditures. The credit facility also requires the lenders' approval of acquisitions in certain circumstances. See "Risk
Factors -- Potential Inability to Finance the Company's Potential Growth." As of March 31, 1998, an aggregate of approximately $17.0 million was outstanding under the revolving line of credit. The interest rate on outstanding borrowings under the BankBoston facility was 8.4% as of March 31, 1998. The Company has obtained a preliminary letter of commitment from a syndicate of banks led by BankBoston, contingent on the closing of this offering, to increase the credit facility to $60.0 million. The credit facility will be used for: (i) refinancing any existing debt; (ii) permitted acquisitions; (iii) capital expenditures; (iv) working capital; (v) standby letters of credit; and (vi) general corporate purposes. The facility will mature three years from the closing of this offering and will be secured by substantially all the assets of the Company. The expanded credit facility will bear interest at a rate per annum equal to, at the Company's discretion, either: (i) the BankBoston Base Rate; or (ii) the Eurodollar Rate plus applicable margin. The expanded credit facility is expected to allow the Company to continue its acquisition-based growth strategy.

     For the three months ended March 31, 1998, net cash provided by operations was approximately $713,000 and was primarily provided by net income for the period. For the period from inception to December 31, 1997, net cash provided by operations was $2.6 million. This was primarily the result of the net loss for the period offset by non-cash charges for stock compensation expenses and cash provided by changes in operating assets and liabilities. For example, accounts payable increased as vendors extended credit to the Company. This was offset by a decline in accounts receivable as the Company collected outstanding receivables.

     For the three months ended March 31, 1998, net cash used in investing activities was $9.2 million. Of this, $8.8 million was used to fund the cash portion of the acquisitions of Madera, Waste Connections of Idaho and Hunter Enterprises. The remaining cash was primarily invested in MIS systems, trucks and containers. For the period from inception to December 31, 1997, net cash used in investing activities was $11.9 million. Of this, $11.5 million was used for the acquisition of the Company's predecessor operations from BFI. The remainder was primarily invested in additional trucks, MIS systems and property improvements.

     For the three months ended March 31, 1998, net cash provided by financing activities was $10.0 million, which was provided by net borrowings under the Company's various debt arrangements. For the period from inception to December 31, 1997, net cash provided by financing activities was $10.1 million, which was provided by net borrowings of $3.2 million and sales of Preferred Stock for $7.0 million. At March 31, 1998, the Company had approximately $17.0 million of long-term debt outstanding.

     The Company recorded an income tax benefit of $332,000 for the period from inception (September 9, 1997) through December 31, 1997. The income tax benefit was recognized because of the likelihood that it will be utilized through the reversal of existing temporary differences.

     Capital expenditures for 1998 are currently expected to be approximately $1.3 million, of which approximately $1.1 million is expected to be utilized for vehicle and equipment additions and replacements. The Company intends to fund its planned 1998 capital expenditures principally through internally generated funds, proceeds from this offering and borrowings under existing credit facilities. In addition, the Company anticipates that it may require substantial additional capital expenditures to facilitate its growth strategy of acquiring solid waste collection and disposal businesses. If the Company is successful in acquiring landfill disposal facilities, the Company may also be required to make significant expenditures to bring any such newly acquired disposal facilities into compliance with applicable regulatory requirements, obtain permits for any such newly acquired disposal facilities or expand the available disposal capacity at any such newly acquired disposal facilities. The amount of these expenditures cannot be currently determined, because they will depend on the nature and extent of any acquired landfill disposal facilities, the condition of any facilities acquired and the permitted status of any acquired sites. The Company believes that the credit facility, the funds expected to be generated from operations, and the anticipated net proceeds of the offering will provide adequate cash to fund the Company's working capital and other cash needs for the foreseeable future.

     The Company derives a substantial portion of its revenues from exclusive municipal contracts and franchise agreements. Its single largest contract, with the City of Vancouver, accounted for approximately 18.1% of the Company's revenues during the period from inception (September 9, 1997) through December 31, 1997, and 15.8% during the three months ended March 31, 1998. There are approximately nine years remaining under that contract. No other single contract or customer accounted for more than 7.1% of the Company's revenues during the period from inception (September 9, 1997) through December 31, 1997, or 6.0% during the three months ended March 31, 1998 or is material to its liquidity and cash flow. The weighted average life, based on revenues, of the municipal contracts and franchise agreement is approximately seven years.

INFLATION

     To date, inflation has not had a significant effect on the Company's operations. Consistent with industry practice, many of the Company's contracts provide for a pass-through of certain costs, including increases in landfill tipping fees and, in some cases, fuel costs. The Company believes, therefore, that it should be able to implement price increases to offset many cost increases resulting from inflation. However, competitive pressures may require the Company to absorb at least part of these cost increases, particularly during periods of high inflation.

SEASONALITY

     Based on historic trends experienced by the businesses the Company has acquired, the Company's results of operations should be expected to vary seasonally, with revenues typically lowest in the first quarter, higher in the second and third quarters and lower in the fourth quarter than in the second and third quarters. This seasonality reflects the lower volume of solid waste generated during the late fall, winter and early spring months, resulting from decreased solid waste volume relating to construction and demolition activities during the winter months in the Western U.S. In addition, certain of the Company's operating costs should be expected to be generally higher in the winter months; winter weather conditions slow waste collection activities, resulting in higher labor costs, and greater precipitation increases the weight of collected waste, resulting in higher disposal costs (which are calculated per ton). Because a majority of the Company's operating expenses are expected to remain fairly constant throughout the fiscal year, operating income should be expected to be generally lower during the winter.

IMPACT OF YEAR 2000

     The Company will need to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 ("Year 2000") and thereafter. The Company expects to complete those modifications and upgrades during 1999. The total Year 2000 project cost is estimated to be approximately $100,000, which includes approximately $40,000 for the purchase of new software that will be capitalized and approximately $60,000 that will be expensed as incurred. To date, the Company has not incurred any costs related to the Year 2000 project. The Company does not believe that its expenditures relating to the Year 2000 project will be material. However, if the required Year 2000 modifications and conversions are not made or are not completed in a timely manner, the Year 2000 issue could materially affect the Company's operations.

                                    BUSINESS

INTRODUCTION

     Waste Connections is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S. As of May 15, 1998, the Company served more than 139,000 commercial, industrial and residential customers in Washington, California, Idaho, Wyoming and South Dakota. The Company currently owns nine collection operations and operates three transfer stations, one Subtitle D landfill and one recycling facility.

     Waste Connections was founded in September 1997 to execute an acquisition-based growth strategy in secondary markets of the Western U.S. The Company has acquired ten solid waste services businesses since its formation and has identified more than 300 independent operators of such businesses in the states where is currently operates, many of which it believes may be suitable for acquisition by the Company. In addition, the Company is currently assessing potential acquisitions of solid waste services operations in Kansas, Montana, Nebraska, Oklahoma, Oregon and Texas.

     The Company has targeted secondary markets in the Western U.S. because it believes that: (i) a large number of independent solid waste services companies suitable for acquisition by the Company are located in these markets; (ii) there is less competition in these markets from large, well-capitalized solid waste services companies; and (iii) these markets have strong projected economic and population growth rates. In addition, the Company's senior management team has extensive experience acquiring and operating solid waste services businesses in the Western U.S.

INDUSTRY OVERVIEW

     According to Waste Age, an industry trade publication, the U.S. solid waste services industry generated estimated revenues of $36.9 billion in 1997. The solid waste services industry has undergone significant consolidation and integration since 1990. The Company believes that, particularly in the Western U.S., this consolidation and integration have been caused primarily by: (i) stringent environmental regulation and enforcement, resulting in increased capital requirements for collection companies and landfill operators; (ii) the evolution of an industry competitive model that emphasizes integrating collection and disposal capabilities; (iii) the ability of larger integrated operators to achieve certain economies of scale; and (iv) the existence of a regulatory framework that allows the acquisition of exclusive, long-term waste collection rights through franchise agreements, municipal contracts and governmental certificates.

     Increased Regulatory Impact. Stringent industry regulations, such as the Subtitle D regulations, have resulted in rising operating and capital costs and have accelerated consolidation and acquisition activities in the solid waste collection and disposal industry. Many smaller industry participants have found these costs difficult to bear and have decided to either close their operations or sell them to larger operators. In addition, Subtitle D requires more stringent engineering of solid waste landfills, including liners, leachate collection and monitoring and gas collection and monitoring. These ongoing costs are combined with increased financial reserve requirements for solid waste landfill operators relating to closure and post-closure monitoring. As a result, the number of solid waste landfills is declining while the size of solid waste landfills is increasing.

     Integrating Collection and Disposal Operations. The evolution of the industry competitive model is forcing operators to become more efficient by establishing an integrated network of solid waste collection operations and transfer stations, through which they secure solid waste streams for disposal. Operators have adopted a variety of disposal strategies, including owning landfills, establishing strategic relationships to secure access to landfills and otherwise capturing significant waste stream volumes, to gain leverage in negotiating lower landfill fees and securing long-term, most-favored-pricing contracts with high capacity landfills.

     Economies of Scale. Larger integrated operators achieve economies of scale through vertical integration of their operations. These integrated companies have increased their acquisition activity to expand the breadth of services and density in their market areas. Control of the waste stream in these market areas, combined with access to significant financial resources to make acquisitions, has allowed larger solid waste collection and disposal companies to be more cost-effective and competitive.

     Despite the considerable consolidation and integration that has occurred in the solid waste industry since 1990, the industry remains primarily regional in nature and highly fragmented. Based on published industry sources, approximately 27% of the total revenues of the U.S. solid waste industry is accounted for by more than 5,000 private, predominantly small, collection and disposal businesses, approximately 41% by publicly traded solid waste companies and approximately 32% by municipal governments that provide collection and disposal services. The Company expects the current consolidation trends in the solid waste industry to continue, because many independent landfill and collection operators lack the capital resources, management skills and technical expertise necessary both to operate in compliance with stringent environmental and other governmental regulations and to compete with larger, more efficient integrated operators. The Company believes that the fragmented nature of the industry presents substantial consolidation and growth opportunities for companies with disciplined acquisition programs, decentralized operating strategies and access to financial resources.

     Regulatory Framework. In the Western U.S., waste collection services are provided largely under three types of contractual arrangements: certificates or permits, franchise agreements and municipal contracts. Certificates or permits, such as G certificates awarded to waste collection service providers in unincorporated areas and electing municipalities of Washington by the Washington Utilities and Transportation Commission, typically grant the certificate holder the right, which is generally perpetual and exclusive, to provide specific residential, commercial and industrial waste services in a specified area. See "G Certificates" below. Franchise agreements typically provide an exclusive service period of five to ten years or longer and specify the service territory, a broad range of services to be provided, and rates for the services. They also often give the service provider a right of first refusal to extend the term of the agreement. Municipal contracts typically provide a shorter service period and a more limited scope of services than franchise agreements and generally require competitive bidding at the end of the contract term. Unless customers within the areas covered by certain permits or certificates (including G certificates), franchise agreements and municipal contracts elect not to receive any waste collection services, they are required to pay collection fees to the company providing such services in their area.

     The Company operates one landfill and may acquire or operate others in the future. The Company believes, however, that in those secondary markets of the Western U.S. where waste collection services are provided under exclusive certificates, franchises or contracts, or where waste disposal is municipally funded or available from multiple sources, controlling the waste stream by providing collection services under exclusive arrangements is often more important to a waste services company's growth and profitability than owning or operating landfills. Several other characteristics of secondary markets in the Western U.S. limit the economic attractiveness of owning or operating landfills in those markets. For example, certain state and local regulations in the Western U.S. restrict the amount of waste that may be accepted from specific geographic areas. In addition, the relatively expansive geographic area of many western states increases the cost of interstate and long haul disposal, which heightens the effects of state and local regulations limiting the type and origin of waste that may be accepted at a landfill and makes it more difficult for a landfill to achieve the disposal volume necessary to operate profitably, given its capital and operating costs. The Company believes that significant opportunities exist for a well-capitalized company operating in secondary markets of the Western U.S., and that the highly fragmented nature of this industry should allow the Company to consolidate existing solid waste services businesses in this region.

STRATEGY

     The Company's objective is to build a leading integrated solid waste services company in secondary markets of the Western U.S. The Company's strategy for achieving this objective is to: (i) acquire collection, transfer, disposal and recycling operations in new markets and through "tuck-in" acquisitions in existing markets; (ii) secure additional franchises, municipal contracts and governmental certificates; (iii) generate internal growth in existing markets by increasing market penetration and adding services to its existing operations; and (iv) enhance profitability by increasing operating efficiencies of existing and acquired operations. The Company's ability to implement this strategy is enhanced by the experience of the members of its senior management team and their knowledge of and reputation in the solid waste services industry in the Company's targeted markets. The Company intends to implement its strategy as follows:

  Expansion Through Acquisitions

     The Company intends to expand significantly the scope of its operations by:
(i) acquiring solid waste collection, transfer, disposal and recycling operations in new markets; and (ii) acquiring solid waste collection, transfer, disposal and recycling operations in existing and adjacent markets through "tuck-in" acquisitions.

     The Company intends to follow a regional expansion strategy by entering new markets through acquisitions. An initial acquisition in a new market is used as an operating base for the Company in that area. The Company then seeks to strengthen the acquired operation's presence in that market by providing additional services, adding new customers and making tuck-in acquisitions. The Company can then broaden its regional presence by adding additional operations in markets adjacent to the new location. The Company is currently examining opportunities to expand its presence in the Western U.S. in states other than Washington, California, Idaho, Wyoming and South Dakota and is assessing potential acquisitions of solid waste services operations in Kansas, Montana, Nebraska, Oklahoma, Oregon and Texas.

     The Company believes that numerous "tuck-in" acquisition opportunities exist within its current and targeted market areas. For example, the Company has identified more than 300 independent entities that provide collection and disposal services in California, Washington and Idaho. The Company believes that throughout the Western U.S., many independent entities are suitable for acquisition by the Company and would provide the Company opportunities to improve market share and route density.

  Franchise Agreements, Municipal Contracts and Governmental Certificates

     The Company intends to devote significant resources to securing additional franchise agreements and municipal contracts through competitive bidding and additional governmental certificates through the acquisition of other companies. In bidding for franchises and municipal contracts and evaluating the acquisition of companies holding governmental certificates, the Company's management team draws on its experience in the waste industry and its knowledge of local service areas in existing and target markets. The Company's district managers manage relationships with local governmental officials within their respective service areas, and sales representatives may be assigned to cover specific municipalities. These personnel focus on maintaining, renewing and renegotiating existing franchise agreements and municipal contracts and on securing additional agreements, contracts and governmental certificates.

  Internal Growth

     To generate continued internal growth, the Company will focus on increasing market penetration in its current and adjacent markets, soliciting new commercial, industrial, and residential customers in markets where such customers may elect whether or not to receive waste collection services, marketing upgraded or additional services (such as compaction or automated collection) to existing customers and, where appropriate, raising prices. Where possible, the Company intends to leverage its franchise-based platforms to expand its customer base beyond its exclusive market territories. As customers are added in existing markets, the Company's revenue per routed truck increases, which generally increases the Company's collection efficiencies and profitability. In markets in which it has exclusive contracts, franchises and certificates, the Company expects internal growth to at least track population and business growth.

     The Company expects to use transfer stations as an important part of its internal growth strategy, by extending the direct-haul reach of the Company and linking disparate collection operations with Company-owned, operated or contracted disposal capacity. The Company currently operates three transfer stations. By operating transfer stations, the Company also engages in direct communications with municipalities and private operators that deliver waste to its transfer stations. This better positions the Company to gain additional business in its markets in the event any municipality privatizes its solid waste operations or rebids existing contracts, and it increases the Company's opportunities to acquire private collection operations.

  Operating Enhancements

     The Company has developed company-wide operating standards, which are tailored for each of its markets based on industry standards and local conditions. Using these standards, the Company tracks collection and disposal routing efficiency and equipment utilization. It also implements cost controls and employee training and safety procedures, and establishes a sales and marketing plan for each market. The Company has installed a wide area network, implemented advanced management information systems and financial controls, and consolidated accounting functions, customer service, productivity reporting and dispatching systems. The Company believes that by establishing operating standards, closely monitoring performance and streamlining certain administrative functions, it can improve the profitability of existing operations.

     To improve an acquired business' operational productivity, administrative efficiency and profitability, the Company applies the same operating standards, information systems and financial controls to acquired businesses as are employed at the Company's existing operations. Moreover, if the Company is able to internalize the waste stream of acquired operations, it can further increase operating efficiencies and improve capital utilization. Where not restricted by exclusive agreements, contracts, permits or certificates, the Company also solicits new commercial, industrial and residential customers in areas within and surrounding the markets served by acquired collection operations, as a means of further improving operating efficiencies and increasing the volume of solid waste collected by the acquired operations.

ACQUISITION PROGRAM

     The Company currently operates in Washington, California, Idaho, Wyoming and South Dakota and believes that these and other markets in the Western U.S. with similar characteristics offer significant opportunities for achieving its objective. The Company focuses on markets that are generally characterized by:
(i) a geographically dispersed population, which the Company believes deters competition from larger, established waste management companies; (ii) a potential revenue base of at least $15 million; (iii) the opportunity for the Company to acquire a significant market share; (iv) the availability of adequate disposal capacity, either through acquisition by the Company or through agreements with third parties; (v) a favorable regulatory environment; or (vi) strong projected economic or population growth rates. The Company believes that these market characteristics provide significant growth opportunities for a well-capitalized market entrant and create economic and operational barriers to entry by new competitors.

     The Company believes that its experienced management, decentralized operating strategy, financial strength and size make it an attractive buyer to certain solid waste collection and disposal acquisition candidates. The Company has developed a set of financial, geographic and management criteria to assist management in evaluating acquisition candidates. These criteria evaluate a variety of factors, including, but not limited to: (i) the candidate's historical and projected financial performance; (ii) the candidate's internal rate of return, return on assets and return on revenue; (iii) the experience and reputation of the candidate's management and customer service providers, their relationships with local communities and their willingness to continue as employees of the Company; (iv) the composition and size of the candidate's customer base and whether the customer base is served under franchise agreements, municipal contracts, governmental certificates or other exclusive arrangements; (v) whether the geographic location of the candidate will enhance or expand the Company's market area or ability to attract other acquisition candidates; (vi) whether the acquisition will augment or increase the Company's market share or help protect the Company's existing customer base;
(vii) any potential synergies that may be gained by combining the candidate with the Company's existing operations; and (viii) the liabilities of the candidate.

     Before completing an acquisition, the Company performs extensive environmental, operational, engineering, legal, human resources and financial due diligence. All acquisitions are subject to initial evaluation and approval by the Company's management before being recommended to the Executive Committee of the Board of Directors. The Company seeks to integrate each acquired business promptly and to minimize disruption to the ongoing operations of both the Company and the acquired business, and generally attempts to retain the senior management of acquired businesses. The Company believes its senior management team has a proven track record in integrating acquisitions.

  Recent Acquisition Developments

     On January 30, 1998, the Company acquired from affiliates of the Company the stock of Waste Connections of Idaho, Inc., a provider of solid waste collection services to more than 10,000 customers in and around Idaho Falls and Pocatello, Idaho through subscription agreements with residential customers and seven municipal contracts. Waste Connections of Idaho, Inc. was formed in September 1997 by affiliates of the Company for the purpose of acquiring certain assets of Browning-Ferris Industries of Idaho, Inc. See "Certain Transactions."

     Effective February 1, 1998, the Company acquired Madera Disposal Systems, Inc. ("Madera"), an integrated solid waste services company operating in north central California, with 1997 revenues of approximately $7.8 million. In connection with the Madera acquisition, the Company acquired one franchise agreement and one municipal contract, pursuant to which it serves more than 9,000 commercial, industrial and residential customers, and agreements to operate two transfer stations, one Subtitle D landfill (the "Fairmead Landfill") and one recycling facility. The operating agreement for the Fairmead Landfill has a remaining term of approximately 11 years. As of April 15, 1998, the Fairmead Landfill is estimated to have a remaining life of approximately 26 years. Approximately 45% of the solid waste disposed of at the Fairmead Landfill in 1997 was delivered by Madera.

     Effective March 1, 1998, the Company acquired certain solid waste collection assets from Hunter Enterprises, Inc., a solid waste services company located in eastern Idaho. These assets "tuck in" to the Company's Idaho operations and serve approximately 2,800 residential and commercial customers.

     On April 8, 1998, the Company acquired certain solid waste collection assets from A-1 Disposal, Inc. and Jesse's Disposal, both unrelated parties operating in northeastern Wyoming, and together serving approximately 2,300 customers.

     On May 8, 1998, the Company acquired Sowers' Sanitation, Inc. and Sunshine Sanitation Incorporated, providers of solid waste and recyclables collection services to an aggregate of more than 7,000 customers in western South Dakota.

     On May 11, 1998, the Company acquired T&T Disposal, Inc., a provider of solid waste and recyclables collection services to more than 500 customers in eastern Wyoming.

  Letters of Intent to Acquire Additional Operations

     As of May 15, 1998, the Company had entered into nonbinding, preliminary letters of intent relating to the possible acquisition of five collection and transfer companies and one integrated collection and landfill company (five new service markets), which the Company estimates represent aggregate annualized revenues of more than $17.0 million. There can be no assurance that actual revenues realized by the Company from the successful acquisition of these potential acquisition candidates will not differ materially from the Company's estimate or that any of these letters of intent will lead to completed acquisitions on the terms currently contemplated. Management of the Company does not believe that the consummation of any of the foregoing potential acquisitions is probable.

SERVICES

  Commercial, Industrial and Residential Waste Services

     The Company serves more than 139,000 commercial, industrial and residential customers. Of these, more than 49,000 are served under G certificates that grant the Company rights, which are generally perpetual and exclusive, to provide services within specified areas, approximately 6,600 are served under an exclusive franchise agreement with a remaining term of 11 years, and approximately 64,000 are served under exclusive municipal contracts with shorter contract terms.

     The Company's commercial and industrial services that are not performed under G certificates, franchise agreements or municipal contracts are provided under one to five year service agreements. Fees under these agreements are determined by such factors as collection frequency, level of service, route density, the type, volume and weight of the waste collected, type of equipment and containers furnished, the distance to the disposal or processing facility, the cost of disposal or processing and prices charged in its markets for similar service. Collection of larger volumes associated with commercial and industrial waste streams generally helps improve the Company's operating efficiencies, and consolidation of these volumes allows the Company to negotiate more favorable disposal prices. The Company's commercial and industrial customers use portable containers for storage, enabling the Company to service many customers with fewer collection vehicles. Commercial and industrial collection vehicles normally require one operator. The Company provides one to eight cubic yard containers to commercial customers, 10 to 50 cubic yard containers to industrial customers, and 30 to 95 gallon carts to residential customers. For an additional fee, stationary compactors that compact waste prior to collection are installed on the premises of a substantial number of large volume customers. No single commercial or industrial contract is material to the Company's results of operations.

     The Company's residential waste services that are not performed under G certificates, franchise agreements or municipal contracts are provided under contracts with homeowners' associations, apartment owners or mobile home park operators, or on a subscription basis with individual households. Residential contract fees are based primarily on route density, the frequency and level of service, the distance to the disposal or processing facility, the cost of disposal or processing and prices charged in that market for similar services. Collection fees are paid either by the municipalities from tax revenues or directly by the residents receiving the services.

  Transfer Station Services

     The Company has an active program to acquire, develop, own and operate transfer stations in markets proximate to its operations. Currently, the Company operates two transfer stations in California and one transfer station in Washington which receive, compact, and transfer solid waste to larger vehicles for transport to landfills. The Company believes that the transfer stations benefit the Company by: (i) concentrating the waste stream from a wider area, which increases the volume of disposal at Company-operated landfills and gives the Company greater leverage in negotiating for more favorable disposal rates at other landfills; (ii) improving utilization of collections personnel and equipment; and (iii) building relationships with municipalities and private operators that deliver waste, which can lead to additional growth opportunities.

  Landfills

     The Company operates one Subtitle D landfill, the Fairmead Landfill, under an operating agreement with Madera County with a remaining term of 11 years. In fiscal 1997, approximately 45% of the solid waste disposed of at the Fairmead Landfill was delivered by Madera. As of May 15, 1998, the Fairmead Landfill consisted of 160 total acres, of which 20 acres were permitted for disposal. As of that date, the Fairmead Landfill had approximately 600,000 tons of unused permitted capacity remaining, with approximately 3.5 million additional tons of capacity in various stages of permitting, and was estimated to have a remaining life of 26 years. The Fairmead Landfill is currently permitted to accept up to 395 tons per day of municipal solid waste.

     The Company monitors the available permitted in-place disposal capacity of the Fairmead Landfill on an ongoing basis and evaluates whether to seek to expand this capacity. In making this evaluation, the Company considers various factors, including the volume of waste projected to be disposed of at the landfill, the size of the unpermitted acreage included in the landfill, the likelihood that the Company will be successful in obtaining the necessary approvals and permits required for the expansion and the costs that would be involved in developing the additional capacity. The Company also regularly considers whether it is advisable, in light of changing market conditions and/or regulatory requirements, to seek to expand or change the permitted waste streams or to seek other permit modifications.

     The Company is actively engaged in identifying solid waste landfill acquisition candidates to achieve vertical integration in markets where the economic and regulatory environment makes such acquisitions attractive. The Company believes that in some markets, acquiring landfills would provide opportunities to vertically integrate its collection, transfer and disposal operations while improving operating margins. The Company evaluates landfill candidates by determining, among other things, the amount of waste that could be diverted to the landfill in question, whether access to the landfill is economically feasible from the Company's existing market areas either directly or through transfer stations, the expected life of the landfill, the potential for expanding the landfill, and current disposal costs compared to the cost of acquiring the landfill. Where the acquisition of a landfill is not attractive, the Company pursues long term disposal contracts with facilities located in proximity to its markets.

  Recycling and Other Services

     The Company offers municipal, commercial, industrial and residential customers recycling services for a variety of recyclable materials, including cardboard, office paper, plastic containers, glass bottles and ferrous and aluminum metals. The Company operates one recycling processing facility and sells other collected recyclable materials to third parties for processing before resale. The profits from the Company's resale of recycled materials are often shared between the Company and the other parties to its recycling contracts. For example, certain of the Company's municipal recycling contracts in Washington and Idaho, which were negotiated before the Company acquired those businesses, specify certain benchmark resale prices for recycled commodities. To the extent the prices the Company actually receives for the processed recycled commodities collected under the contract exceed the prices specified in the contract, the Company shares the excess with the municipality, after recovering any previous shortfalls resulting from actual market prices falling below the prices specified in the contract. In an effort to reduce its exposure to commodity price risk with respect to recycled materials, the Company has adopted a pricing strategy of charging collection and processing fees for recycling volume collected from third parties. The Company believes that recycling will continue to be an important component of local and state solid waste management plans, due to the public's increasing environmental awareness and expanding regulations that mandate or encourage recycling.

     The Company also provides other waste management services, most of which are project-based, including transporting and disposing of non-hazardous contaminated soils and similar materials, transporting special waste products, including asbestos, and arranging for the transportation of construction and demolition waste and disposal of soil and special waste products.

OPERATIONS

     The Company is managed on a decentralized basis, which places decision-making authority close to the customer, enabling the Company to identify customers' needs quickly and to address those needs in a cost-effective manner. The Company believes that decentralization provides a low-overhead, highly efficient operational structure that allows the Company to expand into geographically contiguous markets and operate in relatively small communities that larger competitors may not find attractive. The Company believes that this structure gives the Company a strategic competitive advantage, given the relatively rural nature of much of the Western U.S., and makes the Company an attractive buyer to many potential acquisition candidates.

     The Company currently delivers its services from nine operating locations serving six market areas, or districts. Each district has a district manager, who has autonomous service and decision-making authority for that district and is responsible for maintaining service quality, promoting safety in the district's operations, implementing marketing programs, and overseeing day-to-day operations, including contract administration. District managers also assist in identifying acquisition candidates. Once the Company begins the acquisition process, business development managers, under the supervision of district and executive managers, obtain the permits and other governmental approvals required for the Company to operate the acquired business, including those related to zoning, environmental and land use.

     The Company's financial management, accounting, management information systems, environmental compliance, risk management and certain personnel functions are centralized and shared among locations to improve productivity, lower operating costs and stimulate internal growth. The Company has installed a Company-wide management information system that assists district personnel in making decisions based on centralized, real-time financial, productivity, maintenance and customer information. While district management operates with a high degree of autonomy, the Company's senior officers monitor district operations and require adherence to the Company's accounting, purchasing, marketing and internal control policies, particularly with respect to financial matters. The Company's executive officers review the performance of district managers and operations on a regular basis.

G CERTIFICATES

     A substantial portion of the Company's collection business in Washington is performed under G certificates awarded by the Washington Utilities and Transportation Commission (the "WUTC"). G certificates apply only to unincorporated areas of Washington and municipalities that have elected to have their solid waste collection overseen by the WUTC. G certificates generally grant the holder the perpetual right to provide specified solid waste collection and transportation services in a specified territory. The WUTC has repeatedly determined that, in enacting the statute authorizing G certificates, the Washington Legislature intended to favor grants of exclusive, rather than overlapping, service rights for conventional solid waste services. Accordingly, most G certificates currently grant exclusive solid waste collection and transportation rights for conventional solid waste services in their specified territories.

     G certificates have generally been construed by the WUTC and the Washington Legislature as conferring vested property rights that may be defeated, diminished or cancelled only upon the occurrence of specified events of default, the demonstrated lack of fitness of the certificate holder, or municipalities' annexation of territory covered by a certificate. Thus, a certificate holder is entitled to due process in challenging any action that affects its rights. In addition, legislation passed in 1997 requires a municipality that annexes territory covered by a G certificate either to grant the certificate holder an exclusive franchise, generally with a minimum term of seven years, to continue to provide services in the affected area, or to negotiate with the certificate holder some other compensation for the collection rights in the affected area. The statute expressly permits the certificate holder to sue the annexing municipality for measurable damages that exceed the value of a seven-year franchise agreement to provide services in the affected area. Under one of the contracts with a municipality in Washington acquired by a predecessor of the Company, the predecessor purported to waive its rights to compensation or damages under the statute in return for the right to service any current or prospectively annexed areas formerly covered by its G certificate.

     In addition to awarding G certificates, the WUTC is required by statute to establish just, reasonable and compensatory rates to customers of regulated solid waste collection companies. The WUTC is charged with balancing the needs of service providers to earn fair and sufficient returns on their investments in plant and equipment against the needs of commercial and residential customers to receive adequate and reasonably priced services. Over the past decade, the WUTC has employed a ratemaking methodology known as the "Lurito-Gallagher" method. This method calculates rates based on the income statements and balance sheets of each service provider, with the goal of establishing rates that reflect the costs of providing service and that motivate service providers to invest in equipment that improves operating efficiency in a cost-effective manner. The Lurito-Gallagher rate-setting methodology was adjusted in the early 1990's to better reflect the costs of providing recycling services, by accounting for providers' increasing use of automated equipment and adjusting for the cyclicality of the secondary recyclables markets. This has often resulted in more frequent rate adjustments in response to material cost shifts.

SALES AND MARKETING

     In most of the Company's existing markets, waste collection, transfer and disposal services are provided to municipalities and governmental authorities under exclusive franchise agreements, municipal contracts and G certificates; service providers do not contract directly with individual customers. In addition, because the Company's growth to date has primarily been through acquisitions, the Company has generally assumed existing franchise agreements, municipal contracts and G certificates from the acquired companies, rather than obtaining new contracts. For these reasons, the Company's sales and marketing efforts to date have been narrowly focused. The Company expects to add sales and marketing personnel as necessary to: (i) solicit new customers in markets where it is not the exclusive provider of solid waste services; (ii) expand its presence into areas adjacent to or contiguous with its existing markets; and
(iii) market additional services to existing customers.

     The Company has a diverse customer base. Its largest single contract, with the City of Vancouver, accounted for approximately 18.1% of the Company's revenues during the period from inception (September 9, 1997) through December 31, 1997, and 15.8% during the three months ended March 31, 1998. Under this contract, the Company serves more than 34,000 residential and commercial customers. There are approximately nine years remaining under that contract. No other single contract or customer accounted for more than 7.1% of the Company's revenues during the period from inception (September 9, 1997) through December 31, 1997 or 6.0% during the three months ended March 31, 1998. The weighted average life of the Company's municipal contracts and franchise agreement, based on revenues, is approximately seven years.

COMPETITION

     The solid waste services industry is highly competitive and fragmented and requires substantial labor and capital resources. The industry presently includes five large national waste companies: Allied Waste Industries, Inc., Browning-Ferris Industries, Inc., Republic Industries, Inc., USA Waste Services, Inc. and Waste Management, Inc. (which has announced an impending merger with USA

Waste Services, Inc.) Several other public companies have annual revenues in excess of $100 million, including American Disposal Services, Inc., Casella Waste Systems, Inc., Eastern Environmental Services, Inc., Superior Services, Inc. and Waste Industries, Inc. Certain of the markets in which the Company competes or will likely compete are served by one or more large, national solid waste companies, as well as by numerous regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill in their markets. The Company also competes with operators of alternative disposal facilities, including incinerators, and with counties, municipalities, and solid waste districts that maintain their own waste collection and disposal operations. Public sector operations may have financial advantages over the Company, because of their access to user fees and similar charges, tax revenues and tax-exempt financing.

     The Company competes for collection, transfer and disposal volume based primarily on the price and quality of its services. From time to time, competitors may reduce the price of their services in an effort to expand their market shares or service areas or to win competitively bid municipal contracts. These practices may cause the Company to reduce the price of its services or, if it elects not to do so, to lose business. The Company provides a substantial portion of its residential, commercial and industrial collection services under exclusive franchise and municipal contracts and certificates, some of which are subject to periodic competitive bidding. The balance of the Company's services are provided under subscription agreements with individual households and one to five year service contracts with commercial and industrial customers.

     Intense competition exists not only for collection, transfer and disposal volume, but also for acquisition candidates. The Company generally competes for acquisition candidates with publicly owned regional and large national waste management companies.

REGULATION

  Introduction

     The Company is subject to extensive and evolving federal, state and local environmental laws and regulations, the enforcement of which has become increasingly stringent in recent years. The environmental regulations affecting the Company are administered by the EPA and other federal, state and local environmental, zoning, health and safety agencies. A substantial portion of the Company's collection business in Washington is performed under G certificates awarded by the Washington Utilities and Transportation Commission, which generally grant the Company perpetual and exclusive collection rights in certain areas. The Company is currently in substantial compliance with applicable federal, state and local environmental laws, permits, orders and regulations, and it does not currently anticipate any material environmental costs necessary to bring its operations into compliance (although there can be no assurance in this regard). The Company anticipates that regulation, legislation and regulatory enforcement actions related to the solid waste services industry will continue to increase. The Company attempts to anticipate future regulatory requirements and to plan in advance as necessary to comply with them.

     To transport solid waste, the Company must possess and comply with one or more permits from state or local agencies. These permits also must be periodically renewed and may be modified or revoked by the issuing agency.

     The principal federal, state and local statutes and regulations that apply to the Company's operations are described below.

  The Resource Conservation and Recovery Act of 1976 ("RCRA")

     RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to develop programs to ensure the safe disposal of solid waste. RCRA divides solid waste into two groups, hazardous and nonhazardous. Wastes are generally classified as hazardous if they either (i) are specifically included on a list of hazardous wastes, or (ii) exhibit certain characteristics defined as hazardous. Household wastes are specifically designated as nonhazardous. Wastes classified as hazardous under RCRA are subject to much stricter regulation than wastes classified as nonhazardous, and businesses that deal with hazardous waste are subject to regulatory obligations in addition to those imposed on handlers of nonhazardous waste.

     The EPA regulations issued under Subtitle C of RCRA impose a comprehensive "cradle to grave" system for tracking the generation, transportation, treatment, storage and disposal of hazardous wastes. The Subtitle C Regulations impose obligations on generators, transporters and disposers of hazardous wastes, and require permits that are costly to obtain and maintain for sites where such material is treated, stored or disposed. Subtitle C requirements include detailed operating, inspection, training and emergency preparedness and response standards, as well as requirements for manifesting, record keeping and reporting, corrective action, facility closure, post-closure and financial responsibility. Most states have promulgated regulations modelled on some or all of the Subtitle C provisions issued by the EPA. Some state regulations impose different, additional and more stringent obligations, and may regulate certain materials as hazardous wastes that are not so regulated under the federal Subtitle C Regulations. From the date of inception through March 31, 1998, the Company did not, to its knowledge, transport hazardous wastes in volumes that would subject the Company to hazardous waste regulations under RCRA.

     In October 1991, the EPA adopted the Subtitle D Regulations governing solid waste landfills. The Subtitle D Regulations, which generally became effective in October 1993, include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards and corrective action requirements. In addition, the Subtitle D Regulations require that new landfill sites meet more stringent liner design criteria (typically, composite soil and synthetic liners or two or more synthetic liners) intended to keep leachate out of groundwater and have extensive collection systems to carry away leachate for treatment prior to disposal. Groundwater monitoring wells must also be installed at virtually all landfills to monitor groundwater quality and, indirectly, the effectiveness of the leachate collection system. The Subtitle D Regulations also require, where certain regulatory thresholds are exceeded, that facility owners or operators control emissions of methane gas generated at landfills in a manner intended to protect human health and the environment. Each state is required to revise its landfill regulations to meet these requirements or such requirements will be automatically imposed by the EPA on landfill owners and operators in that state. Each state is also required to adopt and implement a permit program or other appropriate system to ensure that landfills in the state comply with the Subtitle D Regulations. Various states in which the Company operates or in which it may operate in the future have adopted regulations or programs as stringent as, or more stringent than, the Subtitle D Regulations.

  The Federal Water Pollution Control Act of 1972, as amended
  (the "Clean Water Act")

     The Clean Water Act regulates the discharge of pollutants from a variety of sources, including solid waste disposal sites and transfer stations, into waters of the United States. If run-off from the Company's transfer stations or run-off or collected leachate from the Company's owned or operated landfills is discharged into streams, rivers or other surface waters, the Clean Water Act would require the Company to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in such discharge. Also, virtually all landfills are required to comply with the EPA's storm water regulations issued in November 1990, which are designed to prevent contaminated landfill storm water runoff from flowing into surface waters. The Company believes that its facilities comply in all material respects with the Clean Water Act requirements. Various states in which the Company operates or in which it may operate in the future have been delegated authority to implement the Clean Water Act permitting requirements, and some of these states have adopted regulations that are more stringent than the federal

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

requirements. For example, states often require permits for discharges to ground water as well as surface water.

  The Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA")

     CERCLA established a regulatory and remedial program intended to provide for the investigation and cleanup of facilities where or from which a release of any hazardous substance into the environment has occurred or is threatened. CERCLA's primary mechanism for remedying such problems is to impose strict joint and several liability for cleanup of facilities on current owners and operators of the site, former owners and operators of the site at the time of the disposal of the hazardous substances, any person who arranges for the transportation, disposal or treatment of the hazardous substances, and the transporters who select the disposal and treatment facilities. CERCLA also imposes liability for the cost of evaluating and remedying any damage to natural resources. The costs of CERCLA investigation and cleanup can be very substantial. Liability under CERCLA does not depend on the existence or disposal of "hazardous waste" as defined by RCRA; it can also be based on the existence of even very small amounts of the more than 700 "hazardous substances" listed by the EPA, many of which can be found in household waste. In addition, the definition of "hazardous substances" in CERCLA incorporates substances designated as hazardous or toxic under the federal Clean Water Act, Clear Air Act and Toxic Substances Control Act. If the Company were found to be a responsible party for a CERCLA cleanup, the enforcing agency could hold the Company, or any other generator, transporter or the owner or operator of the contaminated facility, responsible for all investigative and remedial costs, even if others were also liable. CERCLA also authorizes the imposition of a lien in favor of the United States on all real property subject to, or affected by, a remedial action for all costs for which a party is liable. CERCLA gives a responsible party the right to bring a contribution action against other responsible parties for their allocable shares of investigative and remedial costs. The Company's ability to obtain reimbursement from others for their allocable shares of such costs would be limited by the Company's ability to find other responsible parties and prove the extent of their responsibility and by the financial resources of such other parties.

  The Clean Air Act

     The Clean Air Act generally, through state implementation of federal requirements, regulates emissions of air pollutants from certain landfills based on the date of the landfill construction and volume per year of emissions of regulated pollutants. Larger landfills and landfills located in areas that do not comply with certain requirements of the Clean Air Act may be subject to even more extensive air pollution controls and emission limitations. In addition, the EPA has issued standards regulating the disposal of asbestos-containing materials. Air permits to construct may be required for gas collection and flaring systems, and operating permits may be required, depending on the estimated volume of emissions.

     All of the federal statutes described above contain provisions authorizing, under certain circumstances, the institution of lawsuits by private citizens to enforce the provisions of the statutes. In addition to a penalty award to the United States, some of those statutes authorize an award of attorneys' fees to parties successfully advancing such an action.

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

  The Occupational Safety and Health Act of 1970 (the "OSH Act")

     The OSH Act is administered by the Occupational Safety and Health Administration ("OSHA"), and in many states by state agencies whose programs have been approved by OSHA. The OSH Act establishes employer responsibilities for worker health and safety, including the obligation to maintain a workplace free of recognized hazards likely to cause death or serious injury, to comply with adopted worker protection standards, to maintain certain records, to provide workers with required disclosures and to implement certain health and safety training programs. Various OSHA standards may apply to the Company's operations, including standards concerning notices of hazards, safety in excavation and demolition work, the handling of asbestos and asbestos-containing materials, and worker training and emergency response programs.

  Flow Control/Interstate Waste Restrictions

     Certain permits and approvals, as well as certain state and local regulations, may limit a landfill to accepting waste that originates from specified geographic areas, restrict the importation of out-of-state waste or otherwise discriminate against out-of-state waste. These restrictions, generally known as flow control restrictions, are controversial, and some courts have held that some flow control schemes violate constitutional limits on state or local regulation of interstate commerce. From time to time, federal legislation is proposed that would allow some local flow control restrictions. Although no such federal legislation has been enacted to date, if such federal legislation should be enacted in the future, states in which the Company operates landfills could act to limit or prohibit the importation of out-of-state waste or direct that wastes be handled at specified facilities. Such state actions could adversely affect the Company's landfills. These restrictions may also result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company's business, financial condition and results of operations could be adversely affected.

     Even in the absence of federal legislation, certain state and local jurisdictions may seek to enforce flow control restrictions through local legislation or contractually and, in certain cases, the Company may elect not to challenge such restrictions based on various considerations. These restrictions could result in the volume of waste going to landfills being reduced in certain areas, which may adversely affect the Company's ability to operate its landfills at their full capacity and/or reduce the prices that the Company can charge for landfill disposal services. These restrictions may also result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company's business, financial condition and results of operations could be adversely affected.

  State and Local Regulation

     Each state in which the Company now operates or may operate in the future has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid waste, occupational safety and health, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and transfer stations. In addition, many states have adopted statutes comparable to, and in some cases more stringent than, CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites, and some provide for the imposition of liens on property owned by responsible parties. Furthermore, many municipalities also have ordinances, local laws and regulations affecting Company operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities, flow control provisions that direct the delivery of solid wastes to specific facilities, laws that grant the right to establish franchises for collection services and then put such franchises out for bid, and bans or other restrictions on the movement of solid wastes into a municipality.

     Permits or other land use approvals with respect to a landfill, as well as state or local laws and regulations, may specify the quantity of waste that may be accepted at the landfill during a given time period, and/or specify the types of waste that may be accepted at the landfill. Once an operating permit for a landfill is obtained, it must generally be renewed periodically.

     There has been an increasing trend at the state and local level to mandate and encourage waste reduction at the source and waste recycling, and to prohibit or restrict the disposal of certain types of solid wastes, such as yard wastes, leaves and tires, in landfills. The enactment of regulations reducing the volume and types of wastes available for transport to and disposal in landfills could affect the Company's ability to operate its facilities at their full capacity.

     Some state and local authorities enforce certain federal laws in addition to state and local laws and regulations. For example, in some states, RCRA, the OSH Act, parts of the Clean Air Act and parts of the Clean Water Act are enforced by local or state authorities instead of by the EPA, and in some states those laws are enforced jointly by state or local and federal authorities.

  Public Utility Regulation

     The rates that landfill operators may charge are regulated in many states by public authorities. The rates that the Company may charge at its Fairmead Landfill for the disposal of municipal solid waste are regulated by the Madera County Board of Supervisors. The adoption of rate regulation or the reduction of current rates in states in which the Company owns or operates landfills could have an adverse effect on the Company's business, financial condition and results of operations.

     Solid waste collection services in all unincorporated areas of Washington and in electing municipalities in Washington are provided under G certificates awarded by the Washington Utilities and Transportation Commission. The WUTC also sets rates for regulated solid waste collection services in Washington.

RISK MANAGEMENT, INSURANCE AND PERFORMANCE BONDS

     The Company maintains an environmental and other risk management programs appropriate for its business. The Company's environmental risk management program includes evaluating existing facilities and potential acquisitions for environmental law compliance. The Company does not presently expect environmental compliance costs to increase above current levels, but the Company cannot predict whether future acquisitions will result in an increase in such costs. The Company also maintains a worker safety program that encourages safe practices in the workplace. Operating practices at all Company operations emphasize minimizing the possibility of environmental contamination and litigation. The Company's facilities comply in all material respects with applicable federal and state regulations.

     The Company carries a broad range of insurance, which the Company's management considers adequate to protect the Company's assets and operations. The coverage includes general liability, comprehensive property damage, workmen's compensation and other coverage customary in the industry. These policies generally exclude coverage for damages associated with environmental conditions. Because of the limited availability and high cost of environmental impairment liability insurance, and in light of the Company's limited landfill operations, the Company has not obtained such coverage. If the Company were to incur liability for environmental cleanups, corrective action or damage, its financial condition could be materially and adversely affected. The Company will continue to investigate the possibility of obtaining environmental impairment liability insurance, particularly if it acquires landfills or operates landfills other than the Fairmead Landfill. The Company believes that most other landfill operators do not carry such insurance.

     Municipal solid waste collection contracts may require performance bonds or other means of financial assurance to secure contractual performance. Certain environmental regulations also require demonstrated financial assurance to meet closure and post-closure requirements for landfills. The Company has not experienced difficulty in obtaining performance bonds or letters of credit for its current operations. At May 15, 1998, the Company had provided customers and various regulatory authorities with bonds and letters of credit in the aggregate amount of approximately $800,000 to secure its obligations. The Company's credit facility provides for the issuance of letters of credit in an amount up to $5 million, but any letters of credit issued reduce the availability of borrowings for acquisitions and other general corporate purposes. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it could be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

PROPERTY AND EQUIPMENT

     The Company leases the real estate, buildings and other physical properties for its solid waste operations. These leases include a lease of approximately 5,500 square feet of office space in Roseville, California for the Company's principal executive offices, which lease expires in November 2002. The Company also leases real property in Issaquah, Washington under a lease expiring in 2008 and in Maltby, Washington, Idaho Falls and Pocatello, Idaho, under leases expiring at the end of 1999. The Company subleases real property in Vancouver, Washington under a lease expiring in 2001, with an option to extend the term for five years. The Company leases real property in Deadwood, South Dakota and Converse County, Wyoming under leases expiring in 2003 and late 1998, respectively. Under its agreement with the County of Madera to operate Fairmead Landfill, the Company is permitted to maintain an equipment yard and office on the landfill premises without charge. In connection with two recent acquisitions in Wyoming, the Company acquired ownership of real estate formerly used by one of the collection operations and assumed a lease that terminates in August 1998. The Company expects to renew this lease and consolidate its operations in Gillette, Wyoming, at the leased facility and to dispose of the real estate that it acquired in connection with those acquisitions. In connection with recent acquisitions in Wyoming and South Dakota, the Company also acquired real estate in Wright, Wyoming and Butte County, South Dakota.

     At May 15, 1998, the Company owned or leased approximately 170 pieces of equipment, including waste collection vehicles and related support vehicles, as well as bulldozers, compactors, earth movers and related heavy equipment used in landfill operations, and had more than 62,000 carts and containers in use, with such carts ranging in size from 30 to 95 gallons and such containers ranging from one to 50 cubic yards. The Company has a regular maintenance program for its vehicles, equipment and operating properties. However, the Company expects to make substantial investments in additional equipment and property for expansion and replacement of assets and in connection with future acquisitions.

EMPLOYEES

     At May 15, 1998, the Company employed approximately 266 full-time employees, including approximately 30 persons classified as professionals or managers, approximately 209 employees involved in collection, transfer, disposal and recycling operations, and approximately 27 sales, clerical, data processing or other administrative employees.

     Approximately 55 drivers and mechanics at the Company's Vancouver, Washington operation are represented by the Teamsters Union, with which Browning-Ferris Industries of Washington, Inc., the Company's predecessor in Vancouver, entered a four-year collective bargaining agreement in January 1997. In addition, in July 1997, the employees at the Company's facility in Issaquah, Washington, adopted a measure to select a union to represent them in labor negotiations with management. The union and management are currently operating under a one-year negotiating agreement, and, if those negotiations are unsuccessful, the earliest date on which the union would be permitted to take additional action is July 27, 1998. Such additional action includes calling a strike or, if the Company agrees, continuing to negotiate or commencing arbitration of the outstanding issues. The Company is not aware of any other organizational efforts among its employees and believes that its relations with its employees are good.

LEGAL PROCEEDINGS

     In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, the Company may periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke or deny renewal of an operating permit held by the Company. From time to time, the Company may also be subject to actions brought by citizens' groups or adjacent landowners or residents in connection with the permitting and licensing of landfills and transfer stations, or alleging environmental damage or violations of the permits and licenses pursuant to which the Company operates.

     In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of a waste management business. However, there is no current proceeding or litigation involving the Company that the Company believes will have a material adverse impact on the Company's business, financial condition, results of operations or cash flows.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning the Company's executive officers and directors as of May 1, 1998:

                 NAME                    AGE                  POSITIONS
                 ----                    ---                  ---------
Ronald J. Mittelstaedt(1)..............  35    President, Chief Executive Officer and
                                               Chairman
Steven F. Bouck........................  41    Executive Vice President and Chief
                                               Financial Officer
Eugene V. Dupreau......................  50    Vice President -- Madera; Director
Charles B. Youngclaus..................  58    Vice President -- Madera; Advisory
                                               Director
Darrell W. Chambliss...................  33    Vice President -- Operations; Secretary
Michael R. Foos........................  32    Vice President and Corporate Controller
Eric J. Moser..........................  31    Treasurer and Assistant Corporate
                                               Controller
Michael W. Harlan(1)(2)................  37    Director
William J. Razzouk(1)(3)...............  50    Director

---------------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee, upon consummation of the offering.
(3) Member of the Compensation Committee, upon consummation of the offering.

     Ronald J. Mittelstaedt has been President, Chief Executive Officer and a director of the Company since it was formed, and was elected Chairman in January 1998. He also served as a consultant to the Company in August and September 1997. Mr. Mittelstaedt has more than ten years of experience in the solid waste industry. He served as a consultant to United Waste Systems, Inc., with the title of Executive Vice President, from January 1997 to August 1997, where he was responsible for corporate development for all states west of Colorado. As Regional Vice President of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.) from November 1993 to January 1997, he was responsible for all operations in 16 states and Canada. Mr. Mittelstaedt held various positions at Browning-Ferris Industries, Inc. from August 1987 to November 1993, most recently as Division Vice President in northern California, overseeing the San Jose market. Previously he was the District Manager responsible for BFI's operations in Sacramento and the surrounding areas. He holds a B.S. in Finance from the University of California at Santa Barbara.

     Steven F. Bouck has been Executive Vice President and Chief Financial Officer of the Company since February 1998. Mr. Bouck held various positions with First Analysis Corporation from 1986 to 1998, including most recently as Managing Director coordinating corporate finance. In that capacity, he provided merger and acquisition advisory services to companies in the environmental industry. Mr. Bouck was also responsible for assisting in investing venture capital funds focussed on the environmental industry that were managed by First Analysis. In connection with those investments, he served on the boards of directors of several companies. While at First Analysis, Mr. Bouck also provided analytical research coverage of a number of publicly traded environmental services companies. Mr. Bouck holds B.S. and M.S. degrees in mechanical engineering from Rensselaer Polytechnic Institute and an M.B.A. in Finance from the Wharton School. He has been a Chartered Financial Analyst since 1990.

     Eugene V. Dupreau has been Vice President -- Madera and a director of the Company since February 23, 1998. Mr. Dupreau served as President and a director of Madera Disposal Systems, Inc. beginning in 1981 and 1985, respectively, and held both positions until the Company acquired Madera in 1998. Mr. Dupreau holds a B.S. in Business Administration from Fresno State University and has completed advanced coursework in waste management. He serves as a director of several civic and charitable organizations in Madera County.

     Charles B. Youngclaus has been Vice President -- Madera and an advisory director of the Company since February 23, 1998. Mr. Youngclaus founded Madera Disposal Systems, Inc. in 1981 and was its Chief Operating Officer and Vice President before its acquisition by the Company in 1998. Mr. Youngclaus owned and operated Madera's predecessor company, Madera County Disposal, from 1965 to 1981. Mr. Youngclaus holds a B.S. from Fresno State University and has completed advanced coursework in waste management, including certification in clay liner construction by the University of Texas in 1992. Mr. Youngclaus is a Board Member of the California Refuse Removal Council and is incoming Treasurer of the Northern California chapter.

     Darrell W. Chambliss has been Vice President -- Operations and Secretary of the Company since October 1, 1997. Mr. Chambliss held various management positions at USA Waste Services, Inc. (including Sanifill, Inc. and United Waste, Inc., both of which were acquired by USA Waste Services, Inc.) from April 1995 to September 1997, including most recently Division Manager in Corning, California, where he was responsible for the operations of 19 operating companies as well as supervising and integrating acquisitions. From July 1989 to April 1995, he held various management positions with Browning-Ferris Industries, Inc., including serving as Assistant District Manager in San Jose, California, where he was responsible for a significant hauling operation, and serving as District Manager in Tucson, Arizona for more than three years. Mr. Chambliss holds a B.S. in Business Administration from the University of Arkansas.

     Michael R. Foos has been Vice President and Corporate Controller of the Company since October 1, 1997. Mr. Foos served as Division Controller of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.) from October 1996 to September 1997, where he was responsible for financial compilation and reporting and acquisition due diligence for a seven-state region. Mr. Foos served as Assistant Regional Controller at USA Waste Services, Inc. from August 1995 to September 1996, where he was responsible for internal financial reporting for operations in six states and Canada. Mr. Foos also served as District Controller for Waste Management, Inc. from February 1990 to July 1995, and was a member of the audit staff of Deloitte & Touche from 1987 to 1990. Mr. Foos holds a B.S. in Accounting from Ferris State University.

     Eric J. Moser has been the Company's Treasurer and Assistant Corporate Controller since October 1, 1997. From August 1995 to September 1997, Mr. Moser held various finance positions at USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.), most recently as Controller of the Ohio Division, where he was responsible for internal financial compilation and reporting and acquisition due diligence. Previously Mr. Moser was Controller of the Michigan Division of USA Waste Services, Inc., where he was responsible for internal financial reporting. Mr. Moser served as Controller for Waste Management, Inc. from June 1993 to August 1995, where he was responsible for internal financial reporting for a hauling company, landfill and transfer station. Mr. Moser holds a B.S. in Accounting from Illinois State University.

     Michael W. Harlan has been a director of the Company since January 30, 1998. From November 1997 to January 30, 1998, Mr. Harlan served as a consultant to the Company on various financial matters. Since March 1997, Mr. Harlan has been Vice President and Chief Financial Officer of Apple Orthodontix, Inc., a publicly traded company that provides practice management services to orthodontic practices in the U.S. and Canada. From April 1991 to December 1996, Mr. Harlan held various positions in the finance and acquisition departments of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.), including serving as Treasurer and Assistant Secretary beginning in September 1993. From May 1982 to April 1991, Mr. Harlan held various positions in the tax and corporate financial consulting services division of Arthur Andersen LLP, where he was a Manager since July 1986. Mr. Harlan is a Certified Public Accountant and holds a B.A. from the University of Mississippi.

     William J. Razzouk has been a director of the Company since January 30, 1998. Mr. Razzouk owns a management consulting business and an investment company that focuses on identifying strategic acquisitions. From September 1997 until April 1998, he was also the President, Chief Operating Officer and a director of Storage USA, Inc., a publicly traded real estate investment trust that owns and operates more than 350 mini storage warehouses. He served as the President and Chief Operating Officer of America Online from February 1996 to June 1996. From 1983 to 1996, Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice President, World Wide Customer Operations, with full worldwide profit and loss responsibility. Mr. Razzouk previously held management positions at ROLM Corporation, Philips Electronics and Xerox Corporation. He is a member of the Board of Directors of La Quinta Motor Inns and Fritz Companies, Inc. and previously was a director of Sanifill, Inc. and Cordis Corp. He holds a Bachelor of Journalism degree from the University of Georgia.

CLASSIFICATION OF BOARD OF DIRECTORS

     The Board of Directors is divided into three classes. The term of office of the first class (currently comprised of Eugene V. Dupreau) will expire at the annual meeting of stockholders following the fiscal year ending December 31, 1998, the term of office of the second class (currently comprised of Michael W. Harlan and William J. Razzouk) will expire at the annual meeting of stockholders following the fiscal year ending December 31, 1999, and the term of office of the third class (currently comprised of Ronald J. Mittelstaedt) will expire at the annual meeting of stockholders following the fiscal year ending December 31, 2000. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified. See "Description of Capital Stock -- Certain Charter and By-Law Provisions -- Classified Board of Directors."

COMMITTEES OF THE BOARD

     The Board of Directors has established an Executive Committee and has authorized an Audit Committee and a Compensation Committee to become operative upon the closing of this offering. A majority of the members of the Executive Committee are, and both members of each of the Audit and Compensation Committees will be, independent directors who are not employees of the Company or one of its subsidiaries.

COMPENSATION OF DIRECTORS

     Directors do not currently receive any compensation for attending meetings of the Board of Directors. After completion of this offering, each independent director will receive a fee of $1,500 for attendance at each Board meeting and each committee meeting (unless held on the same day as the full Board meeting), in addition to reimbursement of reasonable expenses.

     Each independent director who has not been an employee of the Company at any time during the 12 months preceding his initial election and appointment to the Board is granted an option to purchase 15,000 shares of the Company's Common Stock at the time of his or her initial election or appointment. The Company has granted to each of Messrs. Harlan and Razzouk options to purchase 15,000 shares of Common Stock at $3.00 per share, exercisable on October 1, 1998.

     Commencing in 1999, the Company will grant each independent director, on February 1 of each year during which such person serves on the Board, an option to purchase 7,500 shares of the Company's Common Stock. All such options will have an exercise price equal to the fair market value of the Common Stock on the grant date, will vest in full on the grant date, and will expire upon the earlier to occur of ten years after the grant date or one year after the director ceases to be a member of the Board.

EXECUTIVE COMPENSATION

  Summary Compensation Information

     The Company was incorporated in September 1997. The following table sets forth information with respect to the annual and long-term compensation earned in 1997 by the Chief Executive Officer. The Chief Executive Officer has been compensated in accordance with the terms of his Employment Agreement described below.

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM COMPENSATION
                                                        ------------------------------
                                                                          SHARES
                             ANNUAL COMPENSATION                        UNDERLYING
                         ----------------------------   RESTRICTED   OPTIONS/ WARRANTS      ALL OTHER
                         SALARY(1)   BONUS(1)   OTHER     STOCK         GRANTED(2)       COMPENSATION(3)
                         ---------   --------   -----   ----------   -----------------   ---------------
Ronald J.
  Mittelstaedt.........   $39,903    $25,000     --         $0            200,000            $10,000

---------------
(1) Salary and bonus figures reflect employment from October 1, 1997 through December 31, 1997. Bonus figure reflects portion earned during 1997; such bonus is payable in 1998.
(2) See "Option and Warrant Grants" below.
(3) Consists of consulting fees for services rendered prior to the Company's formation.

  Stock Options and Warrants

     Option and Warrant Grants. The following table contains information concerning the grant of options and warrants to purchase shares of the Company's Common Stock to the Company's Chief Executive Officer during the period from inception (September 9, 1997) through December 31, 1997:

                         1997 OPTION AND WARRANT GRANTS

                                                                                            POTENTIAL
                                                                                           REALIZABLE
                                                                                            VALUE AT
                                                                                             ASSUMED
                       NUMBER OF                                                         ANNUAL RATES OF
                         SHARES      % OF TOTAL                                            STOCK PRICE
                       UNDERLYING   OPTIONS AND                                         APPRECIATION FOR
                        OPTIONS       WARRANT                                            OPTION/WARRANT
                          AND        GRANTED TO                                              TERM(2)
       NAME OF          WARRANT     EMPLOYEES IN   EXERCISE PRICE                    -----------------------
  BENEFICIAL OWNER      GRANTED         1997        PER SHARE(1)    EXPIRATION DATE      5%          10%
  ----------------     ----------   ------------   --------------   ---------------  ----------   ----------
Ronald J. Mittelstaedt...  100,000(3)     15.9%        $2.80        Dec. 14, 2007    $1,675,000   $2,832,000
                        100,000(4)      15.9%          $2.80        Dec. 14, 2002    $1,252,000   $1,653,000

---------------
(1) The options and warrant were granted at or above fair market value as determined by the Board of Directors on the date of grant.
(2) Amounts reported in these columns represent amounts that may be realized on exercise of options and warrant immediately prior to the expiration of their term assuming the specified assumed rates of stock price appreciation (5% and 10%) on the Company's Common Stock over the term of the options and warrant. The potential realizable values set forth above do not take into account applicable tax and expense payments that may be associated with such exercises. Actual realizable value, if any, will depend on the future price of the Common Stock on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed annualized rates of stock price appreciation over the exercise period of the options and warrants used in the table above are mandated by the rules of the Securities and Exchange Commission (the "Commission") and do not represent the Company's estimate or projection of the future price of the Common Stock on any date. There is no representation, either express or implied, that the stock price appreciation rates for the Common Stock assumed for purposes of this table will actually be achieved.

(3) Warrant vested immediately on date of grant.
(4) Options vest 33% on October 1, 1998, 33% on October 1, 1999, and 34% on October 1, 2000.

     Option and Warrant Values. The following table sets forth information for the Chief Executive Officer with respect to the value of unexercised options and warrants outstanding as of December 31, 1997. The Chief Executive Officer did not exercise any options or warrants during 1997.

                         1997 OPTION AND WARRANT VALUES

                                       NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                                         UNEXERCISED OPTIONS AND         IN-THE-MONEY OPTIONS AND
                                                WARRANT AT                      WARRANT AT
                                            DECEMBER 31, 1997             DECEMBER 31, 1997 (1)
                                       ----------------------------    ----------------------------
                                       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                       -----------    -------------    -----------    -------------
Ronald J. Mittelstaedt...............    100,000         100,000           --              --

---------------
(1) There was no public trading market for the Company's Common Stock at December 31, 1997. Accordingly, as permitted by the rules of the Commission, these values have been calculated based on the fair market value of the Company's Common Stock as of December 31, 1997, of $2.02 per share, as determined by the Board of Directors based on an independent valuation, less the aggregate exercise price.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Steven F. Bouck, Eugene V. Dupreau, Charles B. Youngclaus, Darrell W. Chambliss, Michael R. Foos and Eric J. Moser. Each agreement has a three-year term.

     The Company entered into an employment agreement with Ronald J. Mittelstaedt, the President and the Chief Executive Officer, on October 1, 1997. The initial annual base salary is $170,000. Mr. Mittelstaedt's base salary will be adjusted to at least $250,000 on October 1, 1998. The agreement provides for a minimum bonus of $125,000 for the 15-month period ending December 31, 1998, if the Company achieves certain acquisition and financial targets.

     The agreement provides for an initial five-year term, at the end of which the agreement automatically renews for additional successive one-year terms unless terminated earlier upon written notice of either Mr. Mittelstaedt or the Company or extended further by the Board. The Company or Mr. Mittelstaedt may at any time terminate the agreement, with or without cause, provided that if the Company terminates the agreement without cause (as defined in the agreement) or if Mr. Mittelstaedt terminates the agreement for good reason (as defined in the agreement), the Company is required to make certain severance payments, and all of Mr. Mittelstaedt's unvested options, warrants and rights relating to capital stock of the Company will immediately vest. The agreement also provides that a change of control of the Company (as defined in the agreement) will be deemed a termination of Mr. Mittelstaedt without cause, unless Mr. Mittelstaedt waives that provision.

     Pursuant to the employment agreement, the Company sold Mr. Mittelstaedt 617,500 shares of the Company's Common Stock for $0.01 per share and 357,143 shares of the Company's Series A Preferred Stock for $1,000,000. Mr. Mittelstaedt may recommend nominees for election to the Company's Board of Directors. If the Board consists of five or fewer members, Mr. Mittelstaedt may recommend two nominees, and if it consists of more than five members, he may recommend three nominees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The full Board of Directors served as the compensation committee of the Board during 1997. At the time the employment agreement with Mr. Mittelstaedt was approved by the Board of Directors,

Mr. Mittelstaedt was one of three members of the Board of Directors. No executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

1997 STOCK OPTION PLAN

     The 1997 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors effective as of October 1, 1997, and was approved by the stockholders on March 12, 1998. The Stock Option Plan is intended to provide employees, consultants and directors with additional incentives by increasing their proprietary interests in the Company. Under the Stock Option Plan, the Company may grant options with respect to a maximum of 1,200,000 shares of Common Stock. As of May 15, 1998, the Company had granted options to purchase 880,600 shares of Common Stock at a weighted average exercise price of $5.44 per share.

     The Stock Option Plan is currently administered by the Board of Directors. Upon consummation of the offering, the Compensation Committee will administer the Stock Option Plan. The administrator of the Stock Option Plan has the authority to determine the employees, consultants and directors to whom options are granted (the "Optionees"), the type, size and term of the options, the grant date, the expiration date, the vesting schedule and other terms and conditions of the options.

     The Stock Option Plan provides for the grant of incentive stock options ("ISOs") as defined in section 422 of the Internal Revenue Code, as amended, and nonqualified stock options. Only employees of the Company may receive ISOs. The aggregate fair market value, as of the grant date, of the Common Stock subject to ISOs that become exercisable by any employee during any calendar year may not exceed $100,000. Options generally become exercisable in installments pursuant to a vesting schedule set forth in the option agreement. No option shall be granted after September 30, 2007. No option will remain exercisable later than 10 years after the grant date (or five years in the case of ISOs granted to Optionees owning more than 10% of the total combined voting power of all classes of the Company's outstanding capital stock (a "Ten Percent Stockholder")). The exercise price of ISOs granted under the Stock Option Plan may be no less than the fair market value of a share of Common Stock on the grant date (or 110% of such fair market value, in the case of ISOs granted to Ten Percent Stockholders).

     If an Optionee with outstanding options retires or becomes disabled and does not die within the three months following retirement or disability, the Optionee may exercise his or her options, but only within the period ending, subject to the discretion of the administrator of the Stock Option Plan, on the earlier of: (i) six months after retirement or disability; or (ii) the expiration of the option set forth in the option agreement. If the Optionee does not exercise his or her options within that time period, the options will terminate, and the shares of Common Stock subject to the options will become available for issuance under the Stock Option Plan. If the Optionee ceases to be an employee, consultant or director of the Company other than because of retirement, death or disability, his or her options terminate on the date such relationship terminates, subject to the discretion of the administrator of the Stock Option Plan, and the shares of Common Stock subject to the options will become available for issuance under the Stock Option Plan. Each option agreement may include the right of the Company to repurchase any and all shares acquired by an Optionee under the Stock Option Plan upon termination of the Optionee, whether voluntary or involuntary or with or without cause.

                              CERTAIN TRANSACTIONS

  Initial Funding

     In September and October 1997, the Company sold an aggregate of 2,300,000 shares of Common Stock at a price of $0.01 per share and 2,499,998 shares of Series A Preferred Stock at a price of $2.80 per share to 19 accredited investors, including certain officers and directors of the Company, in a private placement. Such sales were made in accordance with Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The investors included the following officers and directors of the Company, their immediate family members, and entities controlled by them:

          Mittelstaedt Family Trust dated 6/18/97 (trustee is Ronald J. Mittelstaedt, President, Chief Executive Officer and Chairman): 357,143 shares of Series A Preferred for $1,000,000 and 617,500 shares of Common Stock for $6,175;

          J. Bradford Bishop (former director; resigned January 30, 1998):
     678,750 shares of Common Stock for $6,787.50;

          James N. Cutler, Jr. (former director; resigned January 30, 1998):
     678,750 shares of Common Stock for $6,787.50;

          Bishop-Cutler L.L.C. (controlled by former directors J. Bradford Bishop and James N. Cutler, Jr.): 339,285 shares of Series A Preferred Stock for $950,000;

          Frank W. Cutler (brother of former director James N. Cutler, Jr.):
     142,857 shares of Series A Preferred Stock for $400,000 and 275,000 shares of Common Stock for $2,750;

          Darrell W. Chambliss (Vice President -- Operations): 20,000 shares of Common Stock for $200;

          Michael R. Foos (Vice President and Corporate Controller): 20,000 shares of Common Stock for $200;

          Eric J. Moser (Treasurer and Assistant Corporate Controller): 10,000 shares of Common Stock for $100.

  Options and Warrants to Management Group

     On October 1, 1997, Darrell W. Chambliss, Michael R. Foos and Eric J. Moser were granted options to purchase 150,000, 150,000 and 85,000 shares, respectively, of Common Stock, pursuant to their respective employment agreements with the Company.

     On December 15, 1997, each of then directors James N. Cutler and J. Bradford Bishop and Board consultant Frank W. Cutler was granted a warrant to purchase 247,000 shares of Common Stock at an exercise price of $2.80 per share. Messrs. Cutler and Bishop resigned as directors on January 30, 1998, and Frank
W. Cutler's consulting relationship with the Board terminated on that date. On December 15, 1997, Ronald J. Mittelstaedt was granted a warrant to purchase 100,000 shares of Common Stock at an exercise price of $2.80 per share and an option to purchase 100,000 shares of Common Stock at an exercise price of $2.80 per share. All of the above warrants and options are currently exercisable, except for the option to purchase 100,000 shares granted to Mr. Mittelstaedt, one-third of which becomes exercisable on each of October 1, 1998, October 1, 1999, and October 1, 2000.

     On December 15, 1997, Michael W. Harlan was granted a warrant to purchase 5,000 shares of Common Stock at an exercise price of $2.80 per share, exercisable on October 1, 1998. On January 30, 1998, Mr. Harlan and William J. Razzouk were each granted an option to purchase 15,000 shares of Common Stock at an exercise price of $3.00 per share, exercisable on October 1, 1998.

     On February 1, 1998, Steven F. Bouck was granted options to purchase 200,000 shares of Common Stock, pursuant to his employment agreement with the Company. These options include an option to purchase 100,000 shares at an exercise price of $2.80 per share, of which one-third is exercisable on each of October 1, 1998, October 1, 1999, and October 1, 2000. Of Mr. Bouck's remaining options, an option to purchase 50,000 shares has an exercise price of $9.50 per share, and an option to purchase 50,000 shares has an exercise price of $12.50 per share; one-third of each of these options vests on each of October 1, 1998, October 1, 1999, and October 1, 2000. On February 1, 1998, Mr. Bouck was granted an immediately exercisable warrant to purchase 50,000 shares of Common Stock at an exercise price of $2.80 per share, which was exercised in March 1998.

     On February 23, 1998, Eugene V. Dupreau and Charles B. Youngclaus were granted warrants in connection with the Company's acquisition of Madera. See "Purchase of Madera Disposal Systems, Inc." below.

  Purchase of Waste Connections of Idaho, Inc.

     On January 30, 1998, the Company purchased all of the outstanding stock of Waste Connections of Idaho, Inc. ("Waste Connections Idaho") from Ronald J. Mittelstaedt, J. Bradford Bishop and James N. Cutler, Jr., the sole shareholders of Waste Connections Idaho. The aggregate purchase price was $3,000, which was the aggregate price paid initially by Messrs. Mittelstaedt, Bishop and Cutler for such shares. Messrs. Mittelstaedt, Bishop and Cutler formed Waste Connections Idaho in September 1997 for the purpose of acquiring certain assets from Browning-Ferris Industries of Idaho, Inc.

  Purchase of Madera Disposal Systems, Inc.

     Eugene V. Dupreau was President and a 16.7% shareholder of Madera Disposal Systems, Inc. before it was acquired by the Company on February 23, 1998. Charles B. Youngclaus was Chief Operating Officer and a 16.7% shareholder of Madera before it was acquired by the Company. For their shares of Madera's common stock, each of Messrs. Dupreau and Youngclaus received $630,662 in cash, 333,333 shares of the Company's Common Stock and warrants to purchase 66,667 shares of the Company's Common Stock at an exercise price of $4.00 per share. Each of Messrs. Dupreau and Youngclaus has been engaged by the Company as Vice President -- Madera. Mr. Dupreau was appointed a director of the Company, effective February 23, 1998.

     In addition, the Company is required to pay contingent consideration to certain former Madera shareholders, subject to their involvement in the events that give rise to the consideration, if the Company enters into certain specified business transactions by February 3, 2001. These shareholders may include Messrs. Dupreau and Youngclaus.

  Other Transactions.

     The Company has entered into certain transactions with Continental Paper, LLC, an Oregon limited liability company doing business as Fibres International ("Fibres"). J. Bradford Bishop and James N. Cutler, Jr. own 60% of the membership interests in Fibres, were directors of the Company when some of these transactions occurred and may be deemed promoters of the Company. In markets where Fibres has processing facilities (which include three of the Company's four current markets), the Company delivers to Fibres' processing facilities all of the Company's collected recyclable materials for which Fibres pays the market rate (adjusted to reflect the Company's costs of transporting the materials to Fibres or another processor) otherwise obtainable by the Company for such materials. The gross revenues received by the Company from Fibres from the Company's inception through December 31, 1997, were approximately $222,701. The net amount retained by the Company, after deducting the fees the Company paid to Fibres for the right to collect the recyclables, was approximately $10,860 for such period.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of May 15, 1998, and after the sale of the shares of Common Stock offered hereby and the automatic conversion to Common Stock of all outstanding shares of Series A Preferred Stock, by: (i) each person or entity known to the Company to beneficially own more than 5% of the Company's Common Stock; (ii) Mr. Mittelstaedt and each director of the Company; and (iii) all current directors and executive officers of the Company as a group.

                                                                            TO BE OWNED AFTER
                                            OWNED AS OF MAY 15, 1998          THE OFFERING
                 NAME OF                    -------------------------    -----------------------
           BENEFICIAL OWNER(1)                NUMBER      PERCENTAGE      NUMBER      PERCENTAGE
           -------------------              ----------    -----------    ---------    ----------
James N. Cutler, Jr.(2)(3)(4).............    923,750        26.9%         977,322       12.3%
J. Bradford Bishop(2)(3)(4)...............    905,750        26.4          923,607       11.6
Ronald J. Mittelstaedt(2)(4)(5)...........    667,900        19.5        1,025,043       12.9
Frank W. Cutler(2)(3)(4)..................    522,000        15.2          672,246        8.5
Eugene V. Dupreau(2)(6)...................    397,000        11.6          397,000        5.0
Charles B. Youngclaus(2)(6)...............    375,000        10.9          375,000        4.7
Melvin G. Dias(2)(7)......................    400,000        11.7          400,000        5.0
Imperial Bank(2)(8).......................    200,000         5.8          200,000        2.5
Kieckhefer Partnership 84-1(2)(4).........         --          --          562,104        7.1
Michael W. Harlan(2)......................         --          --               --         --
William J. Razzouk(2).....................         --          --               --         --
Eugene P. Polk(2)(9)......................         --          --          468,418        5.9
All executive officers and directors as a
  group (9 persons)(4)(5).................  1,533,900        44.7%       1,926,758       24.3%

---------------
(1) Beneficial ownership is determined in accordance with the rules of the Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options and/or warrants currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person. Except as otherwise indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock shown.
(2) The address of Mr. Mittelstaedt is 2260 Douglas Boulevard, Suite 280, Roseville, California 95661. The address of J. Bradford Bishop and James N. Cutler, Jr. is 6950 S.W. Hampton Street, Suite 200, Portland, Oregon 97223. The address of Kieckhefer Partnership 84-1 and Eugene P. Polk is P.O. Box 1151, Prescott, Arizona 86302. The address of Frank W. Cutler is 711 North Bayfront, Newport Beach, California 92662. The address of Eugene V. Dupreau, Charles B. Youngclaus and Melvin G. Dias is Madera Disposal Systems, Inc., 21739 Road 19, Chowchilla, California 93610. The address of Michael W. Harlan is 2777 Allen Parkway, Suite 700, Houston, Texas 77019. The address of William J. Razzouk is 165 Madison Avenue, Suite 1300, Memphis, Tennessee 38103. The address of Imperial Bank is 777 108th Avenue NE, Suite 1670, Bellevue, Washington 98004.
(3) Includes 247,000 shares purchasable under currently exercisable warrants.
(4) As of May 15, 1998, the Mittelstaedt Family Trust, J. Bradford Bishop, James
    N. Cutler, Jr., Kieckhefer Partnership 84-1, Kieckhefer Trust Partnership 61-1 and Frank W. Cutler beneficially owned 357,143, 17,857, 53,572, 562,104, 281,052 and 150,246 shares, respectively, of Series A Preferred Stock. Those shares automatically convert to the same number of shares of Common Stock on the closing of the offering.

(5) Includes 100,000 shares purchasable under currently exercisable warrants. Also includes 567,900 shares held by the Mittelstaedt Family Trust dated 6/18/97, of which Mr. Mittelstaedt is the Trustee.
(6) Includes 66,667 shares purchasable under immediately exercisable warrants.
(7) Includes 66,666 shares purchasable under immediately exercisable warrants.
(8) Shares purchasable under currently exercisable warrants.
(9) As of May 15, 1998, Eugene Polk beneficially owned 468,418 shares of Series A Preferred Stock: 285,713 through three trusts for which he serves as a trustee (190,562 shares -- Eugene P. Polk and Barbara J. Polk Revocable Trust U/A 11/18/68; 53,571 shares -- Margaret T. Morris Trust U/A 5/1/67; and 53,571 shares -- Margaret T. Morris Trust U/A 4/19/69) and 170,714 shares through the Polk Investment Partnership 93-1, for which he serves as a Manager. Those shares automatically convert to the same number of shares of Common Stock on the closing of the offering.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). As of the date of this Prospectus, there are 3,432,726 shares of Common Stock outstanding and 2,499,998 shares of Series A Preferred Stock outstanding. The Series A Preferred shares will automatically convert to 2,499,998 shares of Common Stock upon the consummation of this offering. After giving effect to this offering, there will be 7,932,724 shares of Common Stock outstanding (8,232,724 if the Underwriters' over-allotment option is exercised in full).

     The following description of the Company's capital stock is a summary of the material terms of such stock. The following does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Cumulative voting for the election of directors is not permitted. Subject to such preferences to which holders of shares of Preferred Stock, if any, may be entitled, the holders of outstanding shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of outstanding shares of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to preferences, if any, to which holders of shares of Preferred Stock, if any, may be entitled. In connection with the acquisition of Madera, the Company issued 1,000,000 shares of Common Stock, which was redeemable under certain circumstances. Upon the consummation of this offering, those shares will no longer be redeemable. The holders of outstanding shares of Common Stock do not have any preemptive, subscription, redemption, conversion or sinking fund rights. The outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Company is authorized by its Amended and Restated Certificate of Incorporation to issue a maximum of 10,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including dividend rights, voting rights, conversion privileges, redemption rights, liquidation rights and/or sinking fund rights, as may from time to time be determined by the Board of Directors of the Company. The Company has issued 2,499,998 shares of Series A Preferred Stock, which on the closing of this offering will convert automatically to 2,499,998 shares of Common Stock. The Series A Preferred Stock provides for cumulative dividends, which if not paid in cash prior to the Preferred Stock's conversion into Common Stock are to be paid in additional shares of Common Stock. The Company intends to pay any such accumulated dividends in cash prior to conversion. Additional Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. The effect of having such Preferred Stock authorized is that the Company's Board of Directors alone, within the bounds and subject to the federal securities laws and the Delaware General Corporation Law (the "Delaware Law"), may be able to authorize the issuance of Preferred Stock, which may adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock may also have the effect of delaying, deferring or preventing a change in control of the Company.

CERTAIN STATUTORY, CHARTER AND BY-LAW PROVISIONS

     The following brief description of certain provisions of the Delaware Law and the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") and Amended and Restated By-laws (the "Restated By-laws") does not purport to be complete and is subject in all respects to the provisions of the Delaware Law, the Restated Certificate and the Restated By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     Classified Board of Directors. The Restated Certificate provides that the Board shall be divided into three classes and that the number of directors in each class shall be as nearly equal as is possible based on the number of directors constituting the entire Board. The Restated Certificate effectively provides that the term of office of the first class will expire at the annual meeting of stockholders following December 31, 1998, the term of office of the second class will expire at the annual meeting of stockholders following December 31, 1999, and the term of office of the third class will expire at the annual meeting of stockholders following December 31, 2000. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

     The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that the Company's directors, if confronted by a third party attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders. However, such classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions.

     Number of Directors; Removal; Filling Vacancies. The Restated Certificate provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors comprising the entire Board will be fixed from time to time by action of not less than a majority of the directors then in office. In no event shall such number be less than three or more than nine, unless approved by action of not less than two-thirds of the directors then in office. In addition, the Restated Certificate provides that, subject to any rights of holders of Preferred Stock, newly created directorships resulting from an increase in the authorized number of directors, vacancies on the Board resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the Board (and not by the stockholders unless there are no directors in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, the Board could prevent any stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees.

     Under the Delaware Law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Restated Certificate provides that following the offering, directors may be removed only for cause and only on the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

     The provisions of the Restated Certificate governing the number of directors, their removal and the filling of vacancies may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company, or of attempting to change the composition or policies of the Board, even though such attempts might be beneficial to the Company or its stockholders. These provisions of the Restated Certificate could thus increase the likelihood that incumbent directors retain their positions.

     Limitation on Special Meetings; No Stockholder Action by Written
Consent. The Restated Certificate and the Restated By-laws provide that (subject to the rights, if any, of holders of any class or series of Preferred Stock then outstanding): (i) only a majority of the Board of Directors or the President or Chairman of the Board will be able to call a special meeting of stockholders;
(ii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters stated in the notice of meeting or properly brought before the meeting by or at the direction of the Board of Directors; and (iii) following the offering, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board, except at an annual meeting.

     Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. The Restated By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

     The Stockholder Notice Procedure provides that, subject to the rights of any holders of Preferred Stock, only persons who are nominated by or at the direction of the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then the 15th day following the earlier of: (i) the day such notice was mailed; or (ii) the day such public disclosure was made).

     Under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as director must contain certain information about the nominating stockholder and the proposed nominee, and a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder. If the Chairman or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

     By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure affords the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board, provides the Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

     Although the Restated By-laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the forgoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

     Certain Provisions Relating to Potential Change of Control. The Restated Certificate authorizes the Board and any committee of the Board to take such action as it may determine to be reasonably necessary or desirable to encourage any person or entity to enter into negotiations with the Board and management regarding any transaction which may result in a change of control of the Company, or to contest or oppose any such transaction which the Board determines to be unfair, abusive or otherwise undesirable to the Company, its business, assets, properties or stockholders. The Board or any such committee is specifically authorized to adopt plans or to issue securities of the Company including plans, rights, options, capital stock, notes, debentures or other debt securities, which securities may be exchangeable or convertible into cash or other securities on such terms and conditions as the Board or any such committee determines. In addition, the Board or such committee of the Board may provide that any holder or class of holders of such designated securities will be treated differently than, and unequally to, all other security holders in respect of the terms, conditions, provisions and rights of such securities.

     The existence of this authority or the actions which may be taken by the Board pursuant thereto are intended to give the Board flexibility in order to act in the best interests of stockholders in the event of a potential change of control transaction. Such provisions may, however, deter potential acquirors from proposing unsolicited transactions not approved by the Board and might enable the Board to hinder or frustrate such a transaction if proposed.

     Limitation of Liability of Directors. The Restated Certificate provides that a director will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as so amended.

     Amendment of the Certificate of Incorporation and By-laws. The Restated Certificate contains provisions requiring the affirmative vote of the holders of at least 66 2/3% of the voting power of the Voting Stock to amend certain provisions of the Restated Certificate (including the provisions discussed above relating to the size and classification of the Board, replacement and/or removal of Board members, action by written consent, special stockholder meetings, the authorization for the Board to take steps to encourage or oppose, as the case may be, transactions which may result in a change of control of the Company, and limitation of the liability of directors) or to amend any provision of the Restated By-laws by action of stockholders following the offering. These provisions make it more difficult for stockholders to make changes in the Restated Certificate and the Restated By-laws, including changes designed to facilitate the exercise of control over the Company.

     Business Combination Provisions of Delaware Law. The Company is a Delaware corporation and is subject to section 203 of the Delaware Law. In general, section 203 prevents a Delaware corporation from engaging in a "business combination" (as defined) with an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock or affiliate or associate) for three years following the time such stockholder became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the business combination or the transaction in which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to the time such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

TRANSFER AGENT AND REGISTRAR

     BankBoston, N.A., c/o Boston EquiServe, L.P., will serve as transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 7,932,724 shares of Common Stock outstanding. All of the shares offered hereby will be freely saleable in the public market after completion of this offering, unless acquired by affiliates of the Company. All of the shares outstanding prior to completion of this offering are subject to contractual restrictions that prohibit the stockholder from selling or otherwise disposing of shares for a period of 180 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. After this 180-day period expires, 4,749,998 of the currently outstanding shares will be eligible for resale in the public market under Rule 144 promulgated under the Securities Act, an additional 1,000,000 of the currently outstanding shares will become eligible for resale in the public market in February 1999, an additional 132,726 of the currently outstanding shares will become eligible for resale in the public market later in 1999, and an additional 50,000 of the currently outstanding shares will become eligible for resale in the public market ratably over three years, in each case subject to the restrictions of Rule 144. Shares of Common Stock held by affiliates of the Company will be subject to certain volume and other limitations discussed below under Rule 144.

     The Company has agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus, except as consideration for business acquisitions, upon exercise of currently outstanding stock options or warrants or upon the issuance of options to employees, consultants and directors under the Company's 1997 Stock Option Plan, and the exercise of such options, without the prior written consent of BT Alex. Brown Incorporated.

     In general, under Rule 144, a person (or persons whose shares are aggregated), including persons who may be deemed affiliates of the Company, who has beneficially owned his or her shares for at least one year is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of the Common Stock (79,327 shares after completion of this offering) or the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144(k), a person (or persons whose shares are aggregated) who is not or has not been deemed an "affiliate" of the Company for at least three months and who has beneficially owned his or her shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the limitations discussed above.

     There has been no public market for the Common Stock prior to this offering and no assurance can be given that an active public market for the Common stock will develop or be sustained after completion of this offering. Sales of substantial amounts of the Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital or effect acquisitions through the issuance of Common Stock.

     After the completion of this offering, the Company intends to file a registration statement under the Securities Act to register all shares issuable on exercise of stock options or other awards granted or to be granted under its Stock Option Plan. After the filing of such registration statement and subject to certain restrictions under Rule 144, those shares will be freely saleable in the public market immediately following exercise of such options. The Company currently intends to file a shelf registration statement covering up to an additional 3,000,000 shares of Common Stock under the Securities Act, for its use in connection with acquisitions that may be made by the Company. Such shares, when issued, could be freely saleable in the public market 180 days after the date of this Prospectus, or earlier on prior approval of BT Alex. Brown Incorporated by persons not affiliated with the Company, unless the Company contractually restricts their resale. See "Underwriting."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, BT Alex. Brown Incorporated and CIBC Oppenheimer Corp., have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                 NUMBER OF
                        UNDERWRITER                               SHARES
                        -----------                           ---------------
BT Alex. Brown Incorporated.................................       835,000
CIBC Oppenheimer Corp.......................................       835,000
Donaldson, Lufkin & Jenrette Securities Corporation.........        50,000
Morgan Stanley & Co. Incorporated...........................        50,000
First Analysis Securities Corporation.......................        50,000
D.A. Davidson & Co., Inc....................................        30,000
Pacific Growth Equities, Inc................................        30,000
Piper Jaffray Inc...........................................        30,000
Raymond James & Associates, Inc.............................        30,000
Sanders Morris Mundy Inc....................................        30,000
Van Kasper & Company........................................        30,000
                                                                 ---------
          Total.............................................     2,000,000
                                                                 =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.48 per share. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.10 per share to certain other dealers. After commencement of the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares offered by the Company hereunder, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, such additional shares will be offered by the Underwriters on the same terms as those on which the 2,000,000 shares are being offered.

     To facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriters may over-allot shares of the Common Stock in connection with the offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. Any of these activities may maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the syndicate of Underwriters, also may reclaim selling concessions allowed to an Underwriter or dealer, if the syndicate repurchases shares distributed by that Underwriter or dealer.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     The Company has agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus, except as consideration for business acquisitions, upon exercise of currently outstanding stock options or warrants, or upon the issuance of options to employees, consultants and directors under the Company's 1997 Stock Option Plan, and the exercise of such options, without the prior written consent of BT Alex. Brown Incorporated. All stockholders, directors and officers of the Company have agreed not to sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days without the prior written consent of BT Alex. Brown Incorporated.

     The Representatives of the Underwriters have advised the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price was determined by negotiations between the Company and the Representatives of the Underwriters. Among the factors to be considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Shartsis, Friese & Ginsburg LLP, San Francisco, California. Certain legal matters related to this offering will be passed upon for the Underwriters by Piper & Marbury L.L.P., Baltimore, Maryland. The statements pertaining to the Company's G certificates awarded by the WUTC under "Risk Factors -- Highly Competitive Industry," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General," "Business -- Industry Overview," and "Business -- G Certificates" will be passed upon for the Company by Williams, Kastner & Gibbs PLLC, Seattle, Washington.

                                    EXPERTS

     The financial statements of Waste Connections, Inc. and Predecessors as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and the Financial Statements of Madera Disposal Systems, Inc. at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere in this Prospectus and Registration Statement. Such financial statements have been included in this Prospectus in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement (of which the Prospectus is a part) on Form S-1 (together with all amendments thereto, the "Registration Statement"), under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus regarding the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1204, Washington, D.C. 20549, at prescribed rates.

     The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web-site is http:\\www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
WASTE CONNECTIONS, INC. UNAUDITED PRO FORMA FINANCIAL
  STATEMENTS
  Introduction to Unaudited Pro Forma Consolidated Financial
     Statements.............................................   F-3
  Unaudited Pro Forma Consolidated Statement of Operations
     for the year ended December 31, 1997...................   F-4
  Unaudited Pro Forma Consolidated Statement of Operations
     for the three months ended March 31, 1998..............   F-5
  Notes to Unaudited Pro Forma Consolidated Statements of
     Operations.............................................   F-6
  Unaudited Pro Forma Consolidated Balance Sheet as of March
     31, 1998...............................................   F-9
  Notes to Unaudited Pro Forma Consolidated Balance Sheet...  F-10

WASTE CONNECTIONS, INC. AND PREDECESSORS
  Report of Ernst & Young LLP, Independent Auditors.........  F-11
  Combined Balance Sheet of Predecessors as of December 31,
     1996...................................................  F-12
  Consolidated Balance Sheet of Waste Connections, Inc. as
     of December 31, 1997 (Audited) and March 31, 1998
     (Unaudited)............................................  F-12
  Combined Statement of Operations of Predecessors for the
     nine months ended September 30, 1997...................  F-13
  Consolidated Statement of Operations of Waste Connections,
     Inc. for the period from inception (September 9, 1997)
     through December 31, 1997 (Audited) and the three
     months ended March 31, 1997 and 1998 (Unaudited).......  F-13
  Combined Statement of Operations of The Disposal Group for
     the period from January 1, 1996 through July 31,
     1996...................................................  F-14
  Combined Statement of Operations of Predecessors for the
     period ended December 31, 1996.........................  F-14
  Combined Statement of Operations of The Disposal Group for
     the year ended December 31, 1995.......................  F-15
  Statement of Operations of Fibres International, Inc. for
     the period from January 1, 1995 through November 30,
     1995...................................................  F-15
  Statement of Operations of Predecessors for the one month
     ended December 31, 1995................................  F-15
  Consolidated Statement of Redeemable Stock and
     Stockholders' Equity (Deficit) of Waste Connections,
     Inc. for the period from inception (September 9, 1997)
     through December 31, 1997 (Audited) and the three
     months ended March 31, 1998 (Unaudited)................  F-16
  Combined Statement of Cash Flows of Predecessors for the
     nine months ended September 30, 1997...................  F-17
  Consolidated Statement of Cash Flows of Waste Connections,
     Inc. for the period from inception (September 9, 1997)
     through December 31, 1997 (Audited) and the three
     months ended March 31, 1997 and 1998 (Unaudited).......  F-17
  Combined Statement of Cash Flows of The Disposal Group for
     the period from January 1, 1996 through July 31,
     1996...................................................  F-18
  Combined Statement of Cash Flows of Predecessors for the
     period ended December 31, 1996.........................  F-18
  Combined Statement of Cash Flows of The Disposal Group for
     the year ended December 31, 1995.......................  F-19
  Statement of Cash Flows of Fibres International, Inc. for
     the period from January 1, 1995 through November 30,
     1995...................................................  F-19
  Statement of Cash Flows of Predecessors for the one month
     ended December 31, 1995................................  F-19
  Notes to Financial Statements.............................  F-20

                                                              PAGE
                                                              ----
MADERA DISPOSAL SYSTEMS, INC.
  Report of Ernst & Young LLP, Independent Auditors.........  F-41
  Balance sheets as of December 31, 1996 and 1997...........  F-42
  Statements of income and retained earnings for the years
     ended December 31, 1995, 1996 and 1997.................  F-43
  Statements of Cash Flows for the years ended December 31,
     1995, 1996 and 1997....................................  F-44
  Notes to Financial Statements.............................  F-45

                            WASTE CONNECTIONS, INC.

                      INTRODUCTION TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1998 gives effect to this offering and the Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 and the three months ended March 31, 1998, give effect to this offering and the business combinations involving Waste Connections, Inc., (the "Company"), its predecessors, Waste Connections of Idaho, Inc. ("WCII"), its predecessors and Madera Disposal Systems, Inc. ("Madera"). Such combinations were accounted for using the purchase method of accounting. The Unaudited Pro Forma Consolidated Balance Sheet is presented as if this offering had occurred on March 31, 1998, and the Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 and for the three months ended March 31, 1998 are presented as if this offering and the Company's acquisitions of its predecessors, WCII and its predecessors and Madera had occurred as of January 1, 1997.

     The Company has preliminarily analyzed the savings that it expects to be realized by consolidating certain operational and general and administrative functions. The Company has not and cannot quantify all of these savings due to the short period of time since the predecessor, Madera and WCII acquisitions occurred. It is anticipated that these savings will be partially offset by the costs of being a publicly held company and the incremental increase in costs related to the Company's corporate management. However, these costs, like the savings they offset, cannot be quantified accurately. Neither the anticipated savings nor the anticipated costs have been included in the Unaudited Pro Forma Consolidated Financial Statements.

     The Unaudited Pro Forma Consolidated Financial Statements include certain adjustments to the historical combined financial statements of the predecessors, including adjusting depreciation expense to reflect purchase price allocations, reducing interest expense to reflect retirement of the outstanding acquisition-related debt with the proceeds of this offering and the related income tax effects of these adjustments.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The Unaudited Pro Forma Consolidated Financial Statements do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or to project the Company's financial position or results of operations for any future period. Because the Company, its predecessors, Madera, and WCII and its predecessors were not under common control or management for all periods, historical combined results may not be comparable to, or indicative of, future performance. The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus, as well as information included under the headings "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included elsewhere herein.

                            WASTE CONNECTIONS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                  PRO FORMA
                                 WASTE                                             ADJUSTED                          WASTE
                              CONNECTIONS,                                          WASTE                         CONNECTIONS
                                  INC.                                           CONNECTIONS,                    OF IDAHO, INC.
                              PERIOD FROM                       PRO FORMA          INC. AND         MADERA        PREDECESSORS
                               INCEPTION     PREDECESSORS      ADJUSTMENTS       PREDECESSORS      DISPOSAL         COMBINED
                               (SEPTEMBER    COMBINED NINE   TO COMBINE WASTE      COMBINED      SYSTEMS, INC.    NINE MONTHS
                              9, 1997) TO    MONTHS ENDED      CONNECTIONS,       YEAR ENDED      YEAR ENDED         ENDED
                              DECEMBER 31,   SEPTEMBER 30,       INC. AND        DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                  1997           1997          PREDECESSORS          1997            1997             1997
                              ------------   -------------   ----------------   --------------   -------------   --------------
Revenues....................   $   6,237        $18,114           $   --           $24,351          $7,845           $2,053
Operating expenses:
 Cost of operations.........       4,703         14,753             (146)(a)        19,015           5,289            1,377
                                                                    (195)(b)
                                                                    (100)(c)
 Selling, general and
   administrative...........         619          3,009             (570)(d)         2,926           1,041              312
                                                                    (132)(e)

 Depreciation and
   amortization.............         354          1,083               81(f)          1,416             627              307
                                                                    (102)(g)
 Start-up and integration...         493             --               --               493              --               --
 Stock compensation.........       4,395             --               --             4,395              --               --
                               ---------        -------           ------           -------          ------           ------
Income (loss) from
 operations.................      (4,327)          (731)           1,164            (3,894)            888               57
Interest expense............      (1,035)          (456)             456(h)         (1,253)           (280)              --
                                                                    (218)(h)
Other income (expense),
 net........................         (36)            14               --               (22)            173               --
                               ---------        -------           ------           -------          ------           ------
Income (loss) before
 (provision) benefit for
 income taxes...............      (5,398)        (1,173)           1,402            (5,169)            781               57
(Provision) benefit for
 income taxes...............         332             --             (561)(i)           240              --               --
                                                                     469(j)
                               ---------        -------           ------           -------          ------           ------
Net income (loss)...........   $  (5,066)       $(1,173)          $1,310           $(4,929)         $  781           $   57
                               =========        =======           ======           =======          ======           ======
Redeemable convertible
 preferred stock
 accretion..................   $    (531)
                               ---------
Net loss applicable to
 common stockholders........   $  (5,597)
                               =========
Basic net loss per common
 share......................   $   (2.99)
                               =========
Shares used in the per share
 calculation................   1,872,567
                               =========


                                  WASTE
                               CONNECTIONS
                              OF IDAHO, INC.
                               PERIOD FROM
                                INCEPTION
                              (SEPTEMBER 25,
                                 1997) TO                    PRO FORMA
                               DECEMBER 31,     PRO FORMA       AS
                                   1997        ADJUSTMENTS   ADJUSTED
                              --------------   -----------   ---------
Revenues....................       $764         $     --     $  35,013
Operating expenses:
 Cost of operations.........        433               --        26,114
 Selling, general and
   administrative...........         56              (83)(k)     4,252
 Depreciation and
   amortization.............         94             (377)(l)     2,431
                                                     364(m)
 Start-up and integration...         --               --           493
 Stock compensation.........         --               --         4,395
                                   ----         --------     ---------
Income (loss) from
 operations.................        181               96        (2,672)
Interest expense............        (50)             280(n)         --
                                                    (897)(o)
                                                   2,200(p)
Other income (expense),
 net........................         --               --           151
                                   ----         --------     ---------
Income (loss) before
 (provision) benefit for
 income taxes...............        131            1,679        (2,521)
(Provision) benefit for
 income taxes...............        (52)            (297)(q)      (781)
                                                    (672)(i)
                                   ----         --------     ---------
Net income (loss)...........       $ 79         $    710     $  (3,302)
                                   ====         ========     =========
Redeemable convertible
 preferred stock
 accretion..................                                 $      --
                                                             ---------
Net loss applicable to
 common stockholders........                                 $  (3,302)
                                                             =========
Basic net loss per common
 share......................                                 $   (0.45)
                                                             =========
Shares used in the per share
 calculation................                                 7,372,565
                                                             =========

                            See accompanying notes.

                            WASTE CONNECTIONS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     WASTE
                                  CONNECTIONS,
                                      INC.            MADERA             WASTE
                                  CONSOLIDATED       DISPOSAL        CONNECTIONS,
                                     THREE           SYSTEMS,        INC. OF IDAHO
                                     MONTHS          INC. ONE             ONE
                                     ENDED          MONTH ENDED       MONTH ENDED                        PRO FORMA
                                   MARCH 31,        JANUARY 31,       JANUARY 31,     PRO FORMA          COMBINED
                                      1998             1998              1998        ADJUSTMENTS        AS ADJUSTED
                                  ------------   -----------------   -------------   -----------        -----------
Revenues........................   $   7,601           $ 611             $250           $  --            $   8,462
Operating expenses:
  Cost of operations............       5,397             412              208              --                6,017
  Selling, general and
     administrative.............         770             112               34             (19)(k)              897
  Depreciation and
     amortization...............         541              69               32             (19)(l)(m)           623
  Stock compensation............         320              --               --              --                  320
                                   ---------           -----             ----           -----            ---------
Income (loss) from operations...         573              18              (24)             38                  605
Interest expense................        (301)           (289)              (7)            597(p)                --
Other income (expense), net.....          --              16               --              --                   16
                                   ---------           -----             ----           -----            ---------
Income (loss) before (provision)
  benefit for income taxes......         272            (255)             (31)            635                  621
(Provision) benefit for income
  taxes.........................        (237)             --               19            (159)(q)(i)          (377)
                                   ---------           -----             ----           -----            ---------
Net income (loss)...............   $      35           $(255)            $(12)          $ 476            $     244
                                   =========           =====             ====           =====            =========
Redeemable convertible preferred
  stock accretion...............   $    (572)                                                            $      --
                                   ---------                                                             ---------
Net income (loss) applicable to
  common stockholders...........   $    (537)                                                            $     244
                                   =========                                                             =========
Basic net income (loss) per
  common share..................   $   (0.23)                                                            $    0.03
                                   =========                                                             =========
Diluted net income per share....                                                                         $    0.03
                                                                                                         =========
Shares used in the per share
  calculations:
  Basic.........................   2,311,111                                                             7,811,109
                                   =========                                                             =========
  Diluted.......................                                                                         8,835,415
                                                                                                         =========

                            See accompanying notes.

                            WASTE CONNECTIONS, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

     ASSUMPTIONS. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1997, and for the three months ended March 31, 1998 are presented as if the acquisitions of the Company's and WCII's predecessors, WCII and Madera had occurred on January 1, 1997.

     ACQUISITIONS. The acquisitions are being accounted for under the purchase method of accounting for business combinations. Certain items affecting the purchase prices and their allocations are preliminary. The preliminary purchase prices of WCII and Madera consist of the following:

                                                          WCII      MADERA
                                                         ------    --------
Cash paid to shareholders..............................  $    3      $6,949
Common stock issued....................................      --       7,500
Pay-off of long-term debt and capital lease
  obligations..........................................      --       2,630
Liabilities assumed....................................   1,943       1,626
Acquisition costs......................................      --         180
Common stock warrants issued...........................      --         954
                                                         ------    --------
                                                         $1,946     $19,839
                                                         ======    ========

     The Company has preliminary allocated the purchase prices as follows:

                                                          WCII      MADERA
                                                         ------    --------
Tangible assets purchased..............................  $1,946      $4,534
Goodwill...............................................      --      14,580
Long-term franchise agreements and contracts...........      --         725
                                                         ------    --------
                                                         $1,946     $19,839
                                                         ======    ========

     PRO FORMA ADJUSTMENTS. The following adjustments have been made to the unaudited pro forma consolidated statements of operations:

     (a) To eliminate BFI corporate environmental expense allocation related to BFI landfill closure costs which do not exist for the Company.

     (b) To record amortization of the loss contract accrual that was recorded in connection with the acquisitions of the predecessor operations. The loss contract accrual is being amortized to operating expenses over the related terms of the loss contracts which range from 6 to 65 months. The loss contract accrual represents the estimated incremental losses to the Company related to certain unfavorable contracts the Company acquired in connection with the acquisition of the predecessor operations.

     (c) To reduce facilities lease expense to the amounts provided for in the sublease agreement entered into with BFI in connection with the acquisitions of the predecessor operations. The sublease agreement was directly attributable to, a required element of, and a condition to the closing of the acquisition.

     (d) To reduce BFI corporate overhead expense allocations to the amount of corporate overhead currently being incurred by the Company.

     (e) To eliminate consulting expenses incurred by BFI related to the acquisition of The Disposal Group which the Company did not assume in connection with the acquisitions of

                            WASTE CONNECTIONS, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

          the predecessors. The non-assumption of the consulting agreement was directly attributable to, a required element of, and a condition to the closing of the acquisition.

     (f) To increase depreciation for the increase in the property and equipment's carrying value to fair value.

     (g) To decrease goodwill amortization for the lower goodwill amount recorded by the Company in connection with its acquisition of the predecessor operations.

     (h) To eliminate the predecessor's interest expense and record interest expense on the debt obligations incurred by the Company in connection with the acquisitions of the predecessors.

     (i) To record the estimated tax provision associated with the pro forma adjustments using the Company's estimated effective tax rate of 40%.

     (j) To record an income tax benefit for the net operating loss incurred by the predecessors for the nine months ended September 30, 1997 using the Company's effective tax rate of 40%.

     (k) To adjust officers' salaries to levels provided for in the new employment agreements which were directly attributable to, required elements of, and a condition to the closing of the Madera acquisition.

     (l) To reduce depreciation for the reduction in the property and equipment's carrying value to fair value.

     (m) To increase goodwill amortization for the increase in goodwill resulting from the Madera acquisition. Goodwill is being amortized over a term of 40 years.

     (n) To eliminate interest expense associated with the outstanding debt obligations of Madera which were paid-off in connection with the acquisition.

     (o) To record interest expense on the additional long-term debt obligations incurred by the Company in connection with the Madera acquisition.

     (p) To eliminate all interest expense, as the offering proceeds will be used to pay off all outstanding debt obligations of the Company.

     (q) To record income taxes for Madera, which was a subchapter S corporation for income tax purposes for all periods prior to its acquisition by the Company. The effective income tax rate used was 38%.

                            WASTE CONNECTIONS, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     PRO FORMA PER SHARE DATA. The shares used in computing the unaudited pro forma net income (loss) per share for the year ended December 31, 1997, and the three months ended March 31, 1998 are based upon the pro forma number of common shares as summarized in the table below. See Note 1 of the Company's Notes to Financial Statements included elsewhere herein for information concerning the computation of basic and diluted net income (loss) per share.

                                                                 THREE MONTHS
                                                  YEAR ENDED        ENDED
                                                 DECEMBER 31,     MARCH 31,
                                                     1997            1998
                                                 ------------    ------------
Company weighted average shares outstanding....    1,872,567       2,311,111
Shares issued in connection with the
  acquisition of Madera........................    1,000,000       1,000,000
Shares issuable upon conversion of redeemable
  Convertible Preferred Stock..................    2,499,998       2,499,998
Shares issuable in connection with the
  offering.....................................    2,000,000       2,000,000
                                                  ----------     -----------
Shares used in calculating pro forma basic net
  income (loss) per share......................    7,372,565       7,811,109
                                                  ==========
Dilutive effect of employee stock options and
  stock purchase warrants......................                    1,024,306
                                                                 -----------
Shares used in calculating pro forma diluted
  net income per share.........................                    8,835,415
                                                                 ===========

     ACQUISITION COSTS. The Company incurred costs of $180 related to the Madera acquisition, which have been factored into the purchase price. Costs incurred by Madera were expensed as incurred.

     CONTINGENT PAYMENTS. In connection with the Madera acquisition the Company is required to pay contingent consideration to certain former Madera shareholders, subject to their involvement in specified events that give rise to the consideration. No amounts related to these contingent payments have been included in the pro forma financial statements as the events which would give rise to such payments have not yet occurred.

     OTHER. The Professional Cleaning business of Madera ceased operations in July 1997. This business had revenues of $193 and an operating loss of $215 during the year ended December 31, 1997.

     Shortly before the acquisition of the predecessor operations by the Company, BFI amended a franchise agreement with a municipality which provided for a reduction in the franchise fees. Had this amended franchise agreement been in effect as of January 1, 1997, pro forma cost of operations would have been approximately $135 lower during the year ended December 31, 1997.

                            WASTE CONNECTIONS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998

                                 (IN THOUSANDS)

                                                        WASTE
                                                  CONNECTIONS, INC.      PRO FORMA      PRO FORMA
                                                     CONSOLIDATED       ADJUSTMENTS    AS ADJUSTED
                                                  ------------------    -----------    -----------
ASSETS
Current assets:
  Cash..........................................       $ 2,386           $ 21,120(1)     $ 7,094
                                                                             (123)(2)
                                                                          (16,289)(2)
  Accounts receivable, net......................         4,198                 --          4,198
  Prepaid expenses and other current assets.....         1,061                 --          1,061
                                                       -------           --------        -------
          Total current assets..................         7,645              4,708         12,353
Property and equipment, net.....................         7,316                 --          7,316
Goodwill, net...................................        24,935                 --         24,935
Other assets....................................         1,137                 --          1,137
                                                       -------           --------        -------
                                                       $41,033           $  2,848        $45,741
                                                       =======           ========        =======

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..............................       $ 3,661           $     --        $ 3,661
  Deferred revenue..............................           972                 --            972
  Accrued liabilities...........................         1,701                 --          1,701
  Current portion of accrued losses on acquired
     contracts..................................           323                 --            323
                                                       -------           --------        -------
          Total current liabilities.............         6,657                 --          6,657
Accrued losses on acquired contracts............         1,149                 --          1,149
Long-term debt, net.............................        16,289            (16,289)(2)         --
Deferred income taxes...........................           162                 --            162
Redeemable convertible preferred stock..........         8,095               (123)(2)         --
                                                                           (7,972)(3)
Redeemable common stock.........................         7,500             (7,500)(4)         --
Stockholders' equity (deficit):
  Common stock..................................            24                 20(1)          79
                                                                               25(3)
                                                                               10(4)
  Additional paid-in capital....................         8,114             21,100(1)      44,651
                                                                            7,947(3)
                                                                            7,490(4)
  Stockholder notes receivable..................           (82)                --            (82)
  Deferred stock compensation...................          (741)                --           (741)
  Accumulated deficit...........................        (6,134)                --         (6,134)
                                                       -------           --------        -------
          Total stockholders' equity
            (deficit)...........................         1,181             34,732         37,773
                                                       -------           --------        -------
                                                       $41,033           $  2,848        $45,741
                                                       =======           ========        =======

                            See accompanying notes.

                            WASTE CONNECTIONS, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

     ASSUMPTIONS. The unaudited pro forma consolidated balance sheet as of March 31, 1998 is presented as if the Company's initial public offering had occurred on March 31, 1998.

     PRO FORMA ADJUSTMENTS. The following adjustments have been made to the unaudited pro forma consolidated balance sheet to reflect the Company's initial public offering:

          (1) Issuance of 2,000,000 shares of Common Stock with estimated net proceeds of $21,120

          (2) Pay-off of all outstanding debt obligations of the Company ($16,289) and accumulated preferred stock dividends ($123)

          (3) Conversion of 2,499,998 shares of redeemable Series A Preferred Stock into 2,499,998 shares of Common Stock which automatically converts upon the Company's initial public offering.

          (4) Reclassification of 1,000,000 shares of redeemable Common Stock to Common Stock since the Company's initial public offering will cause the redemption feature to be cancelled.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Waste Connections, Inc.

     We have audited the accompanying financial statements of Waste Connections, Inc. and Predecessors as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 which appear on pages F-12 through F-19 herein as listed in the accompanying Index to Financial Statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Waste Connections, Inc. and Predecessors at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Sacramento, California
March 6, 1998

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                  WASTE CONNECTIONS, INC.
                                                                                       CONSOLIDATED
                                                                      -----------------------------------------------
                                                                                                 PRO FORMA REDEEMABLE
                                                      PREDECESSORS                                    STOCK AND
                                                        COMBINED                                 STOCKHOLDERS' EQUITY
                                                      DECEMBER 31,    DECEMBER 31,   MARCH 31,        MARCH 31,
                                                      1996 (NOTE 1)       1997         1998         1998 (NOTE 14)
                                                      -------------   ------------   ---------   --------------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash..............................................     $   102        $   820      $  2,386
  Accounts receivable, less allowance for doubtful
    accounts of $56 at March 31, 1998 and $19 at
    December 31, 1997 ($81 in 1996).................       2,650          3,940         4,198
  Prepaid expenses and other current assets.........         339            358         1,061
                                                         -------        -------      --------
        Total current assets........................       3,091          5,118         7,645
Property and equipment, net.........................       5,069          4,185         7,316
Goodwill, net.......................................       6,762          9,408        24,935
Other assets........................................         369            169         1,137
                                                         -------        -------      --------
                                                         $15,291        $18,880      $ 41,033
                                                         =======        =======      ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..................................     $ 1,025        $ 2,609      $  3,661
  Deferred revenue..................................         564            597           972
  Accrued liabilities...............................         634            825         1,701
  Current portion of accrued losses on acquired
    contracts.......................................         119            251           323
  Current portion of long-term debt.................          54             --            --
                                                         -------        -------      --------
        Total current liabilities...................       2,396          4,282         6,657
Accrued losses on acquired contracts................          --            702         1,149
Long-term debt......................................          89          6,762        16,289
Deferred income taxes...............................          --            162           162
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock: $.01 par
  value; 2,500,000 shares authorized; 2,499,998
  shares issued and outstanding at December 31, 1997
  and March 31, 1998; no shares issued and
  outstanding pro forma (aggregate liquidation
  preference of $10,500 at December 31, 1997 and
  March 31, 1998)...................................          --          7,523         8,095          $    --
                                                                                                       =======
Redeemable common stock $.01 par value; no shares
  issued and outstanding at December 31, 1997;
  1,000,000 shares issued and outstanding at March
  31, 1998; and no shares issued and outstanding pro
  forma.............................................          --             --         7,500          $    --
                                                                                                       =======
Net intercompany balance............................      12,806             --            --               --
Stockholders' equity (deficit):
  Preferred stock: $.01 par value; 7,500,000 shares
    authorized; none issued and outstanding actual
    and pro forma...................................          --             --            --               --
  Common stock: $.01 par value; 50,000,000 shares
    authorized; 2,300,000 shares issued and
    outstanding at December 31, 1997; 2,350,000
    shares issued and outstanding at March 31, 1998;
    5,849,998 shares issued and outstanding pro
    forma...........................................          --             23            24               59
  Additional paid-in capital........................          --          5,105         8,114           23,674
  Stockholder notes receivable......................          --            (82)          (82)             (82)
  Deferred stock compensation.......................          --             --          (741)            (741)
  Accumulated deficit...............................          --         (5,597)       (6,134)          (6,134)
                                                         -------        -------      --------          -------
        Total stockholders' equity (deficit)........          --           (551)        1,181          $16,776
                                                         -------        -------      --------          =======
                                                         $15,291        $18,880      $ 41,033
                                                         =======        =======      ========

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                            STATEMENTS OF OPERATIONS
                     YEAR ENDED DECEMBER 31, 1997 (AUDITED)
           AND THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                  WASTE
                                                            CONNECTIONS, INC.
                                           PREDECESSORS       CONSOLIDATED                              WASTE
                                             COMBINED          PERIOD FROM        PREDECESSORS    CONNECTIONS, INC.
                                            NINE MONTHS         INCEPTION           COMBINED        CONSOLIDATED
                                               ENDED       (SEPTEMBER 9, 1997)    THREE MONTHS      THREE MONTHS
                                           SEPTEMBER 30,         THROUGH             ENDED              ENDED
                                           1997 (NOTE 1)    DECEMBER 31, 1997    MARCH 31, 1997    MARCH 31, 1998
                                           -------------   -------------------   --------------   -----------------
                                                                                            (UNAUDITED)
-----------------------------------------
Revenues.................................     $18,114           $    6,237           $5,694       $           7,601
Operating expenses:
  Cost of operations.....................      14,753                4,703            4,674                   5,397
  Selling, general and administrative....       3,009                  619              715                     770
  Depreciation and amortization..........       1,083                  354              378                     541
  Start-up and integration...............          --                  493               --                      --
  Stock compensation.....................          --                4,395               --                     320
                                              -------           ----------           ------       -----------------
Income (loss) from operations............        (731)              (4,327)             (73)                    573
Interest expense.........................        (456)              (1,035)            (152)                   (301)
Other income (expense), net..............          14                  (36)              --                      --
                                              -------           ----------           ------       -----------------
Income (loss) before income taxes........      (1,173)              (5,398)            (225)                    272
Income tax (provision) benefit...........          --                  332               --                    (237)
                                              -------           ----------           ------       -----------------
Net income (loss)........................     $(1,173)              (5,066)          $ (225)                     35
                                              =======                                ======
Redeemable convertible preferred stock
  accretion..............................                             (531)                                    (572)
                                                                ----------                        -----------------
Net loss applicable to common
  stockholders...........................                       $   (5,597)                       $            (537)
                                                                ==========                        =================
Basic net loss per share.................                       $    (2.99)                       $           (0.23)
                                                                ==========                        =================
Shares used in calculating basic net loss
  per share..............................                        1,872,567                                2,311,111
Pro forma basic net income (loss) per
  share..................................                       $    (1.16)                       $            0.01
                                                                ==========                        =================
Shares used in calculating pro forma
  basic net loss per share...............                        4,372,565                                5,811,109
Pro forma diluted net income per share...                                                         $            0.01
                                                                                                  =================
Shares used in calculating pro forma
  diluted net income per share...........                                                                 6,835,415
-----------------------------------------

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                        PREDECESSORS
                                                            ------------------------------------
                                                             THE DISPOSAL
                                                                 GROUP
                                                               COMBINED          PREDECESSORS
                                                              PERIOD FROM       COMBINED PERIOD
                                                            JANUARY 1, 1996          ENDED
                                                                THROUGH        DECEMBER 31, 1996
                                                             JULY 31, 1996         (NOTE 1)
                                                            ---------------    -----------------
Revenues..................................................      $8,738              $13,422
Operating expenses:
  Cost of operations......................................       6,174               11,420
  Selling, general and administrative.....................       2,126                1,649
  Depreciation and amortization...........................         324                  962
                                                                ------              -------
Income (loss) from operations.............................         114                 (609)
Interest expense..........................................         (12)                (225)
Other income (expense), net...............................       2,661                 (147)
                                                                ------              -------
Income (loss) before income taxes.........................       2,763                 (981)
Income tax (provision) benefit............................        (505)                  --
                                                                ------              -------
Net income (loss).........................................      $2,258              $  (981)
                                                                ======              =======

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                            PREDECESSORS
                                        ----------------------------------------------------
                                        THE DISPOSAL           FIBRES
                                           GROUP        INTERNATIONAL, INC.     PREDECESSORS
                                          COMBINED          PERIOD FROM          ONE MONTH
                                         YEAR ENDED       JANUARY 1, 1995          ENDED
                                        DECEMBER 31,          THROUGH           DECEMBER 31,
                                            1995         NOVEMBER 30, 1995      1995(NOTE 1)
                                        ------------    --------------------    ------------
Revenues..............................    $19,660              $7,340               $595
Operating expenses:
  Cost of operations..................     16,393               5,653                527
  Selling, general and
     administrative...................      3,312                 823                 72
  Depreciation and amortization.......        628                 715                 74
                                          -------              ------               ----
Income (loss) from operations.........       (673)                149                (78)
Interest expense......................       (206)               (162)                (1)
Other income, net.....................         --                  98                  5
                                          -------              ------               ----
Income (loss) before income taxes.....       (879)                 85                (74)
Income tax (provision) benefit........        298                 (29)                --
                                          -------              ------               ----
Net income (loss).....................    $  (581)             $   56               $(74)
                                          =======              ======               ====

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                   CONSOLIDATED STATEMENT OF REDEEMABLE STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)
 PERIOD FROM INCEPTION (SEPTEMBER 9, 1997) THROUGH DECEMBER 31, 1997 (AUDITED)
               AND THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                 WASTE CONNECTIONS, INC. CONSOLIDATED
                                                                             ---------------------------------------------
                                       REDEEMABLE                                   STOCKHOLDERS' EQUITY (DEFICIT)
                                      CONVERTIBLE           REDEEMABLE       ---------------------------------------------
                                    PREFERRED STOCK        COMMON STOCK         COMMON STOCK      ADDITIONAL   STOCKHOLDER
                                   ------------------   ------------------   ------------------    PAID-IN        NOTES
                                    SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL     RECEIVABLE
                                   ---------   ------   ---------   ------   ---------   ------   ----------   -----------
Balances at inception............         --   $  --           --   $  --           --     --       $   --        $ --
Sale of redeemable convertible
 preferred stock.................  2,499,998   6,992           --      --           --     --           --          --
Sale of common stock.............         --      --           --      --    2,300,000     23        4,395          --
Issuance of common stock
 warrants........................         --      --           --      --           --     --          710          --
Issuance of stockholder notes
 receivable......................         --      --           --      --           --     --           --         (82)
Accretion of redeemable
 convertible preferred stock.....         --     531           --      --           --     --           --          --
Net loss.........................         --      --           --      --           --     --           --          --
                                   ---------   ------   ---------   ------   ---------    ---       ------        ----
Balances at December 31, 1997....  2,499,998   7,523           --      --    2,300,000     23        5,105         (82)
Exercise of warrants
 (unaudited).....................         --      --           --      --       50,000      1          139          --
Issuance of redeemable common
 stock (unaudited)...............         --      --    1,000,000   7,500           --     --           --          --
Issuance of common stock warrants
 (unaudited).....................         --      --           --      --           --     --        2,049          --
Accretion of redeemable
 convertible preferred stock
 (unaudited).....................         --     572           --      --           --     --           --          --
Deferred stock compensation
 associated with stock options
 (unaudited).....................         --      --           --      --           --     --          821          --
Amortization of deferred stock
 compensation (unaudited)........         --      --           --      --           --     --           --          --
Net income (unaudited)...........         --      --           --      --           --     --           --          --
                                   ---------   ------   ---------   ------   ---------    ---       ------        ----
Balances at March 31, 1998
 (unaudited).....................  2,499,998   $8,095   1,000,000   $7,500   2,350,000    $24       $8,114        $(82)
                                   =========   ======   =========   ======   =========    ===       ======        ====

                                   WASTE CONNECTIONS, INC. CONSOLIDATED
                                   ------------------------------------
                                      STOCKHOLDERS' EQUITY (DEFICIT)
                                   ------------------------------------
                                     DEFERRED
                                      STOCK       ACCUMULATED
                                   COMPENSATION     DEFICIT      TOTAL
                                   ------------   -----------   -------
Balances at inception............     $  --         $    --     $    --
Sale of redeemable convertible
 preferred stock.................        --              --          --
Sale of common stock.............        --              --       4,418
Issuance of common stock
 warrants........................        --              --         710
Issuance of stockholder notes
 receivable......................        --              --         (82)
Accretion of redeemable
 convertible preferred stock.....        --            (531)       (531)
Net loss.........................        --          (5,066)     (5,066)
                                      -----         -------     -------
Balances at December 31, 1997....        --          (5,597)       (551)
Exercise of warrants
 (unaudited).....................        --              --         140
Issuance of redeemable common
 stock (unaudited)...............        --              --          --
Issuance of common stock warrants
 (unaudited).....................        --              --       2,049
Accretion of redeemable
 convertible preferred stock
 (unaudited).....................        --            (572)       (572)
Deferred stock compensation
 associated with stock options
 (unaudited).....................      (821)             --          --
Amortization of deferred stock
 compensation (unaudited)........        80              --          80
Net income (unaudited)...........        --              35          35
                                      -----         -------     -------
Balances at March 31, 1998
 (unaudited).....................     $(741)        $(6,134)    $ 1,181
                                      =====         =======     =======

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                            STATEMENTS OF CASH FLOWS
                     YEAR ENDED DECEMBER 31, 1997 (AUDITED)
           AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)
                                 (IN THOUSANDS)

                                                               WASTE CONNECTIONS, INC.
                                               PREDECESSORS         CONSOLIDATED
                                                 COMBINED            PERIOD FROM          PREDECESSORS    WASTE CONNECTIONS, INC.
                                                NINE MONTHS           INCEPTION             COMBINED           CONSOLIDATED
                                                   ENDED         (SEPTEMBER 9, 1997)         THREE             THREE MONTHS
                                               SEPTEMBER 30,           THROUGH            MONTHS ENDED             ENDED
                                               1997 (NOTE 1)      DECEMBER 31, 1997      MARCH 31, 1997       MARCH 31, 1998
                                               -------------   -----------------------   --------------   -----------------------
                                                                                                       (UNAUDITED)
---------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..........................     $(1,173)           $   (5,066)             $(225)               $    35
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
    Gain on sale of assets...................          (4)                   --                 --                     --
    Depreciation and amortization............       1,083                   354                378                    541
    Deferred income taxes....................          --                  (369)                --                     --
    Amortization of debt issuance costs, debt
      guarantee fees and accretion of
      discount on long-term debt.............          --                   860                 --                     47
    Stock compensation.......................          --                 4,395                 --                    320
    Changes in operating assets and
      liabilities, net of effects from
      acquisitions:
      Accounts receivable, net...............        (604)               (1,021)              (174)                 1,432
      Prepaid expenses and other current
        assets...............................         (74)                  (51)               173                   (641)
      Accounts payable.......................        (221)                2,607                241                 (1,167)
      Deferred revenue.......................        (137)                  169               (137)                  (110)
      Accrued liabilities....................        (450)                  801                323                    334
      Accrued losses on acquired contracts...          --                   (65)               (33)                   (78)
                                                  -------            ----------              -----                -------
  Net cash provided by (used in) operating
    activities...............................      (1,580)                2,614                546                    713
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and
    equipment................................         188                    --                 --                     --
  Payments for acquisitions, net of cash
    acquired.................................          --               (11,493)                --                 (8,848)
  Prepaid acquisition costs..................          --                   (20)                --                     --
  Capital expenditures for property and
    equipment................................        (735)                 (264)              (716)                  (343)
  Decrease (increase) in other assets........          22                   (19)               (38)                    --
  Issuance of stockholder notes receivable...          --                   (82)                --                     --
                                                  -------            ----------              -----                -------
Net cash used in investing activities........        (525)              (11,878)              (754)                (9,191)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net intercompany balance...................       2,142                    --                221                     --
  Proceeds from short-term borrowings........          --                   600                 --                     --
  Proceeds from long-term debt...............          --                 5,500                 --                 17,109
  Principal payments on notes payable........         (38)               (2,724)                --                   (195)
  Principal payments on long-term debt.......          --                  (157)                --                 (6,762)
  Proceeds from sale of redeemable
    convertible preferred stock..............          --                 6,992                 --                     --
  Proceeds from sale of common stock.........          --                    23                 --                    140
  Debt issuance costs........................          --                  (150)                --                   (248)
                                                  -------            ----------              -----                -------
Net cash provided by financing activities....       2,104                10,084                221                 10,044
                                                  -------            ----------              -----                -------
Net increase (decrease) in cash..............          (1)                  820                 13                  1,566
Cash at beginning of period..................         102                    --                102                    820
                                                  -------            ----------              -----                -------
Cash at end of period........................     $   101            $      820              $ 115                $ 2,386
                                                  =======            ==========              =====                =======
SUPPLEMENTARY DISCLOSURES OF CASH FLOW
  INFORMATION AND NON-CASH TRANSACTIONS:
  Cash paid for income taxes.................     $    --            $       --                                   $    80
                                                  =======            ==========                                   =======
  Cash paid for interest.....................     $    --            $      183                                   $    98
                                                  =======            ==========                                   =======
  Redeemable convertible preferred stock
    accretion................................                        $      531                                   $   572
                                                                     ==========                                   =======
  In connection with the BFI related
    acquisitions (Note 2), the Company
    assumed liabilities as follows:
    Fair value of assets acquired............                        $   17,040                                   $15,571
    Cash paid for acquisitions (including
      acquisition costs).....................                           (11,493)                                   (8,848)
                                                                     ----------                                   -------
    Liabilities assumed, stock and notes
      payable to seller......................                        $    5,547                                   $ 6,723
                                                                     ==========                                   =======

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                       PREDECESSORS
                                                              -------------------------------
                                                               THE DISPOSAL
                                                              GROUP COMBINED    PREDECESSORS
                                                                PERIOD FROM       COMBINED
                                                                JANUARY 1,      PERIOD ENDED
                                                               1996 THROUGH     DECEMBER 31,
                                                               JULY 31, 1996    1996 (NOTE 1)
                                                              ---------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................      $2,258           $ (981)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................         324              962
     Deferred income taxes..................................         298               --
     Changes in operating assets and liabilities, net of
       effects from acquisitions:
       Accounts receivable, net.............................       1,201           (1,992)
       Prepaid expenses and other current assets............          (2)            (104)
       Accounts payable.....................................         (45)             713
       Deferred revenue.....................................        (522)             421
       Accrued liabilities..................................        (987)             428
                                                                  ------           ------
  Net cash provided by (used in) operating activities.......       2,525             (553)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment..............          --              117
  Capital expenditures for property and equipment...........          (7)            (282)
  Decrease in other assets..................................          --               33
                                                                  ------           ------
Net cash used in investing activities.......................          (7)            (132)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net intercompany balance..................................          --              642
  Proceeds from long-term debt..............................         142               --
  Principal payments on long-term debt......................        (427)              --
  Principal payments on notes payable.......................          --              (39)
                                                                  ------           ------
Net cash provided by (used in) financing activities.........        (285)             603
                                                                  ------           ------
Net increase (decrease) in cash.............................       2,233              (82)
Cash at beginning of period.................................         961              184
                                                                  ------           ------
Cash at end of period.......................................      $3,194           $  102
                                                                  ======           ======

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                         PREDECESSORS
                                              -----------------------------------
                                              THE DISPOSAL          FIBRES
                                                 GROUP        INTERNATIONAL, INC.    PREDECESSORS
                                                COMBINED          PERIOD FROM          ONE MONTH
                                               YEAR ENDED       JANUARY 1, 1995          ENDED
                                              DECEMBER 31,          THROUGH          DECEMBER 31,
                                                  1995         NOVEMBER 30, 1995     1995 (NOTE 1)
                                              ------------    -------------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................    $  (581)             $  56               $ (74)
  Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities:
     Loss on sale of assets.................         18                 --                  --
     Depreciation and amortization..........        628                778                  74
     Deferred income taxes..................       (298)                --                  --
     Changes in operating assets and
       liabilities, net of effects from
       acquisitions:
       Accounts receivable, net.............        592                 59                  10
       Prepaid expenses and other current
          assets............................        (18)                --                 (30)
       Accounts payable.....................        (49)                53                 (30)
       Deferred revenue.....................         65                 30                 (26)
       Accrued liabilities..................      2,218                 47                  20
                                                -------              -----               -----
  Net cash provided by (used in) operating
     activities.............................      2,575              1,023                 (56)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and
     equipment..............................        (87)              (827)                 --
  Decrease in other assets..................         --                  3                  10
                                                -------              -----               -----
Net cash provided by (used in) investing
  activities................................        (87)              (824)                 10
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............        306                 --                  --
  Principal payments on long-term debt......     (2,037)              (288)                 --
  Principal payments on notes payable.......         --                 --                  (2)
                                                -------              -----               -----
  Net cash used in financing activities.....     (1,731)              (288)                 (2)
                                                -------              -----               -----
Net increase (decrease) in cash.............        757                (89)                (48)
Cash at beginning of period.................        204                321                 232
                                                -------              -----               -----
Cash at end of period.......................    $   961              $ 232               $ 184
                                                =======              =====               =====

                            See accompanying notes.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

1. ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business

     Waste Connections, Inc. ("WCI" or "the Company") was incorporated in Delaware on September 9, 1997 and commenced its operations on October 1, 1997 through the purchase of certain solid waste operations in Washington, as more fully described below and in Note 2. The Company is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customers.

  Basis of Presentation

     The consolidated financial statements of the Company include the accounts of WCI and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     The entities the Company acquired in September 1997 from Browning-Ferris Industries, Inc. ("BFI") are collectively referred to herein as the Company's predecessors. BFI acquired the predecessor operations at various times during 1995 and 1996, and prior to being acquired by BFI, the predecessors operated as separate stand-alone businesses.

     During the periods in which the Company's predecessors operated as wholly owned subsidiaries of BFI, they maintained intercompany accounts with BFI for recording intercompany charges for costs and expenses, intercompany purchases of equipment and additions under capital leases and intercompany transfers of cash, among other transactions. It is not feasible to ascertain the amount of related interest expense that would have been recorded in the historical financial statements had the predecessors been operated as stand-alone entities. Charges for interest expense were allocated to the Company's predecessors by BFI as disclosed in the accompanying Statement of Operations. The interest expense allocations from BFI are based on formulas that do not necessarily correspond with the balances in the related intercompany accounts. Moreover, the financial position and results of operations of the predecessors during this period may not necessarily be indicative of the financial position or results of operations that would have been realized had the predecessors been operated as stand-alone entities. For the periods in which the predecessors operated as wholly owned subsidiaries of BFI, the statements of operations include amounts allocated by BFI to the predecessors for selling, general and administrative expenses based on certain allocation methodologies.

     During the periods prior to their acquisition by BFI, the Company's predecessors operated as separate stand-alone businesses. The acquisitions of the predecessors by BFI were accounted for using the purchase method of accounting, and the respective purchase prices were allocated to the fair values of the assets acquired and liabilities assumed. Similarly, the Company's acquisitions of the predecessors from BFI in September 1997 were accounted for using the purchase method of accounting, and the purchase price was allocated to the fair value of the assets acquired and liabilities assumed. Consequently, the amounts of depreciation and amortization included in the statements of operations for the periods presented reflect the changes in basis of the underlying assets that were made as a result of the changes in ownership that occurred during the periods presented. In addition, because the predecessor companies operated independently and were not

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

under common control or management during these periods, and because different tax strategies may have influenced their results of operations, the data may not be comparable to or indicative of their operating results after their acquisition by BFI.

     Due to the manner in which BFI intercompany transactions were recorded as described above, it is not feasible to present a detailed analysis of transactions reflected in the net intercompany balance with BFI. The change in the predecessors' combined intercompany balance with BFI (net of income (loss) and initial investment in the acquired companies) was $642 and $2,142 during the period ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

     The accompanying statements of operations and cash flows for the Company and its predecessors for the years ended December 31, 1995, 1996 and 1997 are comprised of the following entities for the periods indicated:

YEAR ENDED DECEMBER 31, 1995:

The Disposal Group Combined      Year ended December 31, 1995
Fibres International, Inc.       January 1, 1995 through November 30, 1995
                                   (BFI acquisition date)
Predecessors                     One month ended December 31, 1995 (represents the
                                   results of operations of Fibres International,
                                   Inc. subsequent to the BFI acquisition date)

YEAR ENDED DECEMBER 31, 1996:

The Disposal Group Combined      January 1, 1996 through July 31, 1996
                                   (BFI acquisition date)
Predecessors Combined            Period ended December 31, 1996 (represents the
                                   combined results of operations of The Disposal
                                   Group subsequent to the BFI acquisition date and
                                   the operations for the year ended December 31,
                                   1996 of Fibres International, Inc. which was
                                   acquired by BFI in 1995)

YEAR ENDED DECEMBER 31, 1997:

Predecessors Combined            Nine months ended September 30, 1997 (represents
                                   the combined results of operations for the nine
                                   month period of the entities acquired by BFI in
                                   1995 and 1996 described above)
Waste Connections, Inc.          Period from inception (September 9, 1997) through
                                   December 31, 1997

     The Disposal Group Combined consists of three entities that were under common control prior to their acquisition by BFI: Diamond Fab and Welding Service, Inc., Buchmann Sanitary Service, Inc., and The Disposal Group.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

  Interim Financial Information

     The unaudited interim consolidated financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

\   Common Stock Valuation

     In connection with the Company's organization and initial capitalization in September 1997, the Company sold 2.3 million shares of common stock for $.01 per share to certain directors, consultants, and management. As a result, the Company recorded a non-recurring, non-cash stock compensation charge of $4,395 in the accompanying consolidated statement of operations, representing the difference between the amount paid for the shares and the estimated fair value of the shares of $1.92 per share on the date of sale. The estimated fair value of the common shares was determined by the Company based on an independent valuation of the common stock.

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risks consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of the Company's customer base. The Company maintains an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

  Property and Equipment

     Property and equipment are stated at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income (expense). Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

     The estimated useful lives are as follows:

Machinery and equipment........  3 - 10 years
Rolling stock..................  10 years
Containers.....................  5 - 12 years
Furniture and fixtures.........  3 - 6 years

     In connection with the BFI acquisitions (Note 2) the Company acquired certain used property and equipment. This used property and equipment is being depreciated using the straight-line method over its estimated remaining useful lives, which range from one to nine years.

  Goodwill

     Goodwill represents the excess of the purchase price over the fair value of the net assets of the acquired entities (Note 2), and is amortized on a straight-line basis over the period of expected benefit of 40 years. Accumulated amortization amounted to $279 and $64 as of December 31, 1996 and 1997, respectively.

     The Company continually evaluates the value and future benefits of its intangibles. The Company assesses recoverability from future operations using income from operations of the related acquired business as a measure. Under this approach, the carrying value would be reduced if it becomes probable that the Company's best estimate for expected future cash flows of the related business would be less than the carrying amount of the intangible over the remaining amortization period. For the period ending December 31, 1997, there were no adjustments to the carrying amounts of intangibles resulting from these evaluations.

  Fair Value of Financial Instruments

     The carrying values of the line of credit (Note 5) and other long-term debt (Note 6) approximate their fair values as of December 31, 1997 and March 31, 1998, based on current incremental borrowing rates for similar types of borrowing arrangements.

  Income Taxes

     The Company, The Disposal Group, and Fibres International, Inc., use the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     During the periods in which the predecessors were owned by BFI, their operations were included in the consolidated income tax returns of BFI, and no allocations of income taxes were reflected in the historical statements of operations. For purposes of the combined predecessor financial statements, current and deferred income taxes have been provided on a separate income tax return basis.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

  Revenue Recognition

     Revenues are recognized as services are provided. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided.

  Start-Up and Integration Expenses

     During the period from inception (September 9, 1997) through December 31, 1997, the Company incurred certain start-up expenses relating to the formation of the Company, primarily for legal and other professional services, and the costs associated with recruiting the Company's initial management team. In addition, the Company incurred certain integration expenses relating to the Acquisitions (Note 2). These start-up and integration expenses have been charged to operations as incurred.

     As described in Note 9, the Company issued warrants during the period from inception (September 9, 1997) through December 31, 1997 to a bank in connection with a line of credit and term loan payable, and to certain directors and stockholders of the Company in connection with their guarantee of certain of the Company's debt obligations. The fair value of these warrants is being amortized into interest expense. During the period from inception (September 9, 1997) through December 31, 1997, $710 relating to these warrants is included in interest expense in the accompanying statement of operations of the Company.

  Stock-Based Compensation

     As permitted under the provisions of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("SFAS 123"), the Company has elected to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board's Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price or fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. None of the predecessor entities awarded stock-based compensation to employees. Consequently, the related disclosures in the accompanying financial statements and notes relate solely to the Company.

  Per Share Information

     In 1997, the Financial Accounting Standards Board ("FASB")issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts have been presented on the basis set forth in Statement 128 (Note 11). Earnings per share data have not been presented for the predecessor operations because such data is not meaningful.

     Pro-forma basic net income (loss) per share is computed by dividing the net income (loss) by the sum of the weighted average number of shares of common stock outstanding and common

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

shares issuable upon the conversion of all outstanding shares of Redeemable Convertible Preferred Stock (Note 8) as though such conversion occurred at the beginning of the period.

     Pro-forma diluted net income per share is computed by dividing net income by the sum of the weighted average number of shares of common stock outstanding, common shares issuable upon conversion of all outstanding shares of Redeemable Convertible Preferred Stock (Note 8) as though such conversion occurred at the beginning of the period, and common shares issuable upon the exercise of outstanding common stock options and warrants (calculated using the treasury stock method.)

  Closure and Post-Closure Costs

     Because it does not currently own any landfills, the Company does not accrue for estimated landfill closure and post-closure maintenance costs. The Company may have material financial obligations relating to closure and post-closure costs of any disposal facilities it may own or operate in the future, and in such case the Company will provide accruals for future financial obligations relating to closure and post-closure costs of its landfills (generally for a term of 30 years after final closure of a landfill), based on engineering estimates of consumption of permitted landfill airspace over the useful life of any such landfill.

  New Accounting Pronouncements

     In February 1997, the FASB issued Statement No. 129, Disclosure of Information about Capital Structure, which is effective for financial statements for periods ending after December 15, 1997. This statement establishes standards for disclosing information about an entity's capital structure. Adoption of Statement 129 will have no impact on the Company's existing disclosures.

     In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income. Statement 130 establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Statement 130, which is effective for fiscal years beginning after December 15, 1997, requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Company anticipates that implementing the provisions of Statement 130 will not have a significant impact on the Company's existing disclosures.

     In June 1997, the FASB issued Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. Statement 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years must be restated. The Company anticipates that implementing the provisions of Statement 131 will not have a significant impact on the Company's existing disclosures.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

 2. ACQUISITIONS

  Browning-Ferris Industries Related

     On September 29, 1997, the Company purchased all of the outstanding stock of Browning-Ferris Industries of Washington, Inc. and Fibres International, Inc. from BFI (collectively the "Acquisitions"). The total purchase price for the Acquisitions was approximately $15,036, comprised principally of $11,493 in cash and promissory notes payable to BFI totaling $3,543. Of the combined $15,036 purchase price, $9,578 was recorded as goodwill and $150 was assigned to a non-competition agreement. The Acquisitions were accounted for in accordance with the purchase method of accounting and, accordingly, the net assets acquired were included in the Company's consolidated balance sheet based upon their estimated fair values on the date of the Acquisitions. The Company's consolidated statement of operations includes the revenues and expenses of the acquired businesses after the effective date of the transaction.

     Certain items affecting the purchase price and the allocation are preliminary. A summary of the preliminary purchase price allocation as of December 31, 1997 for the Acquisitions is as follows:

Acquired assets:
  Accounts receivable...................................    $ 2,919
  Prepaid expenses and other current assets.............        287
  Property and equipment................................      4,106
  Goodwill..............................................      9,578
  Non-competition agreement.............................        150
Assumed liabilities:
  Deferred revenue......................................       (428)
  Accounts payable and accrued liabilities..............        (26)
  Accrued losses on acquired contracts..................     (1,018)
  Deferred income taxes.................................       (532)
                                                            -------
                                                            $15,036
                                                            =======

     During the three months ended March 31, 1998, the Company increased the accrual for losses on acquired contracts and goodwill by approximately $291 to reflect revised estimates of additional losses on the acquired contracts that are expected to be incurred.

  Waste Connections of Idaho, Inc.

     On January 30, 1998, the Company acquired all of the outstanding stock of Waste Connections of Idaho, Inc. ("WCII") for $3 and the assumption of liabilities in the amount of $1,943. WCII was owned by affiliates of the Company and commenced operations in September 1997 through the purchase of certain solid waste collection assets located in Eastern Idaho from Browning-Ferris of Idaho, Inc. The acquisition has been accounted for in accordance with the purchase method of accounting.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

     Certain items affecting the purchase price and the allocation are preliminary. A summary of the preliminary purchase price allocation for the WCII acquisition is as follows:

Acquired assets:
  Accounts receivable...................................    $   785
  Prepaid expenses and other current assets.............        167
  Property and equipment................................        994
Assumed liabilities:
  Deferred revenue......................................       (237)
  Accounts payable and accrued liabilities..............       (256)
  Notes payable.........................................     (1,450)
                                                            -------
                                                            $     3
                                                            =======

  Madera Disposal Systems, Inc.

     On February 23, 1998, the Company purchased all of the outstanding stock of Madera Disposal Systems, Inc. ("Madera") effective February 1, 1998, pursuant to a Stock Purchase Agreement (the "Agreement"). The Agreement requires the Company to pay to the shareholders of Madera $9,579 in cash (a portion of which was used to repay Madera outstanding debt on the date of acquisition and which is subject to other adjustments as specified in the Agreement), 1,000,000 shares of the Company's common stock with a fair market value of $7,500 (the "Stock"), warrants to purchase 200,000 shares of the Company's common stock at $4.00 per share with a fair market value of $954 (the "Warrants") and other contingent consideration. The Agreement provides that in the event the Company does not complete an initial public offering ("IPO") of its stock by March 31, 1999, with aggregate gross proceeds of at least $5,000, the Company may be required to repurchase the Stock and the Warrants from the former shareholders of Madera for $2,800 in cash if certain other conditions are also met.

     The Madera acquisition has been accounted for in accordance with the purchase method of accounting. The total purchase price and the excess of the purchase price over the fair value of the net assets acquired in the Madera acquisition were approximately $18,213 and $14,580, respectively.

     Certain items affecting the purchase price and the allocation are preliminary. A summary of the preliminary purchase price allocation for the Madera acquisition is as follows:

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

Acquired assets:
  Cash......................................................    $ 1,388
  Accounts receivable.......................................        905
  Prepaid expenses and other current assets.................        141
  Property and equipment....................................      2,100
  Long-term franchise agreements and contracts..............        725
  Goodwill..................................................     14,580
Assumed liabilities:
  Accounts payable and accrued liabilities..................     (1,120)
  Accrued losses on acquired contracts......................       (306)
  Notes payable.............................................       (200)
                                                                -------
                                                                $18,213
                                                                =======

  Predecessor Acquisitions

     As described in Note 1, BFI acquired for cash and debt Fibres International, Inc. on November 30, 1995 and The Disposal Group Combined on July 31, 1996 in transactions that were accounted for as purchases. Accordingly, the respective purchase prices were allocated to the fair values of the assets acquired and liabilities assumed. The following presents purchase price information for these acquisitions:

                                                                  THE
                                                 FIBRES        DISPOSAL
                                             INTERNATIONAL,      GROUP
                                                  INC.         COMBINED
                                             --------------    ---------
Tangible assets acquired...................      $5,076         $2,076
Goodwill...................................       4,187          2,671
Assumed liabilities........................        (969)           (33)
                                                 ------         ------
                                                 $8,294         $4,714
                                                 ======         ======

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

3. PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1996 and 1997 and March 31, 1998 consists of the following:

                                PREDECESSORS            COMPANY
                                  COMBINED     --------------------------
                                DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                    1996           1997          1998
                                ------------   ------------   -----------
                                                              (UNAUDITED)
Land and buildings............     $2,314         $   --        $1,000
Machinery and equipment.......        146             60           761
Rolling stock.................      2,068          2,353         3,612
Containers....................      1,084          1,995         2,656
Furniture and fixtures........        137             67           119
                                   ------         ------        ------
                                    5,749          4,475         8,148
Less accumulated
  depreciation................       (680)          (290)         (832)
                                   ------         ------        ------
                                   $5,069         $4,185        $7,316
                                   ======         ======        ======

     Combined depreciation expense for the predecessor operations was $1,304, $1,101, and $789 for the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1997, respectively. The Company's depreciation expense for the period from inception (September 9, 1997) through December 31, 1997 was $290.

4. OTHER ASSETS

     Other assets as of December 31, 1996 and 1997 and March 31, 1998 consist of the following:

                                        PREDECESSORS            COMPANY
                                          COMBINED     --------------------------
                                        DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                            1996           1997          1998
                                        ------------   ------------   -----------
                                                                      (UNAUDITED)
Long-term franchise agreements and
  contracts...........................      $ --           $ --         $  725
Non-competition agreement, net........        --            142            150
Other.................................       369             27            262
                                            ----           ----         ------
                                            $369           $169         $1,137
                                            ====           ====         ======

     Related to certain of the Acquisitions (Note 2), the Company acquired certain long-term franchise agreements and contracts and entered into a non-competition agreement. The estimated fair value of the acquired long-term franchise agreements and contracts was determined by management based on the discounted net cash flows associated with the agreements and contracts. The amounts assigned to the franchise agreements and contracts is being amortized on a straight-line method over the remaining term of the related agreements (11 years). The estimated fair value of the non-competition agreement was determined by management based on the discounted adjusted operating income stream that would have otherwise been subject to competition. The amount assigned to the non-competition agreement is being amortized on a straight-line method

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

over the term of the agreement (five years). Accumulated amortization amounted to $8 as of December 31, 1997.

5. LINE OF CREDIT

     On September 30, 1997, the Company obtained a revolving line of credit (the "Line") from a bank (the "Bank"). The maximum amount available under the terms of the Line was $2,000 and borrowings bore interest based on the prime rate plus 1.5% (aggregating 10.0% at December 31, 1997). Interest was payable monthly and the Line was to expire on September 29, 1998. Borrowings under the Line were secured by substantially all of the Company's assets and were subordinate to the notes payable to BFI (Note 6) with respect to certain specified assets. The Line was personally guaranteed by certain officers and stockholders of the Company (Note 9). As of December 31, 1997, $600 was outstanding under the Line.

     Management used borrowings from a new credit facility obtained in January 1998 (Note 12) to pay off amounts outstanding under the Line, and as such, these amounts have been included in long-term debt as of December 31, 1997.

 6. OTHER LONG-TERM DEBT

     Other long-term debt consists of the following as of December 31, 1997:

Term loan payable to the Bank bearing interest at the Bank's prime rate plus 2.0% (aggregating 10.5% as of December 31,
  1997); monthly principal payments of $76 plus interest
  beginning October 1997 through August 2002; all
  outstanding principal and interest are due September 2002;
  secured by substantially all of the Company's assets;
  subordinate to the notes payable to BFI with respect to
  certain specified assets..................................     $5,343
Note payable to BFI bearing interest at 6.0%; all
  outstanding principal and interest are due December 1997;
  secured by substantially all of the Company's accounts
  receivable................................................        319
Note payable to BFI bearing interest at 10.0%; quarterly
  payments of interest beginning December 1997; all
  outstanding principal and interest are due March 1998;
  secured by substantially all of WCII's assets.............        500
                                                                 ------
                                                                 $6,162
                                                                 ======

     The term loan payable to the Bank and the notes payable to BFI were personally guaranteed by certain officers and stockholders of the Company (Note
9).

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

     As of December 31, 1997, aggregate contractual future principal payments by calendar year on long-term debt are due as follows:

1998................................  $1,736
1999................................     917
2000................................     917
2001................................     917
2002................................     917
Thereafter..........................     758
                                      ------
                                      $6,162
                                      ======

     Management used borrowings from a new credit facility obtained in January 1998 (Note 12) to pay off all amounts outstanding under the term loan payable to the Bank and all notes payable to BFI, and as such, these amounts have been classified as long-term debt as of December 31, 1997.

 7. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

  Leases

     The Company leases its facilities and certain equipment under non-cancelable operating leases for periods ranging from one to five years. Combined rent expense for the predecessor operations was $398, $412, and $441 for the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1997, respectively. The Company's rent expense under operating leases during the period from inception (September 9, 1997) through December 31, 1997 amounted to $52.

     As of December 31, 1997, future minimum lease payments under these leases, by calendar year, are as follows:

1998.................................  $206
1999.................................   196
2000.................................   192
2001.................................   140
2002.................................    10
                                       ----
                                       $744
                                       ====

  Performance Bonds and Letters of Credit

     Municipal solid waste collection contracts may require performance bonds or other means of financial assurance to secure contractual performance. As of December 31, 1997, the Company had provided customers and various regulatory authorities with bonds and letters of credit of approximately $800 to secure its obligations. The Company's new credit facility (Note 12) provides for the issuance of letters of credit in an amount up to $5,000, but any letters of credit issued reduce the availability of borrowings for acquisitions or other general corporate purposes. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

could be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

CONTINGENCIES

  Environmental Risks

     The Company is subject to liability for any environmental damage that its solid waste facilities may cause to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water, including damage resulting from conditions existing prior to the acquisition of such facilities by the Company. The Company may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Company or its predecessors. Any substantial liability for environmental damage incurred by the Company could have a material adverse effect on the Company's financial condition, results of operations or cash flows. As of December 31, 1997 and March 31, 1998, the Company is not aware of any such environmental liabilities.

  Legal Proceedings

     In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, the Company may periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on the Company or to revoke or deny renewal of an operating permit held by the Company. From time to time the Company may also be subject to actions brought by citizens' groups or adjacent landowners or residents in connection with the permitting and licensing of landfills and transfer stations, or alleging environmental damage or violations of the permits and licenses pursuant to which the Company operates.

     In addition, the Company may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, as of December 31, 1997 and March 31, 1998 there is no current proceeding or litigation involving the Company that the Company believes will have a material adverse impact on the Company's business, financial condition, results of operations or cash flows.

     During the period from January 1, 1996 through July 31, 1996, The Disposal Group won a lawsuit against the city of Vancouver, Washington relating to the city's annexation of certain territories served by The Disposal Group. The Disposal Group received approximately $2.6 million from the lawsuit, which is included in other income in the accompanying statement of operations.

  Employees

     Approximately 55 drivers and mechanics at the Company's Vancouver, Washington operation are represented by the Teamsters Union, with which Browning-Ferris Industries of Washington, Inc., the Company's predecessor in Vancouver, entered a four-year collective bargaining agreement in January 1997. In addition, in July 1997, the employees at the Company's facility in Issaquah, Washington, adopted a measure to select a union to represent them in labor negotiations with

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

management. The union and management are currently operating under a one-year negotiating agreement, and, if those negotiations are unsuccessful, the earlier date on which the union would be permitted to take additional action is July 27, 1998. Such additional action includes calling a strike or, if the Company agrees, continuing to negotiate or commencing arbitration of the outstanding issues. The Company is not aware of any other organizational efforts among its employees and believes that its relations with its employees are good.

 8. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In September 1997, the Company received net proceeds of $6,992 from the sale of 2,499,998 shares of redeemable convertible preferred stock (the "Preferred Stock"). The Preferred Stock accrues cumulative dividends at the rate of $.098 per share annually. Accumulated and unpaid dividends on Preferred Stock amounted to $61 as of December 31, 1997. The Preferred Stock and any accumulated and unpaid dividends are convertible at the holder's option into shares of the Company's common stock at the calculated rate of $2.80 per share divided by the "Conversion Price" subject to certain anti-dilution adjustments. As of December 31, 1997 and March 31, 1998, the Conversion Price was $2.80 per share. Each share will automatically be converted into common stock immediately upon the closing of a registered public offering of the Company's common stock with proceeds to the Company of at least $5.00 per share and aggregate proceeds of at least $5,000.

     Each share of Preferred Stock is redeemable, at the holder's option, during the period from April 1, 1999 through October 1, 1999 for $4.20 per share plus any accumulated and unpaid dividends. The difference between the carrying value of the Preferred Stock and the redemption value (including accumulated dividends) is being accreted using the interest method through the earliest redemption date. The redemption of the Preferred Stock is not mandatory if it would cause the Company to incur additional indebtedness or if it is prohibited under any of the Company's then existing debt agreements.

     The preferred stockholders are entitled to one vote for each share of common stock into which such shares can be converted, and are also entitled to liquidation preferences equal to the greater of the initial purchase price per share ($2.80) plus any accumulated and unpaid dividends, plus the greater of $4.20 per share or an amount which equals an internal rate of return of 50% to the investor. After receiving such preference, the holders of the preferred stock share remaining proceeds with the common stockholders on an as converted basis.

 9. STOCKHOLDERS' EQUITY

  Common Stock

     Of the 47,700,000 shares of common stock authorized but unissued as of December 31, 1997, the following shares were reserved for issuance:

Preferred Stock..................................  2,521,874
Madera acquisition (Note 2)......................  1,200,000
Stock option plan................................  1,200,000
Stock purchase warrants..........................  1,056,000
                                                   ---------
                                                   5,977,874
                                                   =========

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

  Stockholder Notes Receivable

     In December 1997, the Company provided loans in the aggregate amount of $82 to certain employees, who are also common stockholders, for the purchase of shares of the Company's Preferred Stock. The notes bear interest at 8%, are due on January 1, 1999 and are secured by the Preferred Stock purchased and common stock owned by the employees.

  Stock Options

     In November 1997, the Company's Board of Directors adopted a stock option plan in which all officers, employees, directors and consultants may participate (the "Option Plan"). Options granted under the Option Plan may either be incentive stock options or nonqualified stock options (the "Options") and they will generally have a term of 10 years from the date of grant and will vest over periods determined at the date of grant. The exercise prices of the options are determined by the Company's Board of Directors and will be at least 100% or 110% of the fair market value of the Company's common stock on the date of grant as provided for in the Option Plan.

     In connection with the Option Plan, the Company's Board of Directors approved the reservation of 1,200,000 shares of common stock for issuance thereunder. As of December 31, 1997 and March 31, 1998, no options to purchase common stock were exercisable under the Option Plan. In addition, as of December 31, 1997 and March 31, 1998, options for 671,500 and 324,700 shares, respectively of common stock were available for future grants under the Option Plan.

     A summary of the Company's stock option activity and related information during the period from inception (September 9, 1997) through December 31, 1997 and the three months ended March 31, 1998 is presented below:

                                       NUMBER OF        WEIGHTED AVERAGE
                                    SHARES (OPTIONS)     EXERCISE PRICE
                                    ----------------    ----------------
Outstanding at inception..........           --              $  --
Granted...........................      528,500               4.92
Forfeited.........................           --                 --
Exercised.........................           --                 --
                                        -------
Outstanding as of December 31,
  1997............................      528,500               4.92
Granted (unaudited)...............      346,800               6.14
Forfeited (unaudited).............           --                 --
Exercised (unaudited).............           --                 --
                                        -------
Outstanding as of March 31, 1998
  (unaudited).....................      875,300               5.40
                                        =======

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

     The following table summarizes information about stock options outstanding as of December 31, 1997 and March 31, 1998:

                                   DECEMBER 31,     MARCH 31,
         EXERCISE PRICES               1997           1998
         ---------------           ------------    -----------
                                                   (UNAUDITED)
  $ 2.80.........................    376,000         496,000
  $ 3.00.........................         --          70,000
  $ 5.00.........................      9,500          13,800
  $ 6.00.........................         --          19,500
  $ 9.00.........................         --           3,000
  $ 9.50.........................         --          50,000
  $10.50.........................    143,000         168,000
  $11.00.........................         --           5,000
  $12.50.........................         --          50,000
                                     -------         -------
                                     528,500         875,300
                                     =======         =======

     The weighted average remaining contractual life of stock options outstanding as of December 31, 1997, was 9.4 years.

     Pro Forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the period from inception (September 9, 1997) through December 31, 1997: risk-free interest rate of 6%; dividend yield of zero; volatility factor of the expected market price of the Company's common stock of .40; and a weighted-average expected life of the option of 4 years.

     The Black-Scholes option valuation model was developed for us in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss and pro forma basic net loss per share for the period from inception (September 9, 1997) through December 31, 1997 were $(5,070) and $(2.99) per share, respectively.

     During the three months ended March 31, 1998, the Company recorded deferred stock compensation of $821 relating to stock options granted during the period with exercise prices less than the estimated fair value of the Company's common stock on the date of grant. The deferred stock compensation is being amortized into expense over the vesting periods of the stock options which generally range from 1 to 3 years. Compensation expense of $80 was recorded during the three months ended March 31, 1998 relating to these options, and the remaining $741 will be amortized into expense in future periods.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

  Stock Purchase Warrants

     In September 1997, the Company issued a warrant to purchase 200,000 shares of the Company's common stock to the Bank that provided the Line and term loan payable (Notes 5 and 6). The exercise price of the warrant is $.01 per share. The warrant was valued at $382 on its date of issuance using the Black-Scholes pricing model with an assumed stock price volatility of .40, risk-free interest rate of 6.0%, estimated fair value of the common stock of $1.92 per share and an expected life of 7 years. The value assigned to the warrant was reflected as a discount on long-term debt. The discount was fully accreted to interest expense using the straight-line method over the expected term of the debt agreements (approximately three months).

     In connection with their guarantee of certain of the Company's debt obligations (Notes 5 and 6), the Company issued warrants to purchase 841,000 shares of the Company's common stock to certain directors and stockholders of the Company. The exercise price of the warrants is $2.80 per share. The warrants were valued at $328 on their date of issuance using the Black-Scholes pricing model with an assumed stock price volatility of .40, risk-free interest rate of 6.0%, estimated fair value of the common stock of $1.92 per share and expected lives of 3 years. The value assigned to these warrants was fully amortized to interest expense over the expected term of the debt agreements (approximately three months).

     In December 1997, the Company issued to consultants warrants to purchase 15,000 shares of the Company's common stock. Warrants to purchase 10,000 and 5,000 shares of common stock had exercise prices of $5.00 per share and $2.80 per share, respectively.

     In February 1998, the Company granted warrants to an employee to purchase 50,000 shares of the Company's common stock at $2.80 per share. The Company recorded stock compensation expense of approximately $235 relating to these warrants.

  Initial Public Offering

     In December 1997, the Company's board of directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting the Company to sell up to an aggregate of 2,300,000 shares of common stock (including the underwriters' over-allotment option) to the public. Under the terms of the offering currently contemplated, the Preferred Stock will be converted into common stock, prior to or concurrently with the completion of the offering, and the redemption provisions of the common stock issued in connection with the Madera acquisition (Note 2) will expire.

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

10. INCOME TAXES

     The provision (benefit) for income taxes for the periods ended December 31, 1995 and 1996, the nine months ended September 30, 1997 and for the period from inception (September 9, 1997) through December 31, 1997 consists of the following:

                                              PREDECESSORS
                      -------------------------------------------------------------
                                                 FIBRES          THE DISPOSAL GROUP   WASTE CONNECTIONS, INC.
                                           INTERNATIONAL, INC.        COMBINED             CONSOLIDATED
                      THE DISPOSAL GROUP       PERIOD FROM          PERIOD FROM        PERIOD FROM INCEPTION
                           COMBINED          JANUARY 1, 1995      JANUARY 1, 1996       (SEPTEMBER 9, 1997)
                          YEAR ENDED             THROUGH              THROUGH                 THROUGH
                      DECEMBER 31, 1995     NOVEMBER 30, 1995      JULY 31, 1996         DECEMBER 31, 1997
                      ------------------   -------------------   ------------------   -----------------------
Current:
  Federal............       $  --                 $ 29                  $207                   $  38
  State..............          --                   --                    --                      --
Deferred:
  Federal............        (298)                  --                   298                    (370)
  State..............          --                   --                    --                      --
                            -----                 ----                  ----                   -----
                            $(298)                $ 29                  $505                   $(332)
                            =====                 ====                  ====                   =====

     Significant components of the Company's deferred income tax assets and liability were as follows as of December 31, 1996 and 1997:

                                                      PREDECESSORS
                                                        COMBINED      COMPANY
                                                          1996         1997
                                                      ------------    -------
Deferred income tax assets:
  Accounts receivable reserves......................     $   32       $    8
  Amortization......................................         --          290
  Accrued expenses..................................          4           --
  Vacation accrual..................................          2           15
  Net operating losses..............................        208           54
                                                         ------       ------
Total deferred income tax assets....................        246          367
Deferred income tax liability:
  Depreciation......................................         --         (529)
                                                         ------       ------
Net deferred income tax asset (liability)...........        246         (162)
Less valuation allowance............................       (246)          --
                                                         ------       ------
                                                         $   --       $ (162)
                                                         ======       ======

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

     The differences between the Company's provision (benefit) for income taxes as presented in the accompanying statements of operations and benefit for income taxes computed at the federal statutory rate is comprised of the items shown in the following table as a percentage of pre-tax income (loss):

                                                          PREDECESSORS
                         -------------------------------------------------------------------------------
                                                                                         THE DISPOSAL
                                                   FIBRES                                    GROUP
                           THE DISPOSAL      INTERNATIONAL, INC.                           COMBINED
                               GROUP             PERIOD FROM                              PERIOD FROM
                             COMBINED          JANUARY 1, 1995       PREDECESSORS       JANUARY 1, 1996
                            YEAR ENDED             THROUGH          ONE MONTH ENDED         THROUGH
                         DECEMBER 31, 1995    NOVEMBER 30, 1995    DECEMBER 31, 1995     JULY 31, 1996
                         -----------------   -------------------   -----------------   -----------------
Income tax provision
  (benefit) at the
  statutory rate.......        (34.0%)               34.0%                34.0%               34.0%
Effect of valuation
  allowance............            --                   --               (34.0%)             (16.0%)
                              -------              -------              -------            --------
                               (34.0%)               34.0%                   --               18.0%
                              =======              =======              =======            ========

                                                  PREDECESSORS
                                      -------------------------------------
                                                            PREDECESSORS      WASTE CONNECTIONS, INC.
                                                              COMBINED             CONSOLIDATED
                                        PREDECESSORS         NINE MONTHS       PERIOD FROM INCEPTION
                                          COMBINED              ENDED           (SEPTEMBER 9, 1997)
                                        PERIOD ENDED        SEPTEMBER 30,             THROUGH
                                      DECEMBER 31, 1996         1997             DECEMBER 31, 1997
                                      -----------------   -----------------   -----------------------
Income tax benefit at the statutory
  rate..............................        (34.0%)             (34.0%)                (34.0%)
Effect of valuation allowance.......         34.0%               34.0%                     --
Stock compensation expense..........            --                  --                  28.0%
                                          --------            --------               --------
                                                --                  --                  (6.0%)
                                          ========            ========               ========

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

11. NET LOSS PER SHARE INFORMATION

     The following table sets forth the computation of basic net loss per share and pro forma basic net loss per share for the period from inception (September 9, 1997) through December 31, 1997 and the three months ended March 31, 1998:

                                                                          MARCH 31, 1998
                                         DECEMBER 31, 1997     ------------------------------------
                                       ---------------------               (UNAUDITED)
                                                   PRO FORMA                PRO FORMA    PRO FORMA
                                         BASIC       BASIC       BASIC        BASIC       DILUTED
                                       NET LOSS    NET LOSS    NET LOSS    NET INCOME    NET INCOME
                                       PER SHARE   PER SHARE   PER SHARE    PER SHARE    PER SHARE
                                       ---------   ---------   ---------   -----------   ----------
Numerator:
  Net income (loss)..................  $  (5,066)  $  (5,066)  $      35    $      35    $      35
  Redeemable convertible preferred                                                              --
     stock accretion.................       (531)         --        (572)          --
                                       ---------   ---------   ---------    ---------    ---------
                                       $  (5,597)  $  (5,066)  $    (537)   $      35    $      35
                                       =========   =========   =========    =========    =========

Denominator:
  Weighted average common shares                                                         3,311,111
     outstanding.....................  1,872,567   1,872,567   2,311,111    3,311,111
  Dilutive effect of stock options                                                       1,024,306
     and warrants outstanding........         --          --          --           --
  Common shares issuable upon                                                            2,499,998
     conversion of preferred stock...         --   2,499,998          --    2,499,998
                                       ---------   ---------   ---------    ---------    ---------
                                       1,872,567   4,372,565   2,311,111    5,811,109    6,835,415
                                       =========   =========   =========    =========    =========
                                       $   (2.99)  $   (1.16)  $   (0.23)   $    0.01    $    0.01
                                       =========   =========   =========    =========    =========

     As of December 31, 1997, outstanding options to purchase 528,500 shares of common stock (with exercise prices ranging from $2.80 to $10.50), outstanding warrants to purchase 1,056,000 shares of common stock (with exercise prices from $0.01 to $5.00), and the outstanding Redeemable Convertible Preferred Stock could potentially dilute basic earnings per share in the future and have not been included in the computation of diluted net loss per share because to do so would have been antidilutive for the period presented.

12. NEW CREDIT FACILITY

     On January 30, 1998, the Company obtained a new revolving credit facility from BankBoston (the "Credit Facility"). The maximum amount available under the Credit Facility is $25,000 including stand-by letters-of-credit and the borrowings will bear interest at various fixed and/or variable rates at the Company's option. The Credit Facility allows for the Company to issue up to $5,000 in stand-by letters-of-credit. The Credit Facility requires quarterly payments of interest and it matures in January 2001. Borrowings under the Credit Facility are secured by all of the Company's assets. The borrowings are further secured by the shares of the Company's common and preferred stock owned by the Company's President and Chief Executive Officer. The Credit Facility requires the Company to pay an annual commitment fee equal to 0.5% of the unused portion of the Credit Facility. The Credit Facility places certain business, financial and operating restrictions on the

                    WASTE CONNECTIONS, INC. AND PREDECESSORS

                               DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  (INFORMATION RELATING TO MARCH 31, 1998 AND THE THREE MONTHS ENDED MARCH 31,
                          1997 AND 1998 IS UNAUDITED)

Company and it's subsidiaries including among other things, the incurrence of additional indebtedness, investments, acquisitions, asset sales, mergers, dividends, distributions and repurchases and redemptions of capital stock. The Credit Facility also requires that specified financial ratios and balances be maintained. In connection with the Credit Facility the Company granted to an affiliate of BankBoston a warrant to purchase 140,000 shares of the Company's common stock with an exercise price of $2.80 per share and an expiration date of January 29, 2008.

13. RELATED PARTY TRANSACTIONS

     The Company has entered into certain transactions with Continental Paper, LLC ("Continental"), in which the Company delivers to Continental all of the Company's collected recyclable materials in areas in which Continental has processing facilities and Continental pays the Company market rates for the recyclable materials. Certain of the Company's stockholders are the majority owners of Continental. During the period from inception (September 9, 1997) through December 31, 1997, the Company received approximately $223 from Continental in these transactions.

14. UNAUDITED PRO FORMA REDEEMABLE STOCK AND STOCKHOLDERS' EQUITY

     The Company's unaudited pro forma redeemable stock and stockholders' equity as of March 31, 1998, gives effect to the conversion of the Preferred Stock into 2,499,998 shares of common stock. The conversion of the Preferred Stock into common stock will occur prior to or concurrently with the completion of the Company's initial public offering (Note 9). In addition, the redemption provisions of the common stock issued in connection with the Madera acquisition (Note 2) will expire upon completion of the initial public offering.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders
Madera Disposal Systems, Inc.

     We have audited the accompanying balance sheets of Madera Disposal Systems, Inc. as of December 31, 1996 and 1997, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Madera Disposal Systems, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Sacramento, California
February 20, 1998

                         MADERA DISPOSAL SYSTEMS, INC.

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
ASSETS
Current assets:
     Cash and equivalents...................................  $1,064    $1,527
     Accounts receivable, less allowance for doubtful
      accounts of $111 ($90 in 1996)........................     788       691
     Receivables from shareholders..........................     100       113
     Prepaid expenses and other current assets..............     216       214
                                                              ------    ------
     Total current assets...................................   2,168     2,545
Property and equipment, net.................................   3,800     3,636
Assets held for sale........................................      --        77
Other assets................................................      36        39
                                                              ------    ------
                                                              $6,004    $6,297
                                                              ======    ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
     Accounts payable.......................................  $  750    $  644
     Deferred revenue.......................................     208       219
     Accrued liabilities....................................     193       178
     Current portion of capital lease obligations...........     218       274
     Current portion of long-term debt......................     177       288
                                                              ------    ------
Total current liabilities...................................   1,546     1,603
Long-term portion of capital lease obligations..............   1,557     1,565
Long-term debt..............................................     637       329
Commitments and contingencies (Note 4)

Shareholders' equity:

     Common stock: $100 par value; 1,000,000 shares
      authorized; 500 shares issued and outstanding.........      50        50
     Retained earnings......................................   2,214     2,750
                                                              ------    ------
Total shareholders' equity..................................   2,264     2,800
                                                              ------    ------
                                                              $6,004    $6,297
                                                              ======    ======

                            See accompanying notes.

                         MADERA DISPOSAL SYSTEMS, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (IN THOUSANDS)

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1995      1996      1997
                                                              ------    ------    ------
Revenues....................................................  $7,008    $7,770    $7,845
Operating expenses:
     Cost of operations.....................................   5,288     5,512     5,289
     Selling, general and administrative....................     996       969     1,041
     Depreciation and amortization..........................     467       585       627
                                                              ------    ------    ------
Income from operations......................................     257       704       888
Interest expense............................................    (237)     (259)     (280)
Other income, net...........................................      68       113       173
                                                              ------    ------    ------
Net income..................................................      88       558       781
Retained earnings, beginning of year........................   1,863     1,656     2,214
Distributions to shareholders...............................    (295)       --      (245)
                                                              ------    ------    ------
Retained earnings, end of year..............................  $1,656    $2,214    $2,750
                                                              ======    ======    ======
Pro forma income taxes (unaudited -- Note 7)................  $  (30)   $ (208)   $ (295)
                                                              ------    ------    ------
Pro forma net income (unaudited -- Note 7)..................  $   58    $  350    $  486
                                                              ======    ======    ======

                            See accompanying notes.

                         MADERA DISPOSAL SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1995      1996      1997
                                                              -----    ------    ------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  88    $  558    $  781
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    467       585       627
     Gain on sale of property & equipment...................    (13)      (37)      (71)
     Changes in operating assets and liabilities:
       Accounts receivable, net.............................   (252)      (23)       97
       Receivables from shareholders........................    (21)      (33)      (13)
       Prepaid expenses and other assets....................     --       (52)        2
       Other assets.........................................     (2)       (9)       (3)
       Accounts payable.....................................    265       (29)     (106)
       Deferred revenue.....................................      4        16        11
       Accrued liabilities..................................    105        44       (15)
                                                              -----    ------    ------
Net cash provided by operating activities:..................    641     1,020     1,310
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures for property and equipment...........   (274)     (902)     (183)
  Proceeds from sale of assets..............................     13        97       140
                                                              -----    ------    ------
Net cash used in investing activities.......................   (261)     (805)      (43)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................    265       591        --
  Principal payments on long-term debt and capital lease
     obligations............................................   (576)     (351)     (559)
  Cash distributions made to shareholders...................   (295)       --      (245)
                                                              -----    ------    ------
Net cash provided by (used in) financing activities.........   (606)      240      (804)
                                                              -----    ------    ------
Net increase (decrease) in cash and equivalents.............   (226)      455       463
Cash and equivalents:
  Beginning of year.........................................    835       609     1,064
                                                              -----    ------    ------
  End of year...............................................  $ 609    $1,064    $1,527
                                                              =====    ======    ======
SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION AND
  NON-CASH TRANSACTIONS:
Cash paid for interest......................................  $ 237    $  237    $  279
                                                              =====    ======    ======
Capital lease obligations and long-term debt incurred for
  the purchase of property and equipment....................  $ 854    $   --    $  426
                                                              =====    ======    ======

                            See accompanying notes.

                         MADERA DISPOSAL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

 1. ORGANIZATION, BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     Madera Disposal Systems, Inc. ("Madera") is a regional, integrated, non-hazardous solid waste services company that provides collection, transfer disposal and recycling services to residential, commercial and industrial customers. Madera Landfill is contracted by the County of Madera to operate the Fairmead, the North Fork Transfer Station and the materials recovery facility (aka, Mammoth Recycling Facility), all of which are located in the County of Madera, State of California. Madera also holds an exclusive contract with the County of Madera to collect solid waste within the unincorporated areas of the County of Madera. The contracts continue in force and effect until August 2004, and will automatically be extended for one five year period unless Madera is then in material breach or default of its obligations under the materials recovery facility contract. All contracts may be extended for additional periods and upon terms as the County of Madera and Madera may mutually agree upon.

     On November 9, 1993, Madera entered into an agreement with the County of Madera, whereby Madera was to design, permit, finance, construct, equip, staff, operate and maintain a materials recovery facility (the "Facility") at the County's Fairmead Landfill for the purpose of providing the County of Madera with a guaranteed reduction in the quantity of municipal solid waste requiring landfill disposal. The Facility was to be designed, constructed and operated to receive all municipal solid waste from the Cities of Madera and Chowchilla and the unincorporated areas of the County of Madera. It was also to meet the twenty-five percent (25%) waste reduction requirements of Assembly Bill 939 (Chapter 1095 of the Statutes of 1989) for the Cities of Madera and Chowchilla and the County of Madera by January 11, 1995, through the recycling of recovered material, and work toward the waste reduction requirements of fifty percent (50%) that each jurisdiction must achieve by January 1, 2000. The Facility became operational on August 15, 1994.

     The County of Madera will compensate Madera for its capital costs incurred in designing, permitting, financing, constructing and equipping the Facility. These costs were $1,661 and are included in property and equipment in the accompanying balance sheets. The County of Madera will reimburse Madera for the equipment and interest costs over a ten year operational period. The County of Madera will also reimburse Madera for its other operational costs incurred in connection with the staffing, maintaining and operating of the materials recovery facility. All of the aforementioned costs are reimbursed to Madera through receipt of a specified portion of waste disposal fees collected by Madera on behalf of the County of Madera for landfill operations.

     At the termination of the contracts described above, the improvements made by Madera become the sole and exclusive property of the County of Madera, subject only to the County of Madera's continuing obligation to pay or reimburse the Company for any remaining unamortized capital costs of the Facility.

     In 1995, Madera started a new line of business which provided clean-up and waste removal services to residential and commercial construction businesses. Due to continued losses, in July 1997 Madera ceased operations in this line of business. The estimated fair value of the remaining assets of the business is reflected in the accompanying balance sheets as assets held for sale at December 31, 1997. For the years ended December 31, 1995, 1996, and 1997, this business had revenues of $531, $785 and $193, respectively, and had operating losses of $290, $397, and $215, respectively.

                         MADERA DISPOSAL SYSTEMS, INC.

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

     Madera entered into an exclusive franchise agreement with the City of Chowchilla on April 8, 1996, whereby Madera was granted the exclusive right and franchise to collect, haul, and dispose of all solid waste, recyclable solid waste, and green waste within the city limits of the City of Chowchilla. The term of this franchise shall continue in force and effect for a period of seven years, and the City of Chowchilla may renew and extend the franchise for an additional period of five years or more.

SALE OF THE COMPANY

     Effective February 1, 1998, Madera's shareholders entered into an agreement to sell their stock to Waste Connections, Inc. ("WCI") for cash and stock in WCI.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

     Madera considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject Madera to concentrations of credit risks consist primarily of accounts receivable. Credit risk on accounts receivable is minimized as a result of the large and diverse nature of Madera's customer base. Madera maintains an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Improvements or betterments which significantly extend the life of an asset are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains and losses resulting from property disposals are included in other income (expense). Depreciation is computed using the straight-line method over the estimated useful lives of the assets or lease term, whichever is shorter.

     The estimated useful lives are as follows:

Machinery and equipment...............................   6 - 10 years
Leasehold improvements................................  10 - 40 years
Furniture and fixtures................................   6 - 10 years

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and equivalents approximate their fair values as of December 31, 1996 and 1997. The carrying values of the long-term debt and capital lease obligations (Notes 3

                         MADERA DISPOSAL SYSTEMS, INC.

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

and 4) approximate their fair values as of December 31, 1996 and 1997, based on current incremental borrowing rates for similar types of borrowing arrangements.

REVENUE RECOGNITION

     Madera recognizes revenues as services are provided. Certain customers are billed in advance and, accordingly, recognition of the related revenues is deferred until the services are provided.

INCOME TAXES

     Madera operates under Subchapter S of the Internal Revenue Code for federal and state income tax reporting purposes. Consequently, all of the income tax attributes and liabilities of the Madera's operations flow through to the individual shareholders.

CLOSURE AND POST-CLOSURE COSTS

     Under regulations pursuant to which the permit for the Fairmead Landfill was issued, Madera and Madera County, as operator and owner, respectively, are jointly liable for closure and post-closure liabilities with respect to the landfill. Madera has not accrued for such liabilities because Madera County, as required by state law, has established a special fund, into which a designated portion of tipping fee surcharges are deposited, to pay such liabilities. Consequently, management of Madera does not believe Madera has any financial obligation for closure and post-closure costs for the Fairmead Landfill as of December 31, 1997.

 2. PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1996 and 1997 consists of the following:

                                                               1996      1997
                                                              ------    ------
Machinery and equipment.....................................  $5,480    $5,777
Leasehold improvements......................................     498       500
Furniture and fixtures......................................     137       133
                                                              ------    ------
                                                               6,115     6,410
Less accumulated depreciation and amortization..............   2,315     2,774
                                                              ------    ------
                                                              $3,800    $3,636
                                                              ======    ======

                         MADERA DISPOSAL SYSTEMS, INC.

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

 3. LONG-TERM DEBT

     Long-term debt as of December 31, 1996 and 1997 consists of the following:

                                                              1996    1997
                                                              ----    ----
Equipment financing notes payable bearing interest at
various fixed and variable rates (ranging from 6.0% to 12.9%
at December 31, 1997); monthly payments of principal and
interest aggregating $16; maturing at various dates through
August 31, 2001; secured by equipment with net book values
aggregating $522 as of December 31, 1997....................  $664    $467
Notes payable to related parties bearing interest at 10.0%;
monthly payments of interest; maturing December 1, 1998.....   150     150
                                                              ----    ----
                                                               814     617
Less: Current portion.......................................   177     288
                                                              ----    ----
Long-term debt..............................................  $637    $329
                                                              ====    ====

     One of the equipment financing notes, with an outstanding balance of $236 as of December 31, 1997, contains certain restrictive covenants, which among other things require that specified financial balances and ratios be maintained, restrict the payment of dividends and prohibit the incurrence of additional indebtedness. As of December 31, 1997, Madera was in compliance with the covenants.

     As of December 31, 1997, aggregate contractual future principal payments by calendar year on long-term debt are due as follows:

1998........................................................  $288
1999........................................................   149
2000........................................................   122
2001........................................................    58
                                                              ----
                                                              $617
                                                              ====

 4. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

  Capital Leases

     Madera leases certain equipment under capital leases. As of December 31, 1996 and 1997, the following amounts are included in property and equipment as assets under these capital leases:

                                                            1996      1997
                                                           ------    ------
Cost.....................................................  $2,235    $2,605
Less: accumulated amortization...........................     527       780
                                                           ------    ------
Net assets under capital leases..........................  $1,708    $1,825
                                                           ======    ======

                         MADERA DISPOSAL SYSTEMS, INC.

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

     The future minimum lease payments under these capital leases along with the present value of the minimum lease payments as of December 31, 1997 are as follows:

                   MINIMUM LEASE PAYMENTS
                  YEAR ENDING DECEMBER 31:
                  ------------------------
          1998..............................................  $  448
          1999..............................................     489
          2000..............................................     427
          2001..............................................     352
          2002..............................................     294
          Thereafter........................................     494
                                                              ------
Total minimum lease payments................................   2,504
Less amount representing interest...........................     665
                                                              ------
Present value of minimum lease payments.....................   1,839
Less current portion........................................     274
                                                              ------
Long-term portion...........................................  $1,565
                                                              ======

OPERATING LEASES

     Madera leases its facilities and certain equipment under cancelable operating leases for periods of one year or less. Rent expense under all operating leases during the years ended December 31, 1995, 1996 and 1997 amounted to $47, $41 and $33, respectively.

PERFORMANCE BONDS AND LETTERS OF CREDIT

     Municipal solid waste collection contracts may require performance bonds to secure contractual performance. As of December 31, 1997, Madera had provided customers and various regulatory authorities with bonds of approximately $200 to secure its obligations. If Madera were unable to obtain surety bonds in sufficient amounts or at acceptable rates, it could be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

ENVIRONMENTAL RISKS

     Madera is subject to liability for any environmental damage that its solid waste facilities may cause to neighboring landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the acquisition of such facilities by Madera. Madera may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by Madera or its predecessors. Any substantial liability for environmental damage incurred by Madera could have a material adverse effect on Madera's financial condition, results of operations or cash flows.

LEGAL PROCEEDINGS

     In the normal course of its business and as a result of the extensive governmental regulation of the solid waste industry, Madera may periodically become subject to various judicial and administrative proceeding involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on Madera or to revoke or deny renewal of an operating permit held by Madera. From time to time Madera may also be subject to actions brought by citizens' groups or adjacent landowners in connection with the permitting and licensing of landfills and transfer

                         MADERA DISPOSAL SYSTEMS, INC.

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

stations, or alleging environmental damage or violations of the permits and licenses pursuant to which Madera operates.

     In addition, Madera may become party to various claims and suits pending for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of the waste management business. However, as of December 31, 1997, there is no current proceeding or litigation involving Madera that Madera believes will have a material adverse impact on Madera's business, financial condition, results of operations or cash flows.

5. RELATED PARTY TRANSACTIONS

     Madera performs repair services on equipment owned and operated by shareholders of Madera. Revenues relating to these activities were $41, $60 and $51 for the years ended December 31, 1995, 1996 and 1997, respectively. As of December 31, 1996 and 1997, Madera has receivables of $100 and $113, respectively, relating to these activities.

6. 401(K) PLAN

     Madera has a voluntary savings and investment plan (the "401(k) Plan"). The 401(k) Plan is available to all eligible employees of Madera. Under the 401(k) Plan Madera is required to match 100% of employees' contributions up to a maximum of 3% of the employees' wages. During the years ended December 31, 1995, 1996 and 1997, Madera's 401(k) Plan expenses were approximately $78, $107 and $108, respectively.

7. PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

     The following unaudited pro forma information reflects income tax expense (benefit) as if Madera had been subject to federal and state income taxes:

                                                       YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                       1995      1996      1997
                                                      ------    ------    ------
Current:
  Federal...........................................   $(16)     $(19)     $197
  State.............................................     --        12        57
Deferred:
  Federal...........................................     32       188        33
  State.............................................     14        27         8
                                                       ----      ----      ----
Pro forma income taxes..............................   $ 30      $208      $295
                                                       ====      ====      ====

     The pro forma provisions for income taxes for the years ended December 31, 1995, 1996 and 1997 differ from the amounts computed by applying the applicable statutory federal income tax rate (34%) to income before income taxes due to state franchise taxes, certain non-deductible expenses and refundable tax credits.

     Madera's pro forma deferred income tax asset of approximately $20 and $54 at December 31, 1996 and 1997, respectively, relates principally to differences in the recognition of bad debt expenses, state franchise taxes and certain other temporary differences. Madera also has pro forma deferred tax liabilities at December 31, 1996 and 1997 of approximately $534 and $570, respectively, which relate to differences between tax and financial methods of depreciation.

8. SUBSEQUENT EVENTS

     On January 12, 1998, Madera distributed $131 to its shareholders.

======================================================
  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................     3
Risk Factors.........................     8
Use of Proceeds......................    17
Dividend Policy......................    17
Capitalization.......................    18
Dilution.............................    19
Selected Historical and Pro Forma
  Financial and Operating Data.......    20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    23
Business.............................    33
Management...........................    49
Certain Transactions.................    55
Principal Stockholders...............    57
Description of Capital Stock.........    59
Shares Eligible for Future Sale......    63
Underwriting.........................    65
Legal Matters........................    66
Experts..............................    66
Available Information................    66
Index to Financial Statements........   F-1
-------------------------------------------
  UNTIL JUNE 16, 1998 (25 DAYS AFTER THE
DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK
OFFERED HEREBY, WHETHER OR NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY BE
REQUIRED TO DELIVER A PROSPECTUS. THIS IS
IN ADDITION TO THE OBLIGATION OF DEALERS TO
DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
===========================================

======================================================

                                2,000,000 SHARES

                                      LOGO
                                  COMMON STOCK

                              -------------------
                                   PROSPECTUS
                              -------------------

                                 BT ALEX. BROWN

                                CIBC OPPENHEIMER
                                  MAY 22, 1998
======================================================